   As filed with the Securities and Exchange Commission on December 22, 1999
                                                 Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              DEMANDSTAR.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)

            FLORIDA                            7374                          59-3464781
(State or Other Jurisdiction of         (Primary Standard                 (I.R.S. Employer
 Incorporation or Organization)        Classification Code)            Identification Number)

                          1551 SANDSPUR ROAD, SUITE B
                            MAITLAND, FLORIDA 32751
                                 (407) 975-0000
               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                  O. F. RAMOS
                            CHIEF EXECUTIVE OFFICER
                          1551 SANDSPUR ROAD, SUITE B
                            MAITLAND, FLORIDA 32751
                                 (407) 975-0000
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------

                                   COPIES TO:

                            RANDOLPH H. FIELDS, ESQ.
                            GREENBERG TRAURIG, P.A.
                      111 NORTH ORANGE AVENUE, 20TH FLOOR
                             ORLANDO, FLORIDA 32801
                          TELEPHONE NO. (407) 420-1000
                          FACSIMILE NO. (407) 420-5909
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
          TITLE OF EACH CLASS                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
          OF SECURITIES TO BE               AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING      REGISTRATION
              REGISTERED                     REGISTERED              SHARE                PRICE                 FEE
---------------------------------------------------------------------------------------------------------------------------
Rights to purchase shares of common
stock, par value $.0001 per share(1)...      19,225,883               --                   --                  --(2)
---------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.0001 per
  share, to be issued pursuant to
  exercise of the rights...............     19,225,883(3)            $1.00             $19,225,883           $5,076(4)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

    (1) DemandStar.com, Inc. is granting, at no cost, non-transferable subscription rights to subscribe for and purchase shares of common stock of DemandStar.com, Inc.
    (2) Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the common stock of DemandStar.com, Inc. underlying the rights.
    (3) Represents shares of common stock of DemandStar.com, Inc. issuable pursuant to the exercise of the rights.
    (4) The registration fee is calculated pursuant to Rule 457(i).
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL OR DISTRIBUTE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2000

                                   PROSPECTUS
--------------------------------------------------------------------------------

                                     [LOGO]

                              DEMANDSTAR.COM, INC.

                  (19,225,883 RIGHTS TO PURCHASE COMMON STOCK)
                       19,225,883 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

    DemandStar.com, Inc. ("DSI") is an early-stage company that provides Internet-based procurement systems for governmental agencies. We are a wholly-owned subsidiary of H.T.E., Inc. ("HTE"). HTE's common stock is traded on the Nasdaq National Market System as "HTEI". We are providing this prospectus
to: persons who owned shares of HTE common stock on              , 2000 (the
record date which will be determined in 2000), persons who held HTE stock options on December 16, 1999 and who are also employees or directors of HTE (or a wholly-owned subsidiary) as of five days prior to the effective date of this prospectus, and persons who are employees of HTE (or a wholly-owned subsidiary) as of five days prior to the effective date of this prospectus. The prospectus relates to the following securities:

    - subscription rights to purchase at a cash price of $1.00 per share up to an aggregate of 19,225,883 shares of DSI common stock; and

    - the 19,225,883 shares of DSI common stock that are purchasable pursuant to the exercise of the subscription rights.

                                                  ESTIMATED SOLICITING         MAXIMUM PROCEEDS
                          PRICE TO THE PUBLIC   AGENT AND DEALER FEES(1)   BEFORE OFFERING EXPENSES
                          -------------------   ------------------------   ------------------------
Subscription Price......      $      1.00               $    .05                 $       .95
Total Minimum...........      $ 1,201,223(2)                 -0-(3)              $ 1,201,223
Total Maximum...........      $19,225,883               $901,233                 $18,324,650

-------------------------

(1) DSI may engage the services of a qualified licensed dealer to act as a soliciting/selling agent and, in such case, will pay such soliciting agent up to 5% of the aggregate subscription price of any shares sold by such soliciting agent.

(2) This minimum amount represents the shares our officers and directors have committed to acquire based on (a) their ownership of HTE shares and options, and (b) 300,000 additional DSI shares they have committed to acquire from unsubscribed rights available at the closing of the rights offering.

(3) No soliciting agent or dealer fees will be paid on shares purchased by directors and executive officers of HTE.

    Prior to the rights offering, neither the rights nor our common stock has been listed on any stock exchange or Nasdaq. We intend to apply for quotation of our common stock on the Nasdaq SmallCap Market under a symbol to be determined. The rights are only transferable to immediate family members (spouses and lineal descendants only) of the rights holder and, therefore, will not be listed on the Nasdaq SmallCap Market or a national securities exchange.

    The rights will expire at 5:00 p.m., Eastern Standard Time, on            ,
2000, unless extended or terminated by us in our sole discretion. In no event
shall we extend the rights offering past            , 2000. All proceeds from
exercised rights will be held in escrow by Continental Stock Transfer & Trust Company pending the termination or closing of the rights offering.

     INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
Forward-Looking Statements............   22
The Offering..........................   23
Use of Proceeds.......................   31
Dividend Policy.......................   32
Dilution..............................   33
Capitalization........................   34
Selected Financial Data...............   35
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   36

                                        PAGE
                                        ----
Business..............................   40
Management............................   52
Executive Compensation................   55
Certain Relationships and Related
  Party Transactions..................   63
Security Ownership of DSI.............   67
Description of Securities.............   67
Shares Eligible for Future Sale.......   77
Federal Income Tax Consequences.......   78
Legal Matters.........................   81
Available Information.................   81
Index To Financial Statements.........  F-1

                           -------------------------

     Our principal executive offices are located at 1551 Sandspur Road, Suite B, Maitland, Florida 32751, and our telephone number is (407) 975-0000. Our World Wide Web site is www.demandstar.com. The information in the Web site is not incorporated by reference into this prospectus.

     You should rely only on the information contained in this prospectus, the related registration statement and any documents incorporated by reference into the registration statement. DSI has not authorized any dealer, broker, salesperson any other individual to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it as having been authorized by DSI. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus. DSI is not making an offer to sell these securities, or soliciting an offer to buy, in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of the prospectus.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information appearing elsewhere in this prospectus. Except as otherwise noted, all information in this prospectus reflects: (1) the adoption and filing by DSI of the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws described in this prospectus; and (2) a 1,250-for-one share split of DSI common stock effected in December 1999.

BUSINESS OF DSI

     DSI is a provider of Internet-based procurement systems for governmental agencies. Our procurement systems enable governments to purchase goods and services more efficiently and at lower administrative costs while at the same time providing valuable services to businesses selling to government agencies.

OUR BUSINESS MODEL

     Our services are provided at no cost to participating governmental agencies. Businesses that provide goods and services to agencies enrolled in our program are provided the opportunity to register with us as registered vendors for an annual fee. Our services currently include:

     - Vendor database consolidation and management

     - Notification, by e-mail and/or fax, of bid/RFP opportunities to registered vendors

     - Web site development, maintenance and hosting

     - Web-enabled database of all procurement information from participating agencies

     - Document production and distribution services

     Our Internet-based products and services offer governmental agencies and their vendors the opportunity to more efficiently and seamlessly communicate information regarding bids, goods and services. By using our Internet-based solutions, government agencies are able to save administrative costs in bid notification and follow-up. Governmental agencies are also able to "piggy-back" on other agency's contracts more easily since they are able to search our sites for information about other existing contracts for similar goods and services. Further, DSI is able to provide governmental agencies with a larger vendor database from which to comparison shop and order goods and services for which they are not required to obtain bids. Similarly, vendors are able to save time and expense by registering with DSI only once for multiple agencies. Registered vendors receive "real time" bid notifications and are able to immediately download the bid request or request for proposal (RFP), at any time of day. Marketing efforts have been primarily focused in Florida and to date have over two dozen contracts with agencies representing various cities, counties, school districts, utility districts and aviation authorities primarily in Florida. We are currently negotiating contracts with agencies in other states.

OUR GROWTH STRATEGY

     Many governmental agencies have recognized the need to develop a presence on the Internet but have not had the resources to do so due to budgetary constraints. Our solution addresses those budgetary concerns and is successfully serving the procurement systems needs of over two dozen agencies. In order to take advantage of our market opportunity, we plan to use proceeds from initial funding from HTE and the investors who exercise their rights under this offering to expand our marketing and sales efforts to other geographical locations throughout the United States.

CORPORATE INFORMATION

     We were formed as "HTE-IOD, Inc.," a Florida corporation, on June 1, 1999. On June 18, 1999, we acquired the business and certain net assets of Information On Demand, Inc., a Florida corporation formed in June 1997 (the "Predecessor"). In connection with that acquisition, we changed our name to "Information On Demand, Inc." On December 21, 1999, we changed our name to "DemandStar.com, Inc." Our executive offices are located at 1551 Sandspur Road, Suite B, Maitland, Florida 32751, and our telephone number is (407) 975-0000. Our World Wide Web site is located at http://www.demandstar.com. Information contained in our web site shall not be deemed to be part of this prospectus.

     In this prospectus, the terms "DSI," "we," "us," and "our" refer to DemandStar.com, Inc.

RISK FACTORS

     We are operating in a new industry and our business and this offering involves a high degree of risk. You should consider the risks of investing in our common stock, as more fully described under "Risk Factors."

RELATIONSHIP BETWEEN HTE AND DSI

     Prior to the closing of the rights offering, HTE will contribute $1,000,000 to DSI to fund the costs of this rights offering, anticipated DSI operating losses and for general corporate purposes. In exchange for this investment, DSI will issue to HTE 500,000 shares of Series A preferred stock and an option to purchase an additional 250,000 shares of Series A preferred stock at an aggregate purchase price of $500,000.

     Immediately following the closing of the rights offering, HTE will likely maintain effective control over our management and policies and substantially all matters submitted to our shareholders for consideration, including the election of directors and all proposals for merger, liquidation, sale of substantially all of our assets and charter amendments. The terms of the Series A preferred stock held by HTE most likely will allow HTE to continue to effectively control the vote on almost all shareholder votes for the foreseeable future, without taking into account any shares of common stock which HTE may hold.

     Certain officers of HTE are officers of DSI. In addition, the boards of directors of DSI and HTE are identical, with the exception of one HTE board member, Joseph Loughry, who does not serve on the DSI board.

CONTRACTUAL ARRANGEMENTS

     Prior to the closing of the rights offering, we will enter into a services agreement with HTE under which HTE will provide us with general management and administrative services and we will provide HTE with certain technical, creative and administrative services. The services agreement will also provide that each party will bill the other one for services based on an estimated cost basis. The services agreement will permit termination upon 120 days notice from either party. Prior to the closing of the rights offering, we will also enter into a tax sharing and indemnity agreement with HTE. On December 21, 1999, DSI and HTE entered into an investment and distribution agreement with respect to HTE's $1,000,000 capital contribution to DSI in exchange for Series A preferred stock, and a registration rights agreement providing HTE certain demand and piggy-back registration rights with respect to the DSI common stock. In addition, on December 21, 1999, DSI, HTE and certain officers and directors of DSI entered into a Conditional Series B Stock Purchase Agreement whereby HTE and certain officers and directors of DSI agreed, under certain conditions, to contribute $2,000,000 to DSI in exchange for Series B preferred stock.

THE OFFERING

Description of the Rights
Offering.....................   Each holder of shares of HTE common stock on
                                            , 2000 (the record date which will
                                be determined in 2000) will receive one right for every share of HTE common stock owned on that date. In addition, each person who held HTE stock options as of December 16, 1999 (pursuant to an HTE stock option agreement), and who is also an employee or director of HTE (or a wholly-owned subsidiary) as of five days prior to the effective date of this prospectus, will receive (i) one right for each share that he has such a vested option to acquire, and (ii) with respect to each share that he has such an unvested option to acquire, three-quarters of a right and an option to purchase one-quarter of a share of DSI common stock, which DSI option shall have the same terms and shall vest on the same schedule as set forth in his HTE stock option agreement. Further, each person who is an employee of HTE (or a wholly-owned subsidiary) as of five days prior to the effective date of this prospectus will receive 200 rights. Each right carries a basic subscription privilege which entitles the holder to purchase one share of DSI common stock. We will be offering up to 19,225,883 shares in the aggregate. The right must be exercised as to whole shares. No fractional rights or shares will be issued.

Subscription Price...........   The subscription price per share of DSI common
                                stock will be $1.00 per share.

Exercise Period..............   The rights will only be exercisable, in whole or
                                in part, from the period beginning on
                                , 2000 and ending on           , 2000, at 5:00
                                p.m., Eastern Standard Time, unless extended by
                                us in our sole discretion. In no event will we
                                extend the exercise period beyond 5:00 p.m.,
                                Eastern Standard Time,           , 2000.

How Rights Will be
Evidenced....................   Each holder will receive a certificate
                                representing his rights.

Minimum Offering.............   Certain officers and directors of DSI have
                                committed to subscribe for an aggregate of 901,223 shares, representing the number of rights to which they are entitled under this rights offering and to subscribe for a maximum aggregate of 300,000 additional shares from the pool of unsubscribed rights available, if any, on the closing of the rights offering. See "The
                                Offering."

Purchase of Unsubscribed
Shares.......................   In the event that not all of the rights are
                                exercised during the rights offering, we will offer, for a period of up to 90 days from the closing of the rights offering, the balance of the unsubscribed shares to persons selected by us who may or may not have a relationship with DSI or HTE. In addition, any soliciting agent we engage may offer all other unsubscribed shares to persons selected by DSI. These offers may only be made during the rights offering and accepted by us if shares are available as of the close of the rights offering. All offers of unsubscribed shares during the offering will be made at a price of $1.00 per share.

Number of Shares of Common
Stock to be Outstanding After
the Offering.................   Immediately following this offering, depending
                                on the number of shares purchased, we will have outstanding between 2,451,223 and 20,475,883 shares of common stock. Immediately prior to the closing of the rights offering, we will also have reserved 4,000,000 shares of common stock for the grant of options and other awards under our 1999 Employee Incentive Compensation Plan, of which we will have outstanding options for the purchase of 1,650,000 shares in the aggregate at an exercise price of $1.00 per share. Immediately prior to the closing of the rights offering, we will also have 1,000,000 shares of common stock reserved for issuance upon the exercise of warrants with an exercise price of $2.00 per share and 750,000 shares of common stock reserved for issuance upon the conversion of the Series A preferred stock (and the conversion of the Series A preferred stock which HTE has an option to acquire).

Use of Proceeds..............   Fund anticipated operating losses and for other
                                general corporate purposes.

HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following summary financial data should be read in conjunction with DSI's financial statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information as of October 31, 1999, and for the period from June 18, 1999, to October 31, 1999, reflects the financial position and results of operations of DSI. The financial information for the year ended December 31, 1998, and for the period from January 1, 1999, to June 17, 1999, reflects the financial position and results of operations of the Predecessor. The pro forma financial information is derived from the October 31, 1999, audited balance sheet of DSI, as adjusted for HTE's $1,500,000 investment (assuming exercise of its option to purchase an additional 250,000 shares of Series A preferred stock) and as further adjusted for either (1) the minimum purchase of shares by certain DSI officers and directors for a total of 1,201,223 purchased shares and the purchase of the Series B preferred stock or
(2) the maximum purchase of 19,225,883 shares. The following summary financial information below has been derived from and are qualified by reference to DSI's and the Predecessor's financial statements audited by Arthur Andersen LLP, independent certified public accountants, included elsewhere herein.

                                   INFORMATION ON DEMAND, INC.
                                          (PREDECESSOR)                 DEMANDSTAR.COM, INC.
                             ----------------------------------------   --------------------
                                FOR THE YEAR      FOR THE PERIOD FROM   FOR THE PERIOD FROM
                             ENDED DECEMBER 31,   JANUARY 1, 1999 TO      JUNE 18, 1999 TO
                                    1998             JUNE 17, 1999        OCTOBER 31, 1999
                             ------------------   -------------------   --------------------
STATEMENT OF OPERATIONS
DATA:
Revenue....................      $  33,718             $ 132,135             $  128,583
Operating loss.............       (274,383)             (266,140)              (571,567)
Net loss...................       (274,383)             (266,140)              (585,667)
Net loss per share.........                                                  $    (0.47)
Weighted average number of
  common shares
  outstanding..............                                                   1,250,000

                                                            OCTOBER 31, 1999
                                              --------------------------------------------
                                                                      PRO FORMA
                                                           -------------------------------
                                                             AS ADJUSTED      AS ADJUSTED
                                                ACTUAL        MINIMUM(1)       MAXIMUM(1)
                                              ----------   ----------------   ------------
BALANCE SHEET DATA:
Cash........................................  $   41,253      $4,742,476      $ 20,767,136
Working capital (deficit)...................    (370,429)      4,330,794        20,355,454
Total assets................................   1,169,805       5,871,028        21,895,688
Note payable to HTE.........................     737,075         737,075           737,075
Series B preferred stock....................          --       2,000,000                --
Total shareholders' equity..................     214,333       2,915,556        20,940,216

---------------

(1) Excludes the impact of solicitation fees and other offering expenses.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

RISKS PARTICULAR TO DEMANDSTAR.COM, INC.

WE ANTICIPATE INCURRING SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE. OUR AUDITORS HAVE QUALIFIED THEIR REPORT ON OUR FINANCIAL STATEMENTS WITH RESPECT TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     As noted in the Report of Independent Certified Public Accountants, we have experienced significant operating losses and an accumulated deficit which raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. To date, we have not been profitable. We may never be profitable or, if we become profitable, we may be unable to sustain profitability. We have incurred significant losses since inception. Together with our Predecessor, we reported a total net loss of $851,807 for the ten months ended October 31, 1999. We expect to continue to incur significant losses for the foreseeable future. As of October 31, 1999, our accumulated deficit was $585,667. Our limited operating history makes predicting our future operating results, including operating expenses, difficult. Our revenues may not grow or may not even continue at their current level. We are conducting this offering to raise the cash to fund current and anticipated losses in the future. To the extent we are unable to raise sufficient cash from this offering, our business, operations and financial condition will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT MAY BE DIFFICULT TO EVALUATE OUR EVOLVING BUSINESS.

     We only have a limited operating history on which to base an evaluation of our business and prospects. You must consider our business in the light of the risks, expenses and problems frequently encountered by companies like us. Currently, our revenues are primarily generated from the sales of subscriptions to vendors seeking procurement data from governments. We anticipate expanding the number of governments and vendors using our system. There is no assurance that we can successfully administer or attain profitability in this expansion process. Also our revenue model is evolving. In the future we intend to generate additional revenues by administrating commerce between vendors using our governmental networks. We may not be able to expand our revenues. If we do not, our business, financial condition and operating results will be materially adversely affected.

WE EXPECT OUR OPERATING EXPENSES TO INCREASE.

     Some of our expenses are fixed, including non-cancelable agreements, equipment leases and real estate leases. If our revenues do not increase, we may not be able to compensate by reducing expenses in a timely manner. In addition, we plan to increase significantly our operating expenses to:

     - increase our sales and marketing operations;

     - broaden our customer support capabilities; and

     - develop new and enhanced products and services.

Expenses may also increase due to the potential impact of goodwill and other charges resulting from completed and future acquisitions.

     Additionally, leading Web sites, browser providers and other Internet distribution channels may begin to charge us to provide access to our products and services. If any of these expenses are not accompanied by increased revenues, our business, financial condition and operating results would be materially adversely affected.

WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY WHICH COULD CAUSE OUR BUSINESS AND OPERATING RESULTS TO SUFFER.

     Our growth rate may increase rapidly in response to the acceptance of our products and services under new or existing government contracts. This growth will place a substantial strain on our limited management, operational and financial resources and systems. To integrate our operations and to manage the growth of our operations will require the development and implementation of our operational and financial systems, procedures and controls and training, managing and expansion of our employee base. Our management will also be required to establish and maintain relationships with customers and strategic partners and to maintain control over our strategic direction in a rapidly changing environment. We cannot provide any assurance that we will be able to effectively manage the expansion of our operations or that the systems we develop and implement or procedures or controls that we adopt will be adequate to support the rapid execution necessary to exploit fully the market opportunity we have identified. If we do not manage our growth effectively, our business and operating results will suffer.

BECAUSE WE HAVE SERVICE CONTRACTS WITH A LIMITED NUMBER OF GOVERNMENTAL BODIES, THE TERMINATION OF ANY OF THESE CONTRACTS MAY HARM OUR BUSINESS.

     Currently, we have contracts with over two dozen governmental entities. These contracts have terms ranging from one to three years. Contracts are cancelable by either party upon 30 days' notice. The decision by one or more governments not to renew an existing contract or any termination of one or more of these contracts will result in significant revenue shortfalls. If these revenue shortfalls occur, our business and financial condition would be harmed. We cannot be certain if, when or to what extent governments might fail to renew or terminate any or all of their contracts with us.

WE MAY BE UNABLE TO OBTAIN FUTURE CONTRACTS THROUGH THE REQUEST FOR PROPOSAL PROCESS.

     Once a government decides to utilize our services it often involves a selection process that operates under special rules that apply to government purchasing. These rules typically require open bidding by possible service providers like us against a list of requirements established by governments under existing or specially-created procedures. To respond successfully to these requests for proposals, commonly known as RFPs, we must estimate the time and costs required to establish operations for the proposed client and the likely terms of any other proposals submitted. We also must assemble and submit a large volume of information within the strict time schedule mandated by an RFP. Whether or not we are able to respond successfully to RFPs in the future will significantly impact our business. We cannot guarantee that we will win any bids in the future through the RFP process, or that any winning bids will ultimately result in contracts. Our business, financial condition and operating results would be harmed if we fail to obtain profitable future contracts through the RFP process.

IF DEMAND FOR OUR SINGLE CORE SERVICE WERE TO WEAKEN, OUR BUSINESS AND FINANCIAL CONDITION WOULD BE HARMED.

     We obtain substantially all of our revenues from a single core service. Subscription-based fees charged for access to governmental procurement information accounted for approximately 84% of our revenues for the ten months ended October 31, 1999, and are expected to continue to account for a significant portion of our revenue in the near future. Regulatory changes or the development of alternative information sources could materially reduce our revenues from this core service.

BECAUSE WE RELY ON A CONTRACTUAL BIDDING PROCESS WHOSE PARAMETERS ARE ESTABLISHED BY GOVERNMENTS, THE LENGTH OF OUR SALES CYCLES IS UNCERTAIN AND CAN LEAD TO REVENUE SHORTFALLS.

     Our having reliance on a bidding process to initiate new projects, the parameters of which are established by governments, results in uncertainty in our sales cycles because the duration and the procedures for each bidding process vary significantly according to each government entity's policies and procedures. The time between the date of initial contact with a government for a bid and the award of the bid may range from as little as 30 days to up to 180 days. The bidding process is subject to factors over which we have little or no control, including:

     - political acceptance of the concept of government agencies contracting with third parties to distribute public information, which has been offered traditionally only by the government agencies often without charge;

     - the internal review process by the government agencies for bid acceptance;

     - the need to reach a political accommodation among various interest groups;

     - changes to the bidding procedure by the government agencies;

     - changes to state legislation authorizing government's contracting with third parties to distribute public information;

     - changes in government administrations;

     - the budgetary restrictions of government entities;

     - the competition generated by the bidding process; and

     - the possibility of cancellation or delay by the government entities.

     Any delay in the bidding process, changes to the bidding practices and policies, the failure to receive the bid or the failure to execute a contract may disrupt our financial results for a particular period and harm our business and financial condition.

OUR CONTRACTS WITH GOVERNMENTAL ENTITIES COULD BE VOIDED.

     Our competitors or other third parties could bring lawsuits, seek legislation or in other ways attempt to have our contracts voided, which would harm our business, results of operations and financial condition.

ENTRANCE OF POTENTIAL COMPETITORS INTO THE MARKETPLACE COULD HARM OUR ABILITY TO MAINTAIN OR IMPROVE OUR POSITION IN THE MARKET.

     The market for online information services is rapidly evolving and intensely competitive, with few barriers to entry. Many companies exist that provide one or more parts of the products and services we offer. Companies that have expertise in marketing and providing technical services to government entities may begin to compete, or may intensify their current competition, with us by further developing their services and increasing their focus on this piece of their business and market share. In addition, companies specializing in business-to-business purchasing services may enter the government market and companies providing general Internet business solutions to businesses may also target governments in order to enable such governments to eliminate or reduce the need to outsource their purchasing requirements. Examples of our current and potential competitors are as follows:

     - System integrators and enterprise resource planning companies, including American Management Systems, SAP, Oracle and PeopleSoft;

     - Traditional government software solution providers (who also compete with HTE), including J.D. Edwards, SCT and Tyler;

     - Traditional and Internet consulting companies, including Andersen Consulting, IBM, USWeb, Razorfish, eForce, Viant, AppNet and Sapient;

     - Internet companies specializing in maintenance, repair and operations and catalog purchasing, including Trilogy, Procurenet, Agentics, MRO.com, Concur, Commerce One, PurchasePro, Ariba and Buysense.com (a joint venture of Ariba and AMS, Inc.);

     - Companies that set up Internet community sites and exchanges, including VerticalNet, Tradex and fastxchange;

     - Companies that publish catalogs and bids, including Thomas Publishing, Ziff-Davis and F.W. Dodge Division of McGraw-Hill;

     - Companies that set up specialized and generalized RFP/RFQ sites, including InternetRFP, Governmentbids.com, RapidRegistration, Govcon.com, BidSite, Bidnet, Compnet, Worldbid, RFQdata, Wiznet and Powersourcing; and

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

     - Smaller and regional software and/or consulting companies that may have existing relationships with local governments.

     Many of our existing and potential competitors are national or international in scope, may have greater resources, and may devote a significantly greater amount of resources to development of their products and services than we do. These resources could enable our competitors to initiate price cuts or take other measures in an effort to gain market share. Additionally, in some geographic areas, we may face competition from smaller consulting firms with established reputations and political relationships with potential government clients. There can be no assurances that we will be able to successfully compete with new or existing competitors. If we do not compete effectively or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business and financial condition may be harmed.

THE UNPREDICTABILITY OF OUR QUARTER-TO-QUARTER RESULTS MAY HARM THE TRADING PRICE OF OUR COMMON STOCK.

     Our future revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control, and any of which may harm our business. These factors include:

     - the commencement, completion or termination of contracts during any particular quarter;

     - the introduction of new electronic government products and services by us or our competitors;

     - technical difficulties or system downtime affecting the Internet generally or the operation of our electronic government products and services; and

     - the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and infrastructure.

Due to the factors noted above, our revenues in a particular quarter may be lower than we anticipate and if we are unable to reduce spending in that quarter, our operating results for that quarter may be harmed. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

WE MAY LOSE THE RIGHT TO THE CONTENT DISTRIBUTED BY US, WHICH IS PROVIDED TO US ENTIRELY BY GOVERNMENT ENTITIES.

     We do not own or create the governmental content distributed to our vendors. We depend on the governments with which we contract to supply information and data feeds to us on a timely basis to allow businesses and citizens to complete transactions and obtain government information. We cannot assure you that these data sources will continue to be available in the future. Government entities could terminate their contracts to provide data. Moreover, our data sources may not always be subject to exclusive agreements, so that data included in our products and services also may be included in those of our potential competitors. In addition, we are dependent upon the accuracy and reliability of government computer systems and data collection for the content of our systems. The loss or the unavailability of our data sources in the future, or the loss of our exclusive right to distribute some of the data sources, would harm our business, operating results and financial condition.

WE MAY BE UNABLE TO HIRE, INTEGRATE OR RETAIN QUALIFIED PERSONNEL.

     The recent growth in our business has resulted in an increase in the responsibilities for both existing and new management personnel. The loss of any of our executives, particularly O. F. Ramos, our Chief Executive Officer and President, would likely harm our business.

     In addition, we expect that we will need to hire additional personnel in all areas in 2000. Competition for personnel in the Internet industry is intense. We may not be able to retain our current key employees or attract, integrate or retain other qualified employees in the future. If we do not succeed in attracting new personnel or integrating, retaining and motivating our current personnel, our business could be harmed. In addition, new employees generally require substantial training in the presentation, policies and positioning of our products and services. This training will require substantial resources and management attention.

TO BE SUCCESSFUL, WE MUST DEVELOP AND MARKET COMPREHENSIVE, EFFICIENT, COST-EFFECTIVE AND SECURE ELECTRONIC ACCESS TO PUBLIC INFORMATION AND NEW PRODUCTS AND SERVICES.

     Our success depends in part upon our ability to rapidly establish our own goods and services in all the principal governmental bodies in the United States. In order to increase revenues in the future, we must continue to develop products and services that businesses and citizens will find valuable, and there is no guarantee that we will be able to do so. If we are unable to develop products and services that allow us to attract, retain and expand our current user base, our revenues and future operating results may be harmed. We cannot assure you that the products and services we offer will appeal to a sufficient number of Internet users to generate continued revenue growth.

DEFICIENCIES IN OUR PERFORMANCE UNDER A GOVERNMENT CONTRACT COULD RESULT IN CONTRACT TERMINATION, REPUTATIONAL DAMAGE AND FINANCIAL LIABILITY.

     Each government entity with which we contract has the authority to review our performance. We cannot assure you that a future review will not find any material performance deficiencies that would lead to contract termination and possible liability for subscription refunds. Moreover, the consequent negative publicity could harm our reputation among other governments with which we would like to contract. All of these factors could harm our business, results of operations and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

     We rely on a combination of nondisclosure and other contractual arrangements with governments, our employees and third parties, and privacy and trade secret laws to protect and limit the distribution of the proprietary applications, documentation and processes we have developed in connection with the electronic government products and services we offer. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights and proprietary technology, our business could be harmed. Any actions we take may not be adequate to protect our proprietary rights and other companies may develop technologies that are similar or superior to our proprietary technology.

     Additionally, it is possible that in the future we could become subject to claims alleging infringement of third party intellectual property rights. Any claims could subject us to costly litigation, and may require us to pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement. Additionally, licenses may not be available on acceptable terms or at all.

WE WILL REQUIRE MORE WORKING CAPITAL TO EXPAND OUR BUSINESS.

     We anticipate that our current cash resources, combined with the net proceeds from this offering and the sale of Series A preferred stock (and the sale of Series B preferred stock if 5,000,000 shares have not been subscribed for by the closing of the rights offering), will be sufficient to meet our present working capital and capital expenditure requirements for the next twelve months following the date of this prospectus. However, we may need to raise additional capital before this period ends to do the following:

     - support our expansion into other states, cities, municipalities, federal agencies and internationally;

     - respond to competitive pressures; and

     - acquire complementary businesses or technologies.

     Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new product and service offerings and potentially competing technological and market developments. We may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. We cannot assure you that such additional funding, if needed, will be available on terms acceptable to us, or at all. If adequate funds are not available on acceptable terms, our ability to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures would be significantly limited. This limitation could harm our business, operating results and financial condition.

WE ARE DEPENDENT ON THIRD PARTY TECHNOLOGY AND SERVICE PROVIDERS THAT WE DO NOT CONTROL.

     Our products and services are made possible by computer software, the Internet and telephony services provided by third parties. Our loss of, or inability to maintain or obtain upgrades to the technology licenses or hardware solutions deployed in our operating infrastructure by us or third parties could result in delays, which would adversely effect our ability to operate our business. This would cause our business and operating results to suffer until equivalent technology solutions could be identified and implemented. If we are unable to maintain satisfactory relationships with third parties who provide services or products necessary to operate our network on acceptable commercial terms, or the quality of products and services provided by these third parties falls below a satisfactory standard, we could experience a disruption in the delivery of products and services, which could have a negative impact on our business and, hence, our business and operating results.

WE MAY BE UNABLE TO INTEGRATE NEW TECHNOLOGIES AND INDUSTRY STANDARDS
EFFECTIVELY.

     Our future success will depend on our ability to enhance and improve the responsiveness, functionality and features of our products and services in accordance with industry standards and to address the increasingly sophisticated technological needs of our customers on a cost-effective and timely basis. Our ability to remain competitive will depend, in part, on our ability to:

     - enhance and improve the responsiveness, functionality and other features of the products and services we offer;

     - continue to develop our technical expertise;

     - develop and introduce new services, applications and technology to meet changing customer needs and preferences; and

     - influence and respond to emerging industry standards and other technological changes in a timely and cost-effective manner.

     We cannot assure you that we will be successful in responding to the above technological and industry challenges in a timely and cost-effective manner. If we are unable to integrate new technologies and industry standards effectively, our results of operations could be harmed.

WE MAY HAVE DIFFICULTY INTEGRATING BUSINESSES INVOLVING OR GENERATING ACCEPTABLE RETURNS FROM FUTURE ACQUISITIONS OR INVESTMENTS.

     We may in the future make selective acquisitions or strategic investments in complementary businesses, products, services or technologies. If we buy a company, we could have difficulty in integrating and assimilating that company's operations, technologies, products and personnel. In addition, the key personnel of the acquired company may decide not to work for us, leaving us without any experience in a new market. These difficulties could disrupt our ongoing business and distract our management and employees. We may not successfully overcome these and other problems encountered in connection with potential acquisitions or strategic investments. In addition, an acquisition could materially impair our operating results by diluting our shareholders' equity, causing us to incur additional debt or requiring us to amortize acquisition expenses and acquired assets.

RISKS TYPICAL OF THE INTERNET INDUSTRY

IF THE INTERNET INFRASTRUCTURE FAILS TO DEVELOP OR BE ADEQUATELY MAINTAINED, OUR BUSINESS WOULD BE HARMED BECAUSE USERS MAY NOT BE ABLE TO ACCESS OUR GOVERNMENT PORTALS.

     Our success depends on the increase in Internet usage generally and in particular as a means to access public information electronically. This in part requires the development and maintenance of the Internet infrastructure. If this infrastructure fails to develop or be adequately maintained, our business would be harmed because users may not be able to access our systems. Among other things, this development and maintenance will require a reliable network backbone with the necessary speed, data capacity, security and timely development of complementary products for providing reliable Internet access and services.

     The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. If the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on our systems. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. If the Internet infrastructure is not adequately developed or maintained, use of our products and services may be reduced.

WE MAY BE HELD LIABLE FOR CONTENT THAT WE OBTAIN FROM GOVERNMENT AGENCIES.

     Because we aggregate and distribute sometimes private and sensitive public information over the Internet, we may face potential liability for defamation, negligence, invasion of privacy and other claims based on the nature and content of the material that is published on our network. Most of the agreements through which we obtain consent to disseminate this information do not contain indemnity provisions in our favor. These types of claims have been brought, sometimes successfully, against online services and Web sites in the past. We cannot assure you that general liability insurance we have will be adequate to indemnify us for all liability that may be imposed. Any liability that is not covered by our insurance or is in excess of our insurance coverage could severely harm our business operations and financial condition.

CONCERNS OVER TRANSACTIONAL SECURITY MAY HINDER THE GROWTH OF OUR BUSINESS.

     A significant barrier to electronic commerce is the secure transmission of confidential information over public networks. Any breach in our security could expose us to a risk of loss or litigation and possible liability. We rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. As a result of advances in computer capabilities, new discoveries in the field of cryptography or other developments, a compromise or breach of the algorithms we use to protect customer transaction data may occur. Because we provide information released from various government entities, we may represent an attractive target for security breaches.

     A compromise of our security or a perceived compromise of our security could severely harm our business. A party who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions or incur direct damage to our business. Also, should hackers obtain sensitive data and information, or create bugs or viruses in an attempt to sabotage the functionality of our products and services, we may receive negative publicity, incur liability to our customers or lose the confidence of the governments with which we contract, any of which may cause the termination or modification of our government contracts.

     We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price or at all.

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

GOVERNMENTAL REGULATION OF THE INTERNET MAY RESTRICT THE OPERATION AND GROWTH OF OUR BUSINESS.

     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address these issues including user privacy, pricing, and the characteristics and quality of products and services. An increase in regulation or the application of existing laws to the Internet could significantly increase our cost of operations and harm our business. For example, the Federal Communications Commission may, in the future, reconsider its ruling that Internet access service is not "telecommunications" and may decide that Internet service providers must pay a percentage of their gross revenues as a "universal service contribution." If the Federal Communications Commission were to require universal service contributions from providers of Internet access or Internet backbone services, our costs of doing business may increase, and we may not be able to recover these costs from our customers. As a result, our business and financial condition could be harmed.

OUR BUSINESS MAY BE AFFECTED NEGATIVELY BY YEAR 2000 ISSUES.

     We cannot assure you that the software systems that we use for systems management, network monitoring, quality assurance, applications and information and transaction processing do not contain undetected errors or defects associated with Year 2000 data functions. Further, we cannot assure you that our network systems acquired from third parties do not contain undetected errors or defects. If any such errors or defects do exist, we may incur material costs to resolve them.

     Because our products and services depend significantly on information provided by and transactions conducted with our government clients, our ability to deliver services and transactions properly to our customers depends on these government clients being Year 2000 ready. We cannot assure you that our government clients are Year 2000 ready. If they are not, their information systems may be disrupted and our ability to provide services and transactions curtailed. Our business, results of operations and financial condition would be harmed as a result.

     In addition, the software and systems of financial institutions, utility companies, Internet access companies, third-party service providers and others outside of our control may not be Year 2000 ready. If these entities are not Year 2000 ready, a systemic failure beyond our control could result, including a prolonged Internet, telecommunications or general electrical failure. This type of failure would make it difficult or impossible to use the Internet or access our network. If a prolonged failure of this type occurs, our business and financial condition would be harmed.

OUR SYSTEMS MAY FAIL OR LIMIT USER TRAFFIC.

     We cannot assure you that during the occurrence of fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events that the modem banks and direct dial-up connections we have to serve as back-up systems will not prevent damage to our systems or cause interruptions to our services. Computer viruses, electronic break-ins or other similar disruptive problems could cause users to stop visiting our network and could cause our clients to terminate agreements with us. If any of these circumstances occurred, our business could be harmed. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures of or interruptions in our systems.

     Our systems must accommodate a high volume of traffic and deliver frequently updated information. These systems may experience interruptions due to any failure or delay by government agencies in the transmission or receipt of this information. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our systems. Many of these providers and operators have experienced significant outages in the past due to system failures unrelated to our systems, holidays and heavy user traffic, and could experience the same outages, delays and other difficulties in the future. Any of these system failures could harm our business, results of operations and financial condition.

RISKS PARTICULAR TO THIS OFFERING

THE EXERCISE OF YOUR RIGHTS IS IRREVOCABLE.

     Once you exercise your rights, you may not revoke the exercise. You will not receive interest on your subscription funds delivered to our subscription agent upon the exercise of your rights pending delivery of certificates for your shares and the return of any funds not applied to the purchase of such shares.

THE SUBSCRIPTION PRICE FOR THE RIGHTS IS NOT NECESSARILY INDICATIVE OF TRADING PRICE.

     The subscription price for the rights was determined by our board of directors based on, among other considerations, an independent valuation of our business, our assets and other recognized criteria of investment value, such as book value, cash flow, losses and financial condition. Notwithstanding the independent calculation which can be considered speculative given DSI's limited operating history, the subscription price does not necessarily indicate that our common stock has a value or can be resold. Further, we cannot assure you that if a trading market develops in our common stock, that the stock will trade at prices in excess of the subscription price at any time after the date of this prospectus. See "The Offering -- Determination of Subscription Price."

HTE'S CONTROL AND THE PRESENCE OF INTERLOCKING DIRECTORS AND OFFICERS AFTER THIS OFFERING WILL CREATE POTENTIAL CONFLICTS OF INTEREST AND COULD PREVENT A CHANGE OF CONTROL.

     Our Series A preferred stock and common stock generally vote as one class on all matters presented to shareholders for consideration. On each shareholder vote, our common stock is entitled to one vote and our Series A preferred stock is entitled to vote a percentage of our votes generally ranging from 19.9 percent to 50 percent. Prior to the closing of the rights offering, all outstanding shares of our Series A preferred stock will be issued to HTE. Since it is not definite that all HTE shareholders will exercise all of their subscription rights, it is very likely that HTE will maintain effective voting control of DSI. As a result, HTE's directors and officers will be able to control the outcome of substantially all matters submitted to the shareholders for approval, including the election of directors and any proposed merger, liquidation, transfer or encumbrance of a substantial portion of its assets, or amendment to our charter to change our authorized capitalization or otherwise. This concentration of voting power may also have the effect of delaying or preventing a change in control of DSI even if it would be beneficial to our shareholders. See "Security Ownership of DSI."

     In addition, some or our directors and officers also are directors, officers or employees of HTE and, in most cases, either own, or hold an option to purchase, equity securities of HTE. As a result, these executive officers have inherent conflicts of interest when making decisions related to transactions between us and HTE. HTE's ability to control matters listed above together with the potential conflicts of interest of its directors and executive officers who also serve as directors and executive officers of DSI could adversely affect the trading price and liquidity of our common stock. These factors could limit the price that investors might be willing to pay for our common stock in the future.

     In addition, certain persons serving as both our officers and key employees and those of HTE have committed to devote a certain amount of their business time to us. The competing claims upon each officer's time and energies could divert his attention from our affairs, placing additional demands on our resources. The efforts of all or any of these individuals may be insufficient to meet both our needs and those of HTE. If we were deprived of access to certain key members of our management team, or other personnel, or lose access to such services altogether, our business, prospects, results of operations and financial condition could be materially adversely affected.

     In contemplation of the rights offering, we will be entering into certain agreements with HTE, including the tax sharing and indemnity agreement, the services agreement and the registration rights agreement for the purpose of defining our on-going relationship with HTE following the rights offering. We cannot assure you that the terms of these agreements, or the related transactions, will be effected on terms at least as favorable to us as could have been obtained from unaffiliated third parties. See "Certain Relationships and Related Party Transactions."

WE MAY HAVE LIABILITIES IF WE ARE DEEMED A MEMBER OF HTE'S CONSOLIDATED TAX
GROUP.

     If the rights offering is not fully subscribed, we may be deemed a member of HTE's consolidated tax group under federal income tax law until the DSI securities held by HTE do not constitute either 80% of the voting power or the market value of DSI's outstanding stock. Each member of a consolidated group for federal income tax purposes is severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules may apply under state income tax laws. Although we intend to enter into a tax sharing and indemnity agreement with HTE prior to the consummation of the rights offering, if HTE or members of its consolidated tax group (other than us and our subsidiaries) fail to pay tax liabilities arising prior to the time that we are no longer a member of HTE's consolidated tax group, we could be required to make payments in respect of these tax liabilities and such payments could materially adversely affect our financial condition. See "Certain Relationships and Related Transactions -- Tax Sharing and Indemnity Agreement."

INVESTORS DO NOT KNOW THE IDENTITY OF A MAJORITY OF THE PERSONS WHO WILL SERVE AS DIRECTORS.

     We currently have four directors, who are also officers and/or directors of HTE. DSI expects to propose the expansion of the board to add additional persons, some of whom will be unaffiliated with HTE. Therefore, investors do not know the identity of all the persons who will serve on our board and be responsible for our affairs.

     The interests of HTE may conflict with the interests of other shareholders, and the actions it takes or approves may be contrary to those desired by the other shareholders. This concentration of ownership may also have the effect of delaying, preventing or deterring an acquisition of our company by a third party.

OUR MANAGEMENT WILL RETAIN BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING AND MAY USE THE PROCEEDS IN WAYS THAT MAY NOT INCREASE OUR OPERATING RESULTS OR MARKET VALUE.

     We intend to use all of the net proceeds from this offering to fund anticipated operating losses, to develop new products and services, to expand into new geographic markets, to further develop our infrastructure and technology, and for working capital and other general corporate purposes. We have not designated any specific use for any specific portion of the net proceeds. Therefore, our management will retain significant flexibility in applying the net proceeds of this offering and may use the proceeds in ways in which you do not agree. Until the proceeds are needed, we plan to invest them in investment-grade, interest-bearing securities. The failure of our management to apply such funds effectively could harm our business.

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, HOLDERS OF OUR COMMON STOCK WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEIR SHARES.

     We have paid no dividends on our common stock and we cannot assure you that we will achieve sufficient earnings to pay cash dividends on our common stock in the near future. Further, we intend to retain any future earnings to fund the development and expansion of our operations. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, holders of our common stock will not be able to receive a return on their shares unless they sell them. See "Dividend Policy."

A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK WILL BE ELIGIBLE FOR SALE INTO THE MARKET IN THE FUTURE, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our common stock after the rights offering could cause the market price of our common stock to decline. After the rights offering, we will have between 2,451,223 and 20,475,883 shares of our common stock outstanding. In addition, 4,000,000 shares of our common stock are reserved for issuance under our 1999 Employee Incentive Compensation Plan. All of the shares of common stock to be sold in the rights offering will be freely tradable without restriction or further registration under the federal securities laws unless acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. All of the shares acquired by "affiliates" will be "restricted securities" under the Securities Act with restrictions on timing, manner and volume of sales of such shares.

     Following consummation of the rights offering, HTE will hold 1,250,000 shares of DSI stock. In addition, HTE has the right to acquire an additional 1,250,000 shares of DSI stock pursuant to the conversion of its Series A preferred stock and the exercise of its warrants. These shares will be available for resale under Rule 144 following the expiration of a one year contractual restriction on transfers. In addition, DSI has entered into a registration rights agreement with HTE which grants to HTE registration rights with respect to shares of DSI common stock that it holds. These registration rights effectively allow HTE to sell all of its shares of common stock approximately one year after the closing of the rights offering and to participate as a selling shareholder in future public offerings by DSI.

     Also, following the consummation of the rights offering, we intend to file a registration statement on Form S-8 under the Securities Act covering the shares reserved for issuance under the 1999 Employee Incentive Compensation Plan. This registration statement will automatically become effective upon filing.

     We are also likely to issue large amounts of additional common stock in the future in connection with our plans to raise additional capital and in connection with possible acquisitions. These shares will become available for resale at various dates in the future. The availability or sale of these shares could adversely affect the price of our stock. Please see "Shares Eligible for Future Sale" for more detailed information.

IT IS DIFFICULT TO PREDICT WHETHER A MARKET FOR OUR STOCK WILL DEVELOP, AND THE MARKET PRICE OF OUR STOCK WILL LIKELY BE VOLATILE.

     Prior to the closing of the rights offering you could not purchase DSI common stock publicly. We intend to apply for quotation of the DSI common stock on the Nasdaq SmallCap Market. We cannot assure you, however, that this listing will be obtained. If our common stock is not approved for quotation on the Nasdaq SmallCap Market following the closing of the rights offering, trading of our common stock will be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements or in what is commonly referred to as the "pink sheets." If this occurs, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the price of our common stock.

     We cannot assure you that investors will develop an interest in our common stock so that a trading market develops or, if a trading market does develop, how active that trading market will be or whether it will be sustained. A number of specific factors that may affect the price and liquidity of our securities, include:

     - actual or anticipated fluctuations in our quarterly operating results;

     - announcements of new contracts or applications;

     - operating results that vary from expectations as to our future financial performance or changes in financial estimates for us by securities analysts and investors;

     - announcements of technological innovations or new services by us or our competitors;

     - announcements by us or our competitors of significant contracts, acquisitions, strategic relationships, joint ventures, capital commitments, the results of the rights offering and the status size of our network;

     - announcements by third parties of significant claims or proceedings against us;

     - future sales or issuances of equity by us;

     - change in the status of our intellectual property rights; and

     - the operating and stock price performance of other comparable companies.

     In addition, our common stock may not be followed by any market analysts and there may be few institutions acting as market makers for our securities. Either of these factors could adversely affect the liquidity and trading price of our stock. Also, the stock market in general has experienced extreme price and volume volatility that has especially affected the market prices of securities of many Internet-related companies. Stock prices for Internet-related companies are often influenced by rapidly changing perceptions about the future of the Internet or the results of other Internet or technology companies, rather than specific developments relating to the issuer of that particular stock. If our stock price is volatile, a securities class action may be brought against us. Class action litigation could result in substantial costs and divert our management's attention and resources.

IT MAY BE DIFFICULT FOR INVESTORS TO SELL OUR COMMON STOCK IF OUR COMMON STOCK IS NOT LISTED ON THE NASDAQ SMALLCAP MARKET.

     Prior to the rights offering, there has been no established trading market for our common stock and there is no assurance that a trading market will develop after the completion of this rights offering. If a trading market does in fact develop for our common stock, there can be no assurance that it will be sustained. We intend to file an application to Nasdaq for quotation of our common stock on the Nasdaq SmallCap Market. If our application is approved, the continued trading of our common stock on the Nasdaq SmallCap Market will be conditioned upon DSI meeting certain criteria. The NASD, which administers Nasdaq, requires that, in order for a company's securities to be listed for quotation on the Nasdaq SmallCap Market, the company must have at least $4,000,000 in net tangible assets, a public float of 1,000,000 shares, a market value of the public float of not less than $5,000,000 and a minimum bid price of $4.00. Continued inclusion on the Nasdaq SmallCap Market requires a minimum bid price of $1.00 per share, a market value of the public float of at least $1,000,000 and a public float of at least 500,000 shares. If the Company fails to meet any of these criteria, or once listed for quotation it fails to maintain the minimum criteria, the common stock will be traded on the NASD OTC Electronic Bulletin Board or in what is currently referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock.

     Our common stock is being offered to rights holders at $1.00 per share. If the trading market for the common stock that subsequently develops is below $5.00 per share, and the common stock is not quoted on the Nasdaq system, the common stock will be subject to the penny stock rules and purchasers of shares may find it more difficult to sell their shares. Securities deemed "penny stocks" are subject to additional informational requirements in connection with any trades made in the penny stock. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AND WILL EXPERIENCE FURTHER DILUTION WITH FUTURE STOCK ISSUANCES.

     The rights offering price is substantially higher than the pro forma net tangible book value of each outstanding share of common stock. Accordingly, purchasers of common stock in the rights offering will suffer immediate and substantial dilution. After giving effect to the rights offering on a minimum offering (assuming rights are exercised for 1,201,223 shares) and maximum offering basis (assuming rights are exercised for 19,225,883 shares), the dilution in the pro forma net tangible book value of the common stock from the rights offering price will be $0.84 per share and $0.10 per share, respectively. See "Dilution."

     We currently intend to finance a significant amount of the growth in the DSI network with shares of our common stock or other securities, cash or a combination of these items. We currently have 100,000,000 authorized shares of common stock. Upon the conclusion of the rights offering, we will have between 2,451,223 and 20,475,883 shares of common stock outstanding. In addition, immediately prior to the closing of the rights offering, we will initially have 4,000,000 shares of common stock reserved for options awarded or to be awarded under DSI's 1999 Employee Incentive Compensation Plan. In addition, we will have 1,000,000 shares reserved for the exercise of warrants issued to HTE and certain officers and directors and 750,000 shares reserved for issuance upon the conversion of the Series A preferred stock (and the conversion of the Series A preferred stock which HTE has an option to acquire). Accordingly, immediately following the closing of the rights offering, we will have between 91,798,777 and 73,774,117 authorized but unissued and unreserved shares of common stock. Consequently, we will be able to finance our growth or acquisitions by issuing significant amounts of additional shares of common stock without obtaining shareholder approval of such issuances provided we comply with any applicable Nasdaq rules and regulations. To the extent we use common stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing shareholders, including the purchasers of common stock in the rights offering and the recipients of common stock in the stock distribution if it is made. See "Dilution."

     The Series A preferred stock held by HTE may in the future also result in additional dilution to the common shareholders. If at the time of a common stock dividend the shares of DSI common stock owned by HTE have been diluted below 35% of DSI's total outstanding shares of common stock as of the record date for the dividend, then so long as all of our Series A preferred stock is owned by HTE, HTE will be entitled to receive a dividend amount, which, when added to the dividends to be received by HTE with respect to its common stock, will equal 35% of the total dividend amount paid to all holders of DSI Series A preferred stock and common stock. In the event of a liquidation, if the shares of common stock held by HTE are diluted below 35% of DSI's total outstanding shares of common stock, then so long as all of our Series A preferred stock is owned by HTE, HTE will be entitled to receive liquidating distributions which, when added to the liquidating distribution to be received by HTE with respect to its common stock, will constitute 35% of the total net assets distributed to all holders of DSI Series A preferred stock and common stock. The 35% figure will be proportionately adjusted if at anytime following the closing of the rights offering HTE sells common stock which reduces its DSI common shareholdings below 35% of DSI's outstanding common stock. See "Description of Securities -- Series A Preferred Stock."

THE ANTI-TAKEOVER PROVISIONS IN OUR CORPORATE DOCUMENTS MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

     If HTE were ever to lose voting control over us, provisions within our charter and by-laws could make it more difficult for a third party to gain control of us, even if a change in control might be beneficial to our shareholders. This could adversely affect the market price of our common stock. These provisions include, without limitation:

     - the elimination of the right to act by written consent by shareholders other than HTE so long as it holds a controlling interest in us;

     - the elimination of the right to call special meetings of the shareholders by shareholders other than holders of not less than 50 percent of the votes entitled to be cast at a special meeting;

     - the creation of a staggered board of directors; and

     - the ability of the board of directors to designate and issue preferred stock without Shareholder consent.

     See "Description of Securities -- Anti-takeover Effects of Florida Law and Charter."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties, which may include statements about our:

     - business strategy;

     - plans for hiring additional personnel;

     - plans for the introduction of new government products and services;

     - anticipated sources of funds, including the proceeds from this offering, to fund our operations for the twelve months following the date of this prospectus; and

     - plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

     Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "plan," "intend," "continue" or other similar or comparable terminology. These statements discuss future expectations and predictions and other forward-looking information. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that our expectations will be correct. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. When considering such forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. Neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                  THE OFFERING

     DSI is distributing rights, at no cost, to:

     - holders of outstanding shares of HTE common stock on             , 2000;

     - persons entitled to HTE stock options as of December 16, 1999 and who are also employees or directors of HTE (or a wholly-owned subsidiary) as of five days prior to the effective date of this prospectus; and

     - persons who are employees of HTE (or a wholly-owned subsidiary) as of five days prior to the effective date of this prospectus.

     Each holder of shares of HTE common stock on           , 2000 (the record
date which will be determined in 2000) will receive one right for every share of HTE common stock owned on that date. Each person who held HTE stock options as of December 16, 1999 (pursuant to an HTE stock option agreement), who is also an employee or director of HTE (or a wholly-owned subsidiary) as of five days prior to the effective date of this prospectus, will receive (i) one right for each share that he has such a vested option to acquire, and (ii) with respect to each share that he has such an unvested option to acquire, three-quarters of a right and an option to purchase one-quarter of a share of DSI common stock, which DSI option shall have the same terms and shall vest on the same schedule as set forth in his HTE stock option agreement. Each person who is an employee of HTE (or a wholly-owned subsidiary) as of five days prior to the date of this prospectus will receive 200 rights. Each right will carry a basic subscription privilege which entitles the holder to purchase one share of DSI common stock. No fractional rights or shares will be issued. We will be offering up to 19,225,883 shares in the aggregate.

PURPOSE OF THE OFFERING

     The rights offering is essentially DSI's initial public offering. The rights offering is different than a traditional offering in that it is initially directed only to HTE's shareholders, option holders and employees, and thereafter, for a period of up to 90 days from the closing of the rights offering, to other persons selected by us for the then balance of unsubscribed shares. The primary purpose of the offering is to obtain additional capital, create an initial public market for our common stock and facilitate future access to public markets. DSI believes that the rights offering has an advantage over a traditional initial public offering because it gives DSI the opportunity to offer its common stock to persons who already have an initial interest in DSI.

     The rights offering should benefit HTE shareholders by:

     - allowing our Internet business, with its own unique market opportunity and risk/reward profile, to be evaluated by investors independently of HTE's other traditional businesses, which should increase our financial flexibility in the capital markets;

     - enabling HTE shareholders to increase or decrease their level of direct investment in us by acquiring our common stock initially in the rights offering and, thereafter, in the open market and/or selling any of our common stock distributed to them;

     - allowing HTE and us to pursue different operating strategies, given our different business environments and competitive market conditions; and

     - permitting HTE to benefit from increases, if any, in the market value of its retained equity interest in us.

     In addition, the rights offering should provide HTE benefits by rewarding HTE employees and option holders.

EXPIRATION DATE

     The rights will expire at 5:00 p.m., EST, on           , 2000 unless
extended by us. In no case will we extend the rights past           , 2000.
After expiration, unexercised rights will be null and void and no longer exercisable by the holder. We will not be obligated to honor any purported exercise of rights received by the subscription agent after the expiration time, regardless of when the documents relating to such exercise were sent, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. Notice of any extension of the expiration time will be made through a press release issued by DSI.

SUBSCRIPTION PRIVILEGES

     Each right grants to each HTE shareholder as of           , 2000 a
subscription privilege which entitles him to purchase one share of DSI common stock. In addition, each person who held HTE stock options as of December 16, 1999 (pursuant to an HTE stock option agreement); and who is also an employee or director of HTE (or a wholly-owned subsidiary) as of five days prior to the effective date of this prospectus, will receive (i) one right for each share that he has such a vested option to acquire, and (ii) with respect to each share that he has an unvested option to acquire, three-quarters of a right and an option to purchase one-quarter of a share of DSI common stock. Furthermore, each person who is an employee of HTE (or a wholly-owned subsidiary) as of five days prior to the effective date of this prospectus will receive 200 rights. We will send you certificates representing shares that you purchase with your basic subscription privilege as soon as practicable after the rights offering closes.

DETERMINATION OF SUBSCRIPTION PRICE

     Prior to the rights offering, there has been no public market for DSI's common stock. Our board determined the subscription price based upon, among other considerations, an independent valuation of our business or assets. Together with the independent valuation conducted, our board considered our business potential and prospects and the fact that we are an early stage company. We believe, however, that any valuation of our business, given its limited history, is highly speculative. Accordingly, the actual value or resale value of our common stock may be significantly higher or lower than the subscription price for the rights.

SALES OF SHARES SUBSEQUENT TO THE RIGHTS OFFERING

     We may, by means of a post-effective amendment to the registration statement of which this prospectus is a part, offer and sell any unsubscribed-for shares to banks, insurance companies, pension funds and other institutional investors and to certain individuals in any state in which the offer and sale to such persons may be made consistent with applicable law. DSI may solicit and accept subscriptions from any additional offerees for any shares offered by this prospectus which were not validly subscribed for by eligible HTE shareholders, option holders and employees. It is anticipated that, in general, offers and sales to additional offerees, if any, will be made on substantially the same terms as those described above for offers and sales made pursuant to the offer, although the price of shares sold to additional offerees is expected to differ based on then-prevailing market conditions. Any material differences in the terms of sales to additional offerees from those made pursuant to the rights offering would be described in a supplement to this prospectus.

PLAN OF DISTRIBUTION -- SUBSCRIPTION AGENT, SOLICITING AGENT AND INFORMATION
AGENT

     DSI is initially making this rights offering directly to eligible HTE shareholders, option holders, employees and directors. DSI may appoint a soliciting agent for the rights offering prior to the commencement of, or during the rights offering to solicit purchases during the rights offering from rights holders and from other persons DSI selects for any of the shares remaining unpurchased as of the close of the rights offering. DSI will negotiate the fees that the soliciting agent will receive but in no event will these fees exceed 5% of the gross proceeds of the aggregate subscription price of shares sold by such soliciting agent, other than proceeds received from HTE or from officers and directors of DSI who have committed to exercise their rights. See "-- Minimum Subscription Amount." Soliciting fees will not be paid on any undesignated exercise rights.

     DSI also expects to reimburse any soliciting agent for its accountable expenses up to an agreed upon amount. DSI may also indemnify any soliciting agents or dealers against specified liabilities, including liabilities under the Securities Act, which it may incur in connection with services rendered by it. Where shares are held indirectly through a broker, bank or other institution DSI will reimburse the institutions' reasonable out-of-pocket costs in distributing this prospectus and other materials to beneficial owners of the stock.

     DSI has appointed its transfer agent, Continental Stock Transfer & Trust Company, to assist with the rights offering in the role of subscription agent. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery, if applicable, to the subscription agent. The address to which these documents and payment should be delivered is:

          Continental Stock Transfer & Trust Company
          2 Broadway, 19th Floor
          New York, NY 10004
          Telephone: (212) 509-4000
          Facsimile: (212) 509-5150

     The subscription agent will hold all subscriptions and subscription proceeds in escrow until the earlier of the termination or close of the rights offering and the acceptance or rejection of the subscription by DSI. The subscription agent will be responsible for delivering stock certificates and refunds to rights holders if the rights offering is terminated or if a subscription certificate is rejected. Subscription proceeds held in the escrow account will be invested in bank money-market accounts. Subscribers may not withdraw funds from the escrow account. During any period in which subscription proceeds are held in escrow, interest earned thereon will be retained by DSI. Escrowed proceeds will be released to DSI on the date that the applicable subscription certificate is accepted by DSI. DSI will pay the fees and expenses of the subscription agent in connection with the rights offering.

     DSI may also engage the services of an information agent to assist DSI in the provision of information related to the offering to prospective investors. In exchange for services provided by any such information agent, DSI would expect to pay a customary fee and reimbursement of reasonable expenses incurred.

     If you have questions or need assistance concerning the procedure for exercising the rights, or if you would like additional copies of this prospectus, the Instructions or the Notice of Guaranteed Delivery, you should contact us, whereupon we may direct you to our information agent if we have retained one.

EXERCISE OF RIGHTS

     You may exercise your rights, in whole or in part, by delivering to the
subscription agent, at or prior to 5:00 p.m., EST, on           , 2000, or such
later date as to which DSI may extend the rights offering:

     - Your properly completed and duly executed subscription certificate; and

     - Any required signature guarantees or other supplemental documentation;
       and

     - Your payment in full of $1.00 per share of DSI common stock subscribed for under the subscription privilege.

     DSI may reject any subscription documents the subscription agent receives
after 5:00 p.m., EST, on             , 2000, regardless of when the documents
were originally mailed.

METHOD OF PAYMENT

     Payments for the shares must be made in U.S. dollars for the full number of shares you have subscribed for either by (a) check or bank draft drawn upon a U.S. bank payable to Continental Stock Transfer & Trust Company, as subscription agent, or (b) wire transfer of immediately available funds to the subscription
agent at                , ABA No.      , for the credit to the account of
Continental Stock Transfer & Trust Company, as escrow agent for DSI, Account No.
     . Any wire transfer of funds should clearly indicate the identity of the rights holder who is paying the subscription price by the wire transfer. The subscription price will be deemed to have been received by the subscription agent only upon (1) clearance of any uncertified check, (2) receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or (3) receipt of good funds in the subscription agent's account designated above.
--------------------------------------------------------------------------------

     IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID IN THIS MANNER MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS OF RIGHTS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL

CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE DATE ON WHICH THE RIGHTS EXPIRE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARED BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.
--------------------------------------------------------------------------------

GUARANTEED DELIVERY PROCEDURES

     If you want to exercise your rights, whether in whole or in part, but time will not permit your subscription certificate to reach the subscription agent on
or prior to 5:00 p.m., EST, on             , 2000, you may exercise your rights
if you satisfy the following guaranteed delivery procedures:

     - You send, and the subscription agent receives, payment in full for each share of common stock being purchased through the subscription privilege in the method described above under "The Offering -- Method of Payment,"
       on or prior to 5:00 p.m., EST, on             , 2000;

     - You send, and the subscription agent receives, on or prior to 5:00 p.m.,
       EST, on             , 2000, a notice of guaranteed delivery,
       substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of rights that you hold, the number of shares of common stock that you wish to purchase under the subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the subscription agent within three business days following the date of the notice of guaranteed delivery; and

     - You send, and the subscription agent receives, your properly completed and duly executed subscription certificate and the related nominee holder certification, if applicable, including any required guarantees, within three business days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as your subscription certificate at the addresses set forth above under "The Offering -- Plan of Distribution -- Subscription Agent, Soliciting Agent and Information Agent" or may be transmitted to the subscription agent by facsimile transmission, to facsimile number (212) 509-5150. You can obtain additional copies of the form of notice of guaranteed delivery by requesting it from the subscription agent at the same address.

SIGNATURE GUARANTEES

     Your signature on each subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, and required under the standards and procedures adopted by the subscription agent.

Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

     Signatures on the subscription certificate do not need to be guaranteed if:

     - the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such rights; or

     - the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS

     If you hold shares of HTE common stock for others on           , 2000, you
should provide a copy of this prospectus to the respective beneficial owners of those shares as soon as possible, ascertain such beneficial owners' intentions and obtain instructions with respect to the rights, as set forth in the instructions we have provided to you for your distribution to the beneficial owners. If the beneficial owner so instructs, you should complete subscription certificates and submit them to the subscription agent with the proper payment. If you hold shares of HTE common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of HTE common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials.

     If you are a beneficial owner of HTE common stock or you will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to contact your broker, custodian bank or nominee and request it to effect the transaction in accordance with your instructions. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should be aware that nominee record holders may establish deadlines for receiving instructions from beneficial holders significantly in advance of the expiration date for the rights.

AMBIGUITIES IN EXERCISE OF THE RIGHTS

     If you do not specify the number of rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total subscription price for all of the shares that you indicate you wish to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of the payment that the subscription agent receives from you.

     If your payment exceeds the total subscription price for all of the rights shown on your subscription certificate, your payment will be applied in the following order:

     - to subscribe for the number of shares, if any, that you indicated on the subscription certificate(s) that you wished to purchase through your basic subscription privilege; and

     - to subscribe for shares of common stock until your basic subscription privilege has been fully exercised.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable following the closing of the rights offering by mail, without interest or deduction.

OUR DECISIONS ARE BINDING

     All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us and our determinations will be final and binding. We reserve the right, in our sole discretion, to waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We reserve the right, in our sole discretion, to reject any purchases not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful. Neither HTE, DSI, the information agent, if any, the soliciting agent, if any, nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus should be directed to DSI at (407) 975-0000, whereupon we may direct you to our subscription agent or our information agent, if we have retained one.

RIGHT TO TERMINATE OR MODIFY RIGHTS OFFERING

     We may withdraw the rights and terminate the rights offering at any time prior to the expiration of the rights, for any reason. If we withdraw the rights and terminate the rights offering, any funds received from rights holders will be promptly refunded by the subscription agent without interest or penalty. The DSI board of directors, in its sole discretion, may amend the terms and conditions of the rights and the offering at any time prior to the expiration of the rights.

--------------------------------------------------------------------------------

     THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE SHOULD BE READ CAREFULLY AND FOLLOWED IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES TO HTE OR TO DSI. THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS

BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT AT OR PRIOR TO 5:00 P.M., EST, ON
          , 2000.
--------------------------------------------------------------------------------

RESTRICTIONS ON TRANSFERABILITY OF RIGHTS

     The subscription rights may be exercised, in whole or in part, by the persons to whom the rights are granted. You may, however, transfer your rights to immediate family members (spouses and lineal descendants only). Otherwise, your subscription rights are not transferable.

PROCEDURES FOR DEPOSITORY TRUST COMPANY PARTICIPANTS

     We expect that you will be able to exercise your subscription privilege through the facilities of the Depository Trust Company. If your rights are held of record through the Depository Trust Company, you may exercise your basic subscription privilege by instructing the Depository Trust Company to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our common stock you are subscribing for under your subscription privilege and your subscription price payment for each share you subscribed for under your subscription privilege.

MINIMUM SUBSCRIPTION AMOUNT

     We are conducting the rights offering on a best efforts basis. Thus, we cannot guarantee that any of our shares will be sold other than to directors and officers of DSI to the extent they carry out their stated intentions to subscribe for 1,201,223 shares in the aggregate. The rights offering is not conditioned upon DSI's receipt of subscriptions for any minimum number of shares of DSI common stock. However, we may cancel the rights offering at any time prior to its completion, in which case all subscription payments will be returned without interest or penalty.

NO REVOCATION

     Once you exercise your subscription privilege, you may not revoke that exercise. Rights not exercised prior to their expiration will be null and void as of and after such time.

NO BOARD RECOMMENDATION

     An investment in DSI common stock must be made in accordance with each investor's evaluation of his or its best interest. Neither the board of directors of HTE nor the board of directors of DSI makes any recommendation regarding whether rights holders should exercise their rights.

NO FRACTIONAL SHARES

     If you are an HTE option holder subscribing for a fraction of a share, the number of shares you will be entitled to receive will be rounded up to the nearest whole number.

STATE AND FOREIGN SECURITIES LAW

     The rights may not be exercised by any person, and neither this prospectus, nor the subscription certificate shall constitute an offer to sell or a solicitation of an offer to purchase any shares of DSI common stock in any jurisdiction in which such transactions would be unlawful.

     No action has been taken in any jurisdiction outside the United States to permit offers and sales of the rights or the offer, sale or distribution of the shares of DSI common stock. Consequently, DSI may reject subscriptions that relate to the exercise of rights by any holder of rights outside the United States, and DSI may also reject subscriptions from holders in jurisdictions within the United States and DSI may refuse to distribute rights to any eligible subscriber if DSI or HTE should determine that it may not lawfully issue securities to such subscribers. DSI and HTE may do so even if it could qualify the securities for sale or distribution by taking other actions or modifying the terms of the offering or the distribution in such jurisdictions which either corporation may decline to do in its sole discretion. In such event, rights holders who are residents of these jurisdictions will not be eligible to participate in the rights offering.

     Subscription certificates will not be mailed to eligible subscribers whose addresses are outside the United States or who have an APO or FPO address, but will be held by the subscription agent for their account. To exercise such rights, these subscribers must notify the subscription agent by the expiration date and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law.

                                USE OF PROCEEDS

     The primary purposes of this offering are to obtain additional capital, create a public market for the common stock and facilitate future access to public markets. The gross proceeds to be received by DSI from the rights offering depends on the number of shares purchased. Accordingly, gross proceeds to DSI from the rights offering and the HTE investment of $1,000,000 in Series A preferred stock and $2,000,000 in Series B preferred stock ranges from approximately $4,200,000, if no shares are purchased other than by the DSI officers and directors, to approximately $19,300,000, net of estimated maximum solicitation fees (but excluding the impact of offering expenses), if all of the rights are exercised (which amount includes HTE's investment of $1,000,000 in Series A preferred stock). Except for the rights which DSI directors and officers plan to exercise, no assurance can be given as to the actual number of shares that will be purchased. Regardless of the number of shares purchased, DSI has estimated that the expenses for the offering will be approximately $372,780.

     DSI intends to use the net proceeds that it receives from the offering and HTE's investment as follows:

     - to fund anticipated operating losses, including sales and marketing expenses and payments due under strategic relationships and intercompany agreements with HTE;

     - to provide the working capital required to enable us to fulfill existing demand for products and services;

     - to provide working capital to enable us to expand into new geographic markets;

     - to create new products and services; and

     - to further develop technology, common infrastructure and operating platforms.

     We expect to use the remaining net proceeds from this offering for general working capital and other general corporate purposes. In addition, in the ordinary course of business we evaluate potential acquisitions of businesses and technologies. Although we have no current commitments or agreements with respect to any acquisition, we might in the future use a portion of the proceeds to pay for acquisitions.

     Pending these uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing investments or accounts.

     The amounts we actually spend for these purposes may vary significantly and will depend on a number of factors, including the number of rights exercised, our future revenue and cash generated by operations and the other factors described under "Risk Factors." Therefore, we will have broad discretion in the way we use the net proceeds. For more information, see "Risk Factors -- Our management will retain broad discretion in the use of proceeds from this offering and may use the proceeds in ways that may not increase our operating results or market value."

                                DIVIDEND POLICY

     DSI has not declared or paid any cash dividends on its common stock since its inception and does not expect to pay any cash dividends on its common stock in the foreseeable future. DSI currently intends to retain future earnings, if any, to finance the expansion of its business.

                                    DILUTION

     As of October 31, 1999, DSI had a negative net tangible book value available to common shareholders of approximately $(815,300), or approximately $(0.65) per share of common stock. Net tangible book value per share of common stock represents the amount of DSI's tangible assets less total liabilities and preferred stock liquidation value, divided by 1,250,000 shares. After giving effect to the sale of the minimum and maximum number of shares offered hereby at the subscription offering price of $1.00 per share, and the application by DSI of the estimated gross proceeds, the pro forma net tangible book value as of October 31, 1999, would have been $385,923 and $18,410,583 or $0.16 per share and $0.90 per share, respectively. This represents an immediate increase in net tangible book value of $0.81 and $1.55 per share, respectively, to HTE as the sole existing shareholder and an immediate dilution of $0.84 to $0.10 per share, respectively, to new investors purchasing shares in the minimum and maximum offering. The following table illustrates the per share dilution in net tangible book value per share to new investors in the minimum and maximum offering.

                                                MINIMUM OFFERING   MAXIMUM OFFERING
                                                ----------------   ----------------
Offering price per share......................       $ 1.00             $ 1.00
                                                     ------             ------
  Net tangible book value per common share as
     of October 31, 1999, prior to the
     offering.................................        (0.65)             (0.65)
  Increase in net tangible book value per
     common share resulting from the
     offering.................................         0.81               1.55
                                                     ------             ------
Pro Forma net tangible book value per common
  share as of October 31, 1999, after the
  offering....................................       $ 0.16             $ 0.90
                                                     ======             ======
Dilution to new DSI common shareholders.......       $ 0.84             $ 0.10
                                                     ======             ======

                                 CAPITALIZATION

     The following table sets forth the capitalization of DSI as of October 31, 1999, on a pro forma basis to give effect to HTE's $1,500,000 investment (assuming exercise of its option to purchase an additional 250,000 shares of Series A preferred stock), and as adjusted to give effect to (1) the purchase of shares only by certain DSI officers and directors for a total of 1,201,223 purchased shares and the purchase of the Series B preferred stock, and (2) the maximum purchase of 19,225,883 shares. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and the notes thereto included elsewhere in this prospectus.

                                                            OCTOBER 31, 1999
                                                  -------------------------------------
                                                                      PRO FORMA
                                                              -------------------------
                                                              AS ADJUSTED   AS ADJUSTED
                                                   ACTUAL     MINIMUM(4)    MAXIMUM(4)
                                                  ---------   -----------   -----------
Note payable to HTE.............................  $ 737,075   $  737,075    $   737,075
                                                  ---------   ----------    -----------
Series B preferred stock(1).....................         --    2,000,000             --
                                                  ---------   ----------    -----------
Shareholders' equity:
  Series A preferred stock(2)...................         --    1,500,000      1,500,000
  Common stock(3)...............................        125          245          2,048
  Additional paid-in capital....................    799,875    2,000,978     20,023,835
  Accumulated deficit...........................   (585,667)    (585,667)      (585,667)
                                                  ---------   ----------    -----------
     Total shareholders' equity.................    214,333    2,915,556     20,940,216
                                                  ---------   ----------    -----------
     Total capitalization.......................  $ 951,408   $5,652,631    $21,677,291
                                                  =========   ==========    ===========

-------------------------

(1) See "Description of Securities -- Series B Preferred Stock" for information regarding the terms of this security.
(2) See "Description of Securities -- Series A Preferred Stock" for information regarding the terms of this security. See also "Certain Relationships and Related Party Transactions -- Investment and Distribution Agreement."
(3) DSI will have between 2,451,223 and 20,475,883 shares of common stock outstanding upon the closing of the offering.
(4) Excludes the impact of solicitation fees and other offering expenses.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with DSI's financial statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information as of October 31, 1999, and for the period from June 18, 1999, to October 31, 1999, reflects the financial position and results of operations of DSI. The financial information as of December 31, 1998, and for the year ended December 31, 1998, and for the period from January 1, 1999, to June 17, 1999, reflects the financial position and results of operations of the Predecessor. The following selected financial information below has been derived from and is qualified by reference to DSI's and the Predecessor's financial statements audited by Arthur Andersen LLP, independent certified public accountants, included elsewhere herein.

                                    INFORMATION ON DEMAND, INC.
                                           (PREDECESSOR)              DEMANDSTAR.COM, INC.
                                -----------------------------------   --------------------
                                                    FOR THE PERIOD       FOR THE PERIOD
                                                         FROM                 FROM
                                  FOR THE YEAR      JANUARY 1, 1999      JUNE 18, 1999
                                      ENDED               TO                   TO
                                DECEMBER 31, 1998    JUNE 17, 1999      OCTOBER 31, 1999
                                -----------------   ---------------   --------------------
STATEMENT OF OPERATIONS DATA:
Revenue.......................      $  33,718          $ 132,135           $ 128,583
Operating expenses:
  Marketing and advertising...         12,350             15,866             181,186
  Research and development....        125,010            136,279              82,401
  General and
     administrative...........        170,741            246,130             289,903
  Depreciation and
     amortization.............             --                 --             146,660
                                    ---------          ---------           ---------
     Total operating
       expenses...............        308,101            398,275             700,150
                                    ---------          ---------           ---------
Operating loss................       (274,383)          (266,140)           (571,567)
Interest expense..............             --                 --              14,100
                                    ---------          ---------           ---------
Loss before income tax
  benefit.....................       (274,383)          (266,140)           (585,667)
Income tax benefit............             --                 --                  --
                                    ---------          ---------           ---------
     Net loss.................      $(274,383)         $(266,140)          $(585,667)
                                    =========          =========           =========
Basic and diluted net loss per
  common share................                                             $   (0.47)
                                                                           =========
Weighted average number of
  common shares outstanding...                                             1,250,000
                                                                           =========

                                                               INFORMATION ON
                                                                DEMAND, INC.
                                                                (PREDECESSOR)
                                                              -----------------   DEMANDSTAR.COM, INC.
                                                              DECEMBER 31, 1998     OCTOBER 31, 1999
                                                              -----------------   --------------------
BALANCE SHEET DATA:
Cash........................................................      $  17,564            $   41,253
Working deficit.............................................       (208,613)             (370,429)
Total assets................................................         19,255             1,169,805
Note payable to HTE.........................................             --               737,075
Total shareholder's equity (deficit)........................       (208,613)              214,333

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our Financial Statements, including the Notes thereto, appearing elsewhere in this prospectus. This description contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the factors set forth under "Risk Factors" and elsewhere in this prospectus.

GENERAL

     DSI is a provider of Internet-based procurement systems for government agencies. DSI's procurement systems enable governments to purchase goods and services more efficiently and at lower administrative costs while at the same time providing valuable services to businesses selling to government agencies. HTE has financed our operations since our inception. These cash flows are not indicative of the cash flows that would have resulted had DSI been operating as a separate stand-alone company during the periods presented.

     DSI intends to enhance the features of its Internet business. We believe that our operating expenses will significantly increase as a result of the financial commitments related to the development of marketing channels, future strategic relationships and other capital expenditures. We expect to incur losses and generate negative cash flow from operations for the foreseeable future. In view of the rapidly changing nature of our business and our limited operating history, we believe that our historical operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

     The year ended December 31, 1998, was primarily a year of startup operations. Our Predecessor focused on research, development and initialization of the Predecessor's concept. There were minimal sales and marketing efforts during this year. The purchase of the business and net assets of Information On Demand, Inc. by DSI in June of 1999 enabled DSI to accelerate the growth and development of ideas, as well as increase sales and marketing efforts.

RESULTS OF OPERATIONS

     The following table shows certain statement of operations data expressed as a percentage of revenue:

                                              THE PREDECESSOR               THE COMPANY
                                    -----------------------------------   ----------------
                                                        FOR THE PERIOD     FOR THE PERIOD
                                                             FROM               FROM
                                                        JANUARY 1, 1999    JUNE 18, 1999
                                       YEAR ENDED             TO                 TO
                                    DECEMBER 31, 1998    JUNE 17, 1999    OCTOBER 31, 1999
                                    -----------------   ---------------   ----------------
Revenue...........................        100.0%             100.0%             100.0%
Operating expenses:
  Marketing and advertising.......         36.6               12.0              140.9
  Research and development........        370.8              103.1               64.1
  General and administrative......        506.4              186.3              225.5
  Depreciation and amortization...           --                0.0              114.0
                                         ------             ------             ------
     Total operating expenses.....        913.8              301.4              544.5
                                         ------             ------             ------
Operating loss....................       (813.8)            (201.4)            (444.5)
Interest expense..................           --                 --               11.0
                                         ------             ------             ------
Loss before benefit for income
  taxes...........................       (813.8)            (201.4)            (455.5)
Benefit for income taxes..........           --                 --                 --
                                         ------             ------             ------
     Net loss.....................       (813.8)%           (201.4)%           (455.5)%
                                         ======             ======             ======

REVENUES

     Revenues include amounts received from vendors for registration fees and bid document mailings. Total revenues increased by 673% to $260,718 for the ten months ended October 31, 1999, from $33,718 for the year ended December 31, 1998. The increase in revenues is due primarily to the increased marketing effort in 1999 compared to the 1998 focus on research and development.

OPERATING EXPENSES

     MARKETING AND ADVERTISING EXPENSES. Marketing and advertising expenses increased 1496% to $197,052 for the ten months ended October 31, 1999, from $12,350 for the year ended December 31, 1998. The increase in marketing and advertising expenses is directly related to the increase in revenues and primarily resulted from an increased marketing strategy to promote DSI.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 75% to $218,680 for the ten months ended October 31, 1999, from $125,010 for the year ended December 31, 1998. In 1998, research and development was focused on product development. During the ten months ended October 31, 1999, the focus was on expanding our products' features and functionality and improving the stability and scalability of DSI's systems to support the growth that is anticipated.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses, which include the costs of corporate operations, finance and accounting, human resources and other general operations, increased 214% to $536,033 for the ten months ended October 31, 1999, from $170,741 for the year ended December 31, 1998. The increase in general and administrative expenses is directly related to the growth in the volume of revenues and expenses. This growth was necessary to support the general operations and infrastructure of DSI.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization of $146,660 resulted from the acquisition of the Predecessor by DSI and the purchase of miscellaneous equipment and leasehold improvements during the ten months ended October 31, 1999. There were no comparable expenses in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to the purchase of the Predecessor by DSI in June 1999, the operations were funded primarily through cash generated from operations and capital contributed from the sole shareholder of the Predecessor.

     In conjunction with the purchase of the Predecessor, HTE purchased 1,250,000 shares of DSI's common stock for $800,000. In addition to the stock purchase, HTE also loaned DSI $200,000 to purchase the business and certain net assets of the Predecessor and $537,075 to fund operations under an informal lending arrangement. As of October 31, 1999, the balance under the informal lending arrangement was $737,075 and was transferred into the Note Payable to HTE. (See "Certain Relationships and Related Party Transactions -- HTE Loan.") To address the funding needs of DSI, in December 1999, our board of directors authorized management to (i) file a registration statement with the U.S. Securities and Exchange Commission on Form S-1 to pursue a rights offering of our common stock, (ii) execute an investment and distribution agreement with HTE, and (iii) execute a Conditional Series B Stock Purchase Agreement with HTE and certain DSI employees and directors. Management believes that the funds generated by the transactions noted above will be sufficient to fund operations for at least the next twelve months. Net cash used in operating activities totaled $48,206 and $465,162 for the year ended December 31, 1998, and the ten months ended October 31, 1999, respectively. The increase in the net cash used primarily resulted from the increased operations and loss experienced in the 1999 period.

     Net cash used in investing activities (capital expenditures, cash paid for acquisitions) totaled $1,089,661 in the ten months ended October 31, 1999. There were no comparable cash flows for the year ended December 31, 1998. The cash used in 1999 was primarily related to the acquisition of the Predecessor by DSI.

     Net cash provided by financing activities totaled $65,770 and $1,583,297 for the year ended December 31, 1998, and the ten months ended October 31, 1999, respectively. The 1998 period reflects the capital contributed by the sole shareholder of the Predecessor. The 1999 period includes contributions of the sole shareholder of the Predecessor, along with the purchase of common stock by HTE and funding under an informal lending arrangement with HTE.

YEAR 2000 READINESS

     The Year 2000 issue results from computer systems using two digits rather than four to represent the year so that a date using "00" is recognized as the year 1900 rather than the year 2000. In addition, the Year 2000 is a leap year, and some computer programs may not properly provide for February 29, 2000. This situation may disrupt the operation of both our and third party's computer systems.

     We have run tests of our proprietary software and systems for Year 2000 rollover and believe that our proprietary software and systems are Year 2000 compliant. Based on the foregoing, it is not expected that our internally developed software and systems will be adversely affected by date changes in the year 2000. In addition to tests we have previously conducted, we currently plan to run additional tests the first Monday after January 1, 2000 to make sure all systems flow properly. Although we do not expect any Year 2000 issues to arise during that testing based on the results of previous tests, there can be no assurance that such issues will not occur. To the extent that functionality issues pertaining to the Year 2000 rollover arise during that testing, we will address them at that time. We do not believe that the costs involved in any such remediation efforts at that time will be material.

     Because our products and services depend significantly on information provided by and transactions conducted with our government clients, our ability to deliver services and transactions properly to our customers depends on these government clients being Year 2000 ready. We cannot assure you that our government clients are Year 2000 ready. If they are not, their information systems may be disrupted and our ability to provide services and transactions curtailed. Our business, results of operations and financial condition would be harmed as a result.

     In addition, the software and systems of financial institutions, utility companies, Internet access companies, third-party service providers and others outside of our control may not be Year 2000 ready. If these entities are not Year 2000 ready, a systemic failure beyond our control could result, including a prolonged Internet, telecommunications or general electrical failure. This type of failure would make it difficult or impossible to use the Internet or access our network. If a prolonged failure of this type occurs, our business and financial condition would be harmed. We do not have a contingency plan as such in the event of third party Year 2000 failures. However, we believe we should be able to identify alternative vendors if the need arises.

                                    BUSINESS

OVERVIEW

     We are a provider of Internet-based procurement systems for governmental agencies. Our procurement systems enable government agencies to purchase goods and services more efficiently and at lower administrative costs while at the same time providing valuable services to businesses selling to government agencies. Our services are provided at no cost to participating governmental agencies. Businesses that provide goods and services to agencies enrolled in our program are provided the opportunity to register with us as registered vendors for an annual fee. Our services currently include:

     - Vendor database consolidation and management

     - Notification, by e-mail and/or fax, of bid/RFP opportunities to registered vendors

     - Web site development, maintenance and hosting

     - Fax-on-demand services for participating agencies

     - Web-enabled database of all procurement information from participating agencies

     - Document production and distribution services

     DSI began offering services to Florida governmental agencies in May 1998. DSI now serves over two dozen governmental agencies and over four thousand vendors, primarily in Florida where we chose to concentrate our initial marketing efforts. Our contracts with our government clients have one to five year terms, of which three-year terms are the most typical. We intend to increase our revenues by selling our existing products and services throughout the United States to governmental agencies at the federal, state and local levels. We are also developing and intend to deliver new products and services to our constituent governmental agencies and vendors.

INDUSTRY BACKGROUND

THE GOVERNMENT PROCUREMENT MARKET

     Our primary market focuses are local and state government procurement agencies. According to the U.S. Census Bureau (as cited by VAR Business, a trade magazine), there are approximately 85,000 local government "business units" consisting of approximately 3,043 counties, 19,279 municipalities, 16,656 townships and towns, 14,422 school districts and 31,555 special districts. Government procurement practices are highly regulated and have not substantially changed in the past twenty years. Because government agencies are spending public dollars to procure goods and services, the process requires several steps and restrictions that do not apply to the private procurement industry. It is these extra steps that can lead to inefficiencies and additional expense. Although electronic procurement systems are available, they are typically legacy systems which are viewed as expensive to obtain and maintain and do not connect different procurement agencies. The inability to connect with other agencies leads to the duplication of efforts which is time consuming and costly. DSI was developed in cooperation with several forward thinking procurement agencies in order to address the deficiencies in their current practices.

TRADITIONAL GOVERNMENT PROCUREMENT PRACTICES

     Historically, vendors who wish to sell goods or services to a particular governmental agency are required to submit an application to that agency in order to be placed on the agency's vendor list. Vendors usually describe what goods or services they provide or wish to provide to the agency by means of commodity codes. Although there are several national coding systems, i.e., NIGP and SIC, many agencies have adopted their own proprietary coding systems. This has sometimes developed from past practices or may be dictated by their existing or previous legacy accounting and general finance computer systems. This has led to frustration on the part of the vendor because there is no universally accepted form or coding system. Many smaller businesses simply do not have the time or human resources to apply to agencies outside their immediate service areas, thereby limiting their potential sales reach. To date, very few agencies have charged vendors to be on their vendor list. Because of resource limitations, most agencies rarely attempt to update their vendor databases. Historically vendors rarely notify agencies when they go out of business or change location. This leads to a large amount of incorrect or inaccurate data in the agency's system.

     When an agency determines it has a need for a particular good or service in excess of the agency's "bid threshold" (i.e., the dollar threshold over which the agency must ask for bids), it develops a written bid or request for proposal
(RFP). The agency then advertises the bid/RFP opportunity in several ways:

     - Notifying vendors on their vendor list by sending them a postcard or letter or in some cases sending the entire bid package;

     - Advertising in the legal section of local newspapers, usually at an average cost of $100-$200 per ad per day;

     - Posting bid requests on bulletin boards in the agency's building; or

     - Selectively distributing the bid request to other bid reporting services such as the Dodge Report.

     Vendors who are interested in reviewing the bid/RFP opportunity and who have not received the entire package with the first notification are then required to request a copy of the bid package from the agency. Most agencies have provided the duplication and mailing of the package to the vendor at no cost. Many agencies preprint the packages and sometimes experience substantial waste if demand is less than anticipated.

     Vendors wishing to submit a bid must fill out the forms included in the bid package and return them (usually with multiple copies) to the agency by a predetermined date and time. The bids are opened publicly and the results are tabulated and posted for public inspection. After appropriate review of the vendor by agency staff, awards are made. During the interval between announcement of the bid and the award, agencies may field multiple requests for information from vendors and other sources for a listing of vendors requesting bid packages as well as award information. Since this is public information in most states, this places an additional clerical burden on procurement staffs.

     Regulations permit governmental agencies to use other agencies' contracts instead of writing their own, a process known as "piggybacking." Traditionally, there has not been a good way for agency personnel to learn of other existing contracts for similar goods and services. Regional purchasing cooperatives and other initiatives have proven to be limited in scope and geographic reach. Many agencies rely on simply calling their peers in neighboring agencies, a time consuming and often inefficient practice.

     Needs for goods and services below the bid thresholds are typically solicited by telephone or fax in what is called a phone or fax quote. Because of staffing limitations, agencies typically are only required to solicit three phone or fax quotes for any given item.

THE LIMITS OF TRADITIONAL GOVERNMENT TRANSACTION METHODS

     Traditionally, government agencies have transacted, and in many cases continue to transact, with businesses and citizens using processes that are inconvenient and labor-intensive, require extensive paperwork and use large amounts of scarce staff resources. Transactions and information requests are often made in person or by mail and are processed manually, increasing the potential for errors and the need for numerous revisions and follow-up. Even newer methods, including telephone response systems, tape exchanges and dial-up computer networks, rely on multiple systems and potentially incompatible data formats, and require significant expertise and expenditures to introduce and maintain. As a result, businesses and citizens often have no choice but to face costly delays to complete essential tasks. These delays include waiting in line at a government agency, waiting for answers by telephone or waiting for responses by mail. Businesses and citizens encounter further inconvenience and delay because they usually can work with government agencies only during normal business hours. Even when electronic alternatives are available, they often require a cumbersome process of multiple contacts with different government agencies. Increases in the level of economic activity and in the population have exacerbated these problems and increased the demand for new services.

GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE

     The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. Continued future growth in Internet usage is expected to be driven by the large and growing number of personal computers (PCs) installed in homes and offices; the decreasing cost of PCs; easier, faster and cheaper access to the Internet; improvements in network infrastructure; the proliferation of Internet content; and, the increasing familiarity with and acceptance of the Internet by governments, businesses and consumers. In addition, the volume of electronic commerce has grown in parallel with the Internet itself. Forrester Research, a market research firm, estimates that business-to-business electronic commerce will reach $1.3 trillion by 2003, and The Yankee Group, a Boston-based Internet research firm, estimates that business-to-business electronic commerce will reach $541 billion in 2003.(1)

EMERGENCE OF THE INTERNET AS A MEDIUM FOR ELECTRONIC GOVERNMENT

     The growing acceptance of the Internet and electronic commerce presents a significant opportunity for the development of electronic government, in which government agencies conduct transactions and distribute information over the Internet. By using the Internet, government agencies can increase the number and efficiency of interactions with constituents without increasing expenditures or demands on current personnel. In addition, regardless of physical distance, businesses and citizens can obtain government information

---------------

1eBusiness News, "Business-to-Business E-Commerce: The True Future of the
 'Net?," June 3, 1999 at ebusiness.dci.com/Articles/9906031.htm.

quickly and easily over the Internet. This Internet-based interaction reduces costs for both government and users and decreases response times compared to providing the same data by mail or special purpose dial-up computer connections.

CHALLENGES TO THE IMPLEMENTATION OF ELECTRONIC GOVERNMENT SERVICES

     Despite the potential benefits of electronic government, barriers to creating successful Internet-based services often preclude governments from implementing them. Some of these barriers are similar to those the private sector encounters, including:

     - the high cost of implementing and maintaining Internet technology in a budget-constrained environment;

     - the financial, operational and technology risks of moving from older, established technologies to rapidly evolving Internet technologies;

     - the need to quickly assess the requirements of potential customers and cost-effectively design and implement electronic government services that are tailored to meet these requirements; and

     - the intense competition for qualified technical personnel.

     Governments also face some unique challenges that exacerbate the difficulty of advancing to Internet-based services, including:

     - lengthy and political appropriations processes that make it difficult for governments to acquire resources and to develop Internet services quickly;

     - a diverse and substantially autonomous group of government agencies that have adopted varying and fragmented approaches to providing information and transactions over the Internet;

     - a lack of a marketing function that assures that services are designed to meet the needs of businesses and citizens and that they are aware of their availability; and

     - security and privacy concerns that are amplified by the confidential nature of the information and transactions available from and conducted with governments and the view that government information is part of the public trust.

THE DSI SOLUTION

     In cooperation with leading, forward-thinking public procurement officials, DSI has developed a number of services that address their current problems while positioning the agencies to harness the power of e-commerce. Many procurement officials have expressed a desire to exploit the Internet but have not had the resources to develop these solutions. Our Internet-based innovative products and services, coupled with our policy of providing these services free of charge to governmental agencies, has led to a rapidly spreading knowledge of DSI in its markets, and an acceptance of DSI as an industry leader in governmental purchasing, enabling us to enter into contracts with over two dozen governmental agencies. It has also led to the development of strategic alliances with state and national purchasing organizations such as the Florida Association of Public Purchasing Officials (FAPPO) and the National Institute of Government Purchasing
(NIGP).

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

     Our Internet-based products and services offer governmental agencies and their vendors the opportunity to more efficiently and seamlessly communicate regarding bids, goods and services. By using our Internet-based solutions, government agencies are able to save administrative costs in bid notification and follow-up. Governmental agencies are also able to "piggy-back" on other agency's contracts more easily since they are able to search our sites for information about other existing contracts for similar goods and services. Further, DSI is able to provide governmental agencies with a larger vendor database from which to comparison shop and order goods and services for which they are not required to obtain bids. Similarly, vendors are able to save time and expense by registering with DSI only once for multiple agencies. Registered vendors receive "real time" bid notifications and are able to immediately download the bid request or RFP at any time of day. We have initially focused our marketing efforts primarily in Florida and to date have over two dozen contracts with agencies representing various cities, counties, school districts, utility districts and aviation authorities throughout Florida. We are also currently negotiating contracts with agencies in other states.

VENDOR DATABASE CONSOLIDATION AND MANAGEMENT

     When DSI signs a contract for services with a participating public procurement agency, the governmental agency provides DSI with its vendor lists from which DSI solicits vendor registrations and develops its vendor database. This eliminates the agency's cost of producing and mailing out vendor registration applications. It also eliminates the data entry expense associated with this list. It frees up internal computer resources by allowing the agency to enter into its system only those vendors that have been awarded a bid.

     When DSI contracts with an agency, vendors on the agency's current vendor list are given the opportunity to register with DSI for purposes of receiving automatic announcement of future bid opportunities. Vendors who choose not to register with DSI may still request bid packages and may still submit bids to the agency, but they will not receive automatic notification via the Internet. Although it is difficult to judge the response rate of vendors because of the varying accuracy of the agency's existing vendor database, vendor registration rates have ranged from 50% to 85%. Vendors pay a subscription fee to receive information from all participating agencies within a geographic area. The subscription fee paid is dependent on the method of notification, i.e., fax versus e-mail. There are substantial discounts for vendors who choose electronic notification versus fax notification.

     To date approximately 20% of DSI's registered vendors elect to subscribe to all counties offered. This is significant in that as the total vendor database grows, DSI becomes more attractive to agencies that have small vendor databases. Agencies generally desire to have a large vendor database because they believe the greater number of vendors notified, the more competitive bids they will receive.

     Cost savings to an agency vary depending on the size of the agency and the number of vendors.

VENDOR NOTIFICATION

     Agencies contracting with DSI are required to enter all bids above their bid threshold into the system. Vendors are assured they will receive announcement for virtually all of the opportunities that match their goods and services.

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

     When a participating agency enters a bid into the DSI system, a query is performed to select out those vendors who match at least one of the commodity codes chosen by the agency and who have registered to receive information from that governmental agency. The bid announcement is then sent to the matching vendors either by fax or e-mail. The fax announcement includes an order form for those wishing a hard copy of the bid. Vendors receiving electronic notification receive an e-mail announcing the bid and an accompanying hyperlink which when clicked on, logs the vendor onto DSI's website and takes the vendor directly to the subject bid information. Vendors registered with DSI can download bid documents at no charge from DSI's website. Vendors requesting hardcopies of the bid pay a per page duplication cost plus shipping and handling.

WEB SITE DEVELOPMENT, MAINTENANCE AND HOSTING

     Many agencies have recognized the need to develop a presence on the Internet but because of budgetary constraints have not had the resources to do so. DSI offers to develop, maintain and host the procurement portion of the agency's web site. Typical information includes a home page, personnel section, policies and procedures and a dynamic bids information page. The bids information page, which is a dynamically generated page, is created by a query to DSI's web-enabled database. This results in up-to-date bid information with no day-to-day intervention by DSI staff. Informational technology staff from the agency are relieved of the task of developing and maintaining such a site and because the links are directed to DSI's servers, they feel comfortable with the fact that there is no penetration of the existing firewall.

FAX ON DEMAND SERVICES

     Several years ago agencies starting exploring fax on demand (FOD) technology as a way to automate their information processes. Several agencies invested in the technology while others found the cost prohibitive. Several agencies have abandoned the system because of the demand on human and telephone resources. A typical FOD installation cost between $12,000 and $50,000 and requires dedicated incoming telephone lines. The learning curve can be steep and the system usually requires a system administrator and daily maintenance. It is generally accepted among agencies that while FOD is desirable, the Internet is rapidly surpassing it.

     DSI maintains a large-scale FOD system in its office. The system allows DSI to offer an individual FOD telephone number for every participating agency. Because the scripting is identical for every agency, development and implementation time is minimal. DSI has developed a unique document numbering scheme used by all participating agencies that allows vendors quick access to standard information. Because some small or disadvantaged businesses may have access to a fax machine but not the Internet, this allows the agency another means of communicating with these smaller yet often politically vocal vendors. By offering the FOD as well as Internet access to the information, agencies can assure the governing bodies that they are not excluding the smaller businesses from participating in the bid process.

     Because routine bid information such as plan holder's lists and award information are available on both the Internet and the FOD, agencies have directed vendors to these sources thereby freeing them of the burden of fielding large volumes of incoming telephone calls, eliminating clerical responsibilities and allowing the agency more time for bid development and analysis.

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

WEB-ENABLED DATABASE OF PROCUREMENT INFORMATION

     Agency personnel enter all bid information into DSI's web-enabled database and therefore are responsible for the accuracy of the information. Since agency personnel have the responsibility for information input and update, the number of personnel needed by DSI to handle the large volume of bid information is minimized.

     All agencies enter information into a common database using common codes, which has several advantages. First, it allows agencies to search for similar bids without the necessity of calling other agencies. Second, it allows all this information to be shared without requiring any changes to an agency's internal systems. Because it is more convenient for vendors to register in one place, the agencies are enjoying a larger and more accurate vendor list. Many agencies have experienced an appreciable increase in the number of vendors responding to bid opportunities because a larger number of vendors are being notified.

     Our system has comprehensive reporting capabilities that allow agencies to fulfill their departmental policies with a minimum of effort. Soon to be released minority vendor reporting functions will further enable the agencies to meet strict minority and disadvantaged business reporting requirements. Vendor search and reporting functions will enable vendors to see how much activity they have had using DSI as well as searching for new potential markets for their goods and services.

     Because the information displayed on both the agencies' and DSI's site is derived from this web-enabled database, DSI can provide the vendor with the most current and accurate bid information with little or no intervention from DSI personnel. This will enable DSI to service a large number of client agencies without an equally large number of DSI personnel.

DOCUMENT PRODUCTION AND DISTRIBUTION SERVICES

     Historically, most agencies have shouldered the cost of producing, duplicating and mailing bid packages to those vendors who request copies. Some agencies even pay for overnight services when a vendor requests such. Depending on the size of the agency and the volume of documents requested, these costs can easily be in the tens of thousands of dollars per year. In addition to the production and postage costs, it also takes a significant amount of staff time to produce and distribute these packages. Many agencies simply make an educated guess as to the number of copies they will need for a particular project and contract the work to either an internal or external print shop. Too large an estimate can lead to wasted copies while too few can lead to vendors having to wait for their packages. Since most bids are time-sensitive, this latter scenario is unacceptable to most vendors.

     DSI offers document production and distribution services to its client agencies. DSI has the equipment necessary to reproduce everything from standard letter sized black and white to full size blueprint and architectural drawings. Requests for packages by vendors are produced and shipped within 24 hours of receipt. Vendors are charged a per page fee based on the size of the page and whether it is black and white or color. A handling fee and postage is added to the cost and an invoice is sent with the package.

     Agencies are encouraged to send DSI an electronic copy of the bid package. DSI then posts the bid package to both the agency's and DSI's web sites. Vendors may view and download the bid package, but they are unable to alter its content. Vendors are rapidly realizing the time and cost savings of downloading the package versus requesting and

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

paying for hard copies. Registered vendors can download the packages at no cost. Non-registered vendors pay a download fee. An internal audit done by DSI revealed that the percentage of packages downloaded versus hardcopies has been increasing. DSI expects this trend to accelerate and is carefully balancing its acquisition of new duplication equipment with estimated future demand. DSI plans to post blueprints on the website. This will allow vendors to view and download these prints at no charge. Downloading construction documents will permit vendors to incorporate these documents into estimating and planning software packages they currently utilize.

VENDOR SERVICES

     Vendor information can be entered either by the vendor himself through the website or by DSI staff in the case of a hard copy registration. In either case, a confirmation notice is sent to the registering vendor either by e-mail or regular mail. This confirmation letter issues a username and password and lists the various commodity codes in a file. Vendors are reminded that they are responsible for maintaining the accuracy of their information should any changes in their business occur, e.g., new phone or fax number or new e-mail address. Vendors can modify any portion of their file through the DSI website.

     Vendors are advised via their services agreement that DSI does not guarantee 100% notification of bid opportunities. Multiple attempts are made to notify matching vendors until at least 90% of matching vendors are reached. As time and staff permits, additional efforts are made to those vendors that were unable to be notified by the standard methods.

     Current vendors are notified automatically when new agencies, counties or states are added, allowing them the opportunity to add them to their profile. DSI customer service representatives are available to answer vendor questions through e-mail or toll-free telephone numbers.

     DSI has developed programs directed at smaller or less technologically sophisticated vendors. A program announcement is mailed to such vendors inviting them to attend the free DSI-sponsored program. Vendors who attend are taught how to use the DSI system and are given a resource kit containing local Internet access information, rates as well any current promotions by computer companies. The purpose of the seminar is to alleviate such vendors' apprehension that this technology might exclude them from the bidding process.

NEW PRODUCTS AND SERVICES

     DSI continues to develop enhancements to its existing products and services. Feedback from vendors and current and potential client agencies is relayed to DSI's development team. We have recently completed an electronic pre-qualification process for major road construction projects. This process eliminates several labor-intensive steps in the process of pre-qualifying contractors for major construction projects. The technology is also being utilized in the development of an electronic minority vendor registration and certification. This process is applicable to any agency that has a minority certification process.

INSTALLATION, TRAINING AND IMPLEMENTATION

     It takes approximately 90 days from the initial signing of a contract with an agency to the date of full implementation of our Internet-based procurement solution. Included in

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that time-frame are approximately four hours of training per agency. This is a substantially shorter time-frame than the customary 12 to 18 month ranges for installation, training and implementation that providers of customized software solutions generally face.

CURRENT CONTRACTS

     We have initially focused our marketing efforts primarily in Florida and have entered into over two dozen contracts with agencies representing various cities, counties, school districts, airport authorities and utility districts through out Florida. We are currently negotiating contracts with agencies in other states.

     Each of these agencies operates under a separate contract, which provides, among other things, that DSI will be responsible for notifying vendors of the agency's solicitation of bids, and that DSI will charge vendors for the notification service. Most contracts generally have a term of three years with options to renew at one year increments. Contracts are cancelable by either party upon 30 days' notice.

SALES AND MARKETING

     Our overall marketing strategy is to offer a complete procurement solution that both vendors and governmental procurement agencies will consider an outstanding value. Contracting with a greater number of agencies not only serves to attract more vendors and hence more revenue, but it also increases the size of the bid library available to the agencies through the connectivity of DSI's website.

     To date, our marketing efforts have focused primarily on individualized presentations to agencies and presentations at regional and state meetings of governmental purchasing agencies and procurement departments. Our sales and marketing staff consisted of our former President, Ronald Brown, until July 1999, when two additional sales and marketing personnel were hired. With the funding we receive from HTE and this rights offering, we plan to hire additional sales and marketing personnel for rolling out our products and services to governmental agencies throughout the United States. Further, we plan to expand our product presentations to trade shows and other meeting venues of governmental procurement departments and purchasing agencies, in addition to continuing to make individualized agency presentations.

COMPETITION

     We believe that the principal factors upon which we compete are:

     - understanding of government needs;

     - the quality, reliability and fit of electronic government services;

     - the speed and responsiveness to the needs of businesses and citizens; and

     - cost-effectiveness.

     Although the market for online information services is rapidly evolving and intensity competitive, we believe we compete favorably with respect to the above-listed factors. In order to be successful in the future, we must continue to respond promptly and effectively to the challenges of technological change and our competitors' innovations. In most cases, the principal substitute for our services is a government-designed and managed service that integrates other vendors' technologies, products and services. Companies that have

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expertise in marketing and providing technical electronic services to government entities may begin to compete, or may intensify their current competition, with us by further developing their services and increasing their focus on this piece of their business and market share. In addition, companies specializing in business-to-business purchasing services may enter the government market and companies providing general Internet business solutions to businesses may also target governments in order to enable such governments to eliminate or reduce the need to outsource their purchasing requirements. Examples of our current and potential competitors are as follows:

     - System integrators and enterprise resource planning companies, including American Management Systems, SAP, Oracle and PeopleSoft;

     - Traditional government software solution providers (who also compete with HTE), including J.D. Edwards, SCT and Tyler;

     - Traditional and Internet consulting companies, including Andersen Consulting, IBM, USWeb, Razorfish, eForce, Viant, AppNet and Sapient;

     - Internet companies specializing in maintenance, repair and operations and catalog purchasing, including Trilogy, Procurenet, Agentics, MRO.com, Concur, Commerce One, PurchasePro, Ariba and Buysense.com (a joint venture of Ariba and AMS, Inc.);

     - Companies that set up Internet community sites and exchanges, including VerticalNet, Tradex and fastxchange;

     - Companies that publish catalogs and bids, including Thomas Publishing, Ziff-Davis and F.W. Dodge Division of McGraw-Hill;

     - Companies that set up specialized and generalized RFP/RFQ sites, including InternetRFP, Governmentbids.com, RapidRegistration, Govcon.com, BidSite, Bidnet, Compnet, Worldbid, RFQdata, Wiznet and Powersourcing; and

     - Smaller and regional software and/or consulting companies that may have existing relationships with local governments

     Many of our existing and potential competitors are national or international in scope, may have greater resources, and may devote a significantly greater amount of resources to development of their products and services than we do. These resources could enable our competitors to initiate severe price cuts or take other measures in an effort to gain market share. Additionally, in some geographic areas, we may face competition from smaller consulting firms with established reputations and political relationships with potential government clients. There can be no assurances that we will be able to successfully compete with new or existing competitors. If we do not compete effectively, or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business and financial condition may be materially adversely affected.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We rely on a combination of nondisclosure and other contractual arrangements with governments, our employees and third parties, and privacy and trade secret laws to protect and limit the distribution of the proprietary software, documentation and processes we have developed in connection with the electronic government products and services we offer. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights and proprietary technology, our business could be harmed. Any actions we take may not be adequate to protect our proprietary rights and other companies may develop technologies that are similar or superior to our proprietary technology.

     Although we believe that our products and services do not infringe on the intellectual property rights of others and that we have all rights needed to use the intellectual property employed in our business, it is possible that we could in the future become subject to claims alleging infringement of third party intellectual property rights. Any claims could subject us to costly litigation, and may require us to pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement.

TECHNOLOGY AND OPERATIONS

     DSI operates a combination of fax on demand (FOD) and Internet services. While we anticipate having to maintain some FOD services for the foreseeable future, the primary emphasis of development will be on Internet-related products and services. All applications are proprietary and are developed and reside on redundant servers located on our site. Other than an Internet connection, there are no other local hardware or software requirements for our client agencies and vendors. Agencies and vendors access the system via any standard web browser using DSI-issued user name and passwords. Having all software centrally located eliminates the need for on site installation and/or service.

     DSI uses enterprise application servers that have redundant hard drives and processors and the information is backed up to tape daily and the tapes stored off site. The system is scaleable and DSI does not anticipate any significant hardware capacity issues. Additional servers and hard disc storage space can be added without significant disruption of service. Multiple T1 telephone lines serve the telephone and web servers.

     Multiple layers of security including secure socket layers, proxy servers and hardware and software firewalls were installed to protect against unauthorized access to either the data or system hardware. The servers are locked in an access-controlled room. Access to varying levels of data is restricted by multiple levels of user access codes. All servers and local machines are protected by anti-virus software.

     A fundamental requirement to conduct business via the Internet is the secure transmission of information over public networks. If our agency and vendor clients are not confident in the security of e-commerce, they may not renew their contracts or registrations which would severely harm our business. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms we use to protect content and transactions on our websites or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general could adversely affect our business.

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

FACILITIES

     Currently, all of DSI's operations are housed in 5200 square feet of office space in Maitland, Florida. Approximately 1100 square feet are used for document fulfillment operations while the remainder is used for administration, development and support. Our current facility has adequate capacity for approximately 15 to 20 more employees. Additional employees could be housed in the space if multiple shifts in certain work areas are established. The facility has adequate telephone and power and is located near major transportation arteries. Although there is no additional space for expansion in the current facility, there is adequate additional office space at comparable rates nearby.

EMPLOYEES

     As of December 15, 1999, DSI had 17 full-time and three part-time employees. Of these, 5 are in development, 6 are in operations, 4 are in sales and marketing, and 5 are in administration. None are represented by labor unions and we consider relationships with our employees to be excellent. We envision hiring additional staff in all areas as our service area grows. Contracting with agencies in different time zones will necessitate extending our current hours of operation.

SOURCES OF REVENUE

     Currently DSI has two sources of revenue. The majority of revenues come from vendor subscriptions. Vendors pay an annual fee that depends on the number of counties or states they wish to register for and the mode of notification, i.e., fax versus e-mail. The other source of revenue is from document fulfillment services. We intend to expand our sources of revenue to include business-to-business commerce fees, advertising, and other transactional fees associated with electronic catalog orders placed by agencies or vendors.

     DSI is investigating various pricing models for existing and future services. It is our plan to further cultivate existing markets while developing new markets for current and future products.

LEGAL PROCEEDINGS

     We may from time to time become a party to various legal proceedings arising in the ordinary course of our business. However, we are not currently subject to any material legal proceedings.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of DSI are as follows:

NAME                                  AGE                 POSITION
----                                  ---                 --------
O. F. Ramos.........................  41    Chief Executive Officer, President
                                              and Director -- Class I
Bernard B. Markey...................  35    Chairman of the Board and
                                            Director -- Class I
L. A. Gornto, Jr....................  57    Chief Financial Officer, Executive
                                            Vice President, Secretary and
                                              Director -- Class III
Edward S. Jordan....................  38    Chief Operating Officer and Vice
                                              President
William Knox North..................  43    Chief Technology Officer and Vice
                                              President
Edward A. Moses.....................  57    Director -- Class II

     Mr. O. F. Ramos was appointed as Chief Executive Officer, President and a director of DSI in November 1999. Mr. Ramos joined HTE in June 1998 and was appointed to the HTE board of directors in August 1998. He served as Executive Vice President of HTE and President of HTE-UCS, Inc., a wholly-owned subsidiary of HTE, from June 1998 through November 1999. From 1986 to 1998, Mr. Ramos served as the President and Chief Executive Officer of UCS, Inc. As the co-founder of UCS, Inc., he was responsible for the corporate direction and financial development of that company and for overseeing operations. Prior to 1986, Mr. Ramos served in various engineering and management capacities at Motorola, Inc., where he was responsible for the development and manufacturing of diverse software and hardware products.

     Mr. Bernard B. Markey was appointed as a director and Chairman of the Board in November 1999. Mr. Markey has been a director of HTE since 1995. Mr. Markey is a Managing Partner of Advest New Century Capital, a private equity firm which he joined in September 1999. Mr. Markey was a general partner of Meridian Venture Partners, a privately-held venture capital fund, from 1995 through September 1999.

     Mr. L. A. Gornto, Jr. was appointed as Chief Financial Officer, Executive Vice President, Secretary, director and General Counsel of DSI in November 1999. Mr. Gornto joined HTE in January 1997 and serves as a director of HTE and as HTE's Executive Vice President, Secretary and General Counsel. From January 1997 until November 1997, he served as HTE's Chief Financial Officer. Since 1988, Mr. Gornto has been engaged in the private practice of law in Central Florida and provides legal services to HTE as General Counsel. From 1985 to 1987, Mr. Gornto served as Senior Vice President -- Finance and Chief Financial Officer of Jerrico, Inc., formerly a publicly-traded company and holding company of Long John Silvers, a seafood restaurant chain. From 1977 to 1985, he was engaged in the private practice of law and also served as a management consultant. From 1968 to 1977, he served as Executive Vice President and Chief Financial

Officer and a director of Red Lobster Restaurants, a seafood restaurant chain and formerly a subsidiary of General Mills, Inc.

     Mr. Edward S. Jordan was appointed Chief Operating Officer and a Vice President of DSI in December 1999. From November 1995 to December 1999, Mr. Jordan served as Chief Executive Officer (Americas) of Mosaic Software, Inc., a software company. There, his responsibilities included establishing corporate offices in the United States, establishing strategic corporate partnerships, creating direct and re-seller channels in North America, Latin America and the Caribbean, and introducing a new software product for electronic funds transfer into North and South America. From February 1994 to October 1995, he served as Group Manager and Engineering Manager for UCS, Inc., responsible for three divisions developing distributed applications.

     Mr. William Knox North was appointed Chief Technology Officer and a Vice President of DSI in December 1999. From 1986 to 1999, Mr. North served as the Vice President of Engineering of UCS, Inc., a privately held Florida corporation that was acquired by HTE in June 1998. As the co-founder of UCS, Inc., he was responsible for the technical direction and oversaw project management of that company. Prior to 1986, Mr. North served in various engineering and management capacities at Motorola, Inc., where he was responsible for the various software and hardware projects for several portable radios and paging terminals.

     Mr. Edward A. Moses was appointed as a director of DSI in November 1999 and serves as a part-time consultant to DSI. Mr. Moses was appointed as a member of HTE's board of directors in December 1998. Mr. Moses has served as dean of the Roy E. Crummer Graduate School of Business at Rollins College since 1994, and as a professor and NationsBank professor of finance since 1989. From 1985 to 1989, he served as dean and professor of finance at the University of North Florida. He has also served in academic and administrative positions at the University of Tulsa, Georgia State University and the University of Central Florida, and currently serves as a faculty member in the Graduate School of Banking of the South. Mr. Moses also serves as a director of CNL Health Care Properties, Inc., a publicly-held real estate holding company.

STAGGERED BOARD OF DIRECTORS

     Our articles of incorporation and bylaws provide that our board of directors are divided into three classes of directors, with the classes to be as nearly equal in number as possible. Mr. Markey and Mr. Ramos serve as Class I directors, whose terms expire at the 2000 annual shareholders' meeting. Mr. Moses serves as a Class II director, whose term expires at the 2001 annual shareholders' meeting. Mr. Gornto serves as a Class III director, whose term expires at the 2002 annual shareholders' meeting.

COMMITTEES OF THE BOARD

     We do not currently have a Compensation Committee, but intend to appoint one following the closing of the rights offering. All decisions concerning compensation were made by the board of directors. Mr. Ramos, DSI's Chief Executive Officer, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of DSI, except that he is excluded from discussions regarding his own salary and incentive compensation.

     Within 120 days from the date of this prospectus, DSI's board of directors plans to establish an Audit Committee, which will consist of at least two independent directors, to meet periodically with management and DSI's independent auditors and to review the results and scope of the audit and other services provided by DSI's independent auditors, DSI's accounting procedures and the adequacy of DSI's internal controls.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Markey, Chairman of the Board of DSI, serves on HTE's Compensation Committee. In addition, Mr. Moses, a director of DSI, also serves on HTE's Compensation Committee. Accordingly, an interlocking relationship exists between Messrs. Markey and Moses, as board members of DSI, and the members of HTE's Compensation Committee. Other than Messrs. Markey and Moses, none of our executive officers or directors presently serve, or in the past served, on the compensation committee of another company whose directors or executive officers served on our board of directors. In addition, members of our board of directors own capital stock of DSI and have interests in certain transactions of DSI as described in "Certain Relationships and Related Party
Transactions -- Transactions with Management and Others."

COMPENSATION OF DIRECTORS

     DSI has not paid compensation to any of its directors for acting in such capacity. DSI is currently reviewing its policy on compensation of outside directors in the future. The Company reimburses all directors for the expenses incurred in attending meetings of the board of directors. Directors who are officers of DSI receive no additional compensation for service as directors. Directors who are not full-time employees receive $1,000 per board or committee meeting attended and all directors are eligible for option grants under DSI's 1999 Employee Incentive Compensation Plan. During fiscal year 1999, DSI granted each of the four directors an option to acquire 10,000 shares of DSI common stock. The option has an exercise price of $1.00 per share and vests in equal thirds over a three-year period. We plan to appoint at least one additional director who is not affiliated with DSI. Each such independent director so elected will receive options to purchase 10,000 shares of DSI common stock at $1.00 per share.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by the Predecessor or DSI to its President for services performed on the Predecessor or DSI's behalf during the year ended December 31, 1998, the period from January 1, 1999, to June 17, 1999, and the period from June 18, 1999, to October 31, 1999 (the "Named Executive Officer"). The Named Executive Officer was the sole executive officer of DSI during such periods. The Named Executive Officer no longer serves as an officer of DSI.

                                                                                          LONG-TERM
                                                     COMPENSATION(1)                 COMPENSATION AWARDS
                                           -----------------------------------   ----------------------------
NAME AND PRINCIPAL                                                  OTHER        RESTRICTED    OPTIONS           ALL OTHER
POSITION                    PERIOD         SALARY     BONUS    COMPENSATION(2)   STOCK AWDS.   SARS(#)   LTIP   COMPENSATION
------------------     -----------------   -------   -------   ---------------   -----------   -------   ----   ------------
Ronald Brown.........  01/01/98-12/31/98   $39,770   $   -0-       $   -0-           -0-         -0-     -0-      $   -0-
  President
                       01/01/99-06/17/99    42,000       -0-           -0-           -0-         -0-     -0-          -0-
                       06/18/99-10/31/99    55,160       -0-        34,805           -0-         -0-     -0-       34,805

-------------------------

(1) The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits extended to the Named Executive Officer. The aggregate amount of such compensation for the Named Executive Officer is less than 10% of the total annual salary and bonus.

(2) Represents additional compensation received by Mr. Brown for a vehicle that was purchased by the company.

STOCK OPTION INFORMATION

     DSI did not grant any options during the year ended 1998, the period from January 1, 1999, to June 17, 1999, and the period from June 18, 1999, to October 31, 1999. See "-- Employment Agreements," "-- Consulting Agreements" and
"-- 1999 Employee Incentive Compensation Plan" below with respect to stock options granted subsequent to October 31, 1999.

EMPLOYMENT AGREEMENTS

     EMPLOYMENT AGREEMENT WITH O. F. RAMOS. Effective November 1, 1999, DSI entered into an employment agreement with O. F. Ramos, under which Mr. Ramos serves as DSI's chief executive officer for an initial period ending on December 31, 2002. The agreement provides for an annual salary of $160,000 and incentive compensation payments based on performance. The agreement also provides that, upon the termination of the executive's employment or death, DSI will pay to the executive's estate any unpaid base salary and any accrued but unpaid incentive compensation through the date of termination. In the event an executive is terminated without Cause (as defined), DSI will pay to such executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination, and in certain cases, additional payment of salary, incentive compensation and benefits for up to twelve months after the date of termination.

     Pursuant to the employment agreement, Mr. Ramos has been granted qualified and non-qualified options under DSI's 1999 Employee Incentive Compensation Plan to purchase an aggregate of 990,000 shares of DSI common stock at $1.00 per share, comprised of (i) 400,000 qualified options which vest in equal amounts of 100,000 on December 1, 1999 and on November 1 of each of the next three years thereafter, (ii) 90,000 non-qualified options which vest in equal amounts of 22,500 on December 1, 1999 and on November 1 of each of the next three years thereafter, (iii) 250,000 non-qualified options which vest in nearly equal amounts on each of the first three anniversaries of the agreement based upon and subject to the trading price of DSI's common stock achieving certain levels, and
(iv) 250,000 non-qualified options which vest in nearly equal amounts at the end of consecutive six-month periods based upon DSI achieving certain performance criteria as determined by the board. These options expire ten years from the date of grant, provided, however, that if Mr. Ramos' employment is terminated during the initial term without cause, he can exercise all vested non-qualified options within one year from the date of such termination. In the event of a change of control as defined in the agreement, certain options will vest based upon the value of the transaction causing the change of control and certain options will convert to a more favorable vesting schedule.

     The agreement contains confidentiality provisions and also prohibits the executive from competing with DSI during the term of the agreement and for two years thereafter. Upon resignation, DSI shall pay Mr. Ramos any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

     PART-TIME EMPLOYMENT AGREEMENTS WITH MESSRS. MARKEY AND GORNTO. Effective December 15, 1999, DSI entered into part-time employment agreements with Bernard
B. Markey and L. A. Gornto, Jr. with initial periods ending on December 31, 2002, under which Mr. Markey serves as a financial assistant to DSI's principal executive officers and Mr. Gornto serves as Chief Financial Officer, Executive Vice President, Secretary and General Counsel. Each agreement provides for an annual salary of $12,000 for up to 200 hours of each such executive's time per year. If either executive is required to devote more than 16 hours of time in any particular month, then he will be paid $1,000 per day in addition to his base salary. Further, Mr. Gornto's agreement provides for a mutually agreed higher compensation amount if he devotes more than 40 hours in any calendar month. Pursuant to the employment agreements, each executive has been granted, pursuant to DSI's 1999 Employee Incentive Compensation Plan, qualified options to purchase an aggregate of 90,000 shares of DSI common stock at $1.00 per share, with 22,500 vesting on December 15, 1999 and the remaining 67,500 vesting in equal thirds on November 1, 2000, November 1, 2001 and November 1, 2002. The agreements contain confidentiality provisions and also prohibit the executives from competing with DSI during the term of the agreement and for two years thereafter.

     EMPLOYMENT AGREEMENTS WITH MESSRS. JORDAN AND NORTH. In December 1999, DSI entered into employment agreements with each of Edward Jordan, who serves as Chief Operating Officer and a Vice President, and William Knox North, who serves as Chief Technology Officer and a Vice President. Each agreement provides for an annual salary of $120,000 and incentive compensation payments based on performance. Mr. Jordan's agreement provides for the grant of qualified options under DSI's 1999 Employee Incentive Compensation Plan to purchase an aggregate of 100,000 shares of DSI common stock for $1.00 per share, which options vest in equal amounts of 25,000 over four years. Mr. North's agreement provides for the grant of qualified options to purchase an aggregate of 100,000 shares of DSI common stock at $1.00 per share, which options vest in equal thirds over the next three years.

CONSULTING AGREEMENTS

     CONSULTING AGREEMENT WITH EDWARD MOSES. Prior to the consummation of the rights offering, DSI will enter into a three-year consulting Agreement with Edward Moses, a director of DSI, pursuant to which Mr. Moses will provide consulting services with respect to strategic planning, operations matters, growth and development matters and other areas as requested by DSI. In exchange for these services, DSI will grant Mr. Moses options to purchase an aggregate of 90,000 shares of DSI common stock at $1.00 per share, with 22,500 vesting upon the execution of the agreement and the remaining 67,500 vesting in equal thirds on each anniversary of the effective date of the consulting agreement.

     CONSULTING AGREEMENT WITH RONALD BROWN. On December 7, 1999, DSI entered into a one year consulting agreement with its founder, Ronald D. Brown and his company, Ibis Information Services, Inc., for consulting services to be provided from time to time with respect to corporate, business, marketing, e-commerce and other general business matters. Although Mr. Brown is not required to devote any particular amount of time under the agreement, he agreed to participate in up to six business trips between December 7, 1999 and March 31, 2000 in connection with existing and prospective customers; devote up to 40 hours in attendance at meetings until March 31, 2000, and devote up to 10 hours per month of telephone consulting with DSI's Chief Executive Officer and other DSI personnel designated by the Chief Executive Officer. Under the consulting agreement, Mr. Brown will be paid a total of $150,000, payable in 24 equal semi-monthly payments of $6,250 each. Further, DSI agreed to pay Mr. Brown the premium cost of his family health insurance coverage under his COBRA election, in addition to reimbursing Mr. Brown reasonable business expenses he incurs in rendering services under the consulting agreement.

ANNUAL INCENTIVE COMPENSATION BONUSES

     The Company may adopt an incentive compensation bonus program for its executive officers pursuant to which distributions may be made annually based on the Company's earnings and on each participating officer's contributions to the Company's profits and other corporate goals. Distributions will be made from a pool, the amount of which is to be established by DSI's board of directors. Individual distributions from the pool are determined by DSI's Compensation Committee and will be generally based on a percentage of the participating officer's base salary.

1999 EMPLOYEE INCENTIVE COMPENSATION PLAN

     The following is a summary of certain features of DSI's 1999 Employee Incentive Compensation Plan (the "Plan").

     SHARES AVAILABLE FOR AWARDS; ANNUAL PER-PERSON LIMITATIONS. Under the Plan, the total number of shares of Common Stock that may be subject to the granting of Awards under the Plan at any time during the term of the Plan shall be equal to 4,000,000 shares, plus the number of shares with respect to which Awards previously granted under the Plan that terminate without being exercised, and the number of shares that are surrendered in payment of any Awards or any tax withholding requirements. The Plan limits the number of shares which may be issued pursuant to incentive stock options to 4,000,000 shares.

     In addition, the Plan imposes individual limitations on the amount of certain Awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year the number of options, SARs, restricted shares of Common Stock, deferred shares of Common Stock, shares as a bonus or in lieu of other DSI obligations, and other stock-based Awards granted to any one participant may not exceed 2,500 for each type of such Award, subject to adjustment in certain circumstances. The maximum amount that may be paid out as an annual incentive Award or other cash Award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance Award or other cash Award in respect of a performance period by any one participant is $2,000,000.

     The Committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of Common Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the Common Stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

     ELIGIBILITY. The persons eligible to receive Awards under the Plan are the officers, directors, employees and independent contractors of DSI and its subsidiaries. No independent contractor will be eligible to receive any Awards other than stock options. An employee on leave of absence may be considered as still in the employ of DSI or a subsidiary for purposes of eligibility for participation in the Plan. As of December 15, 1999, all executive officers, directors, and employees of DSI were eligible to participate in the Plan, and 22 persons had options granted under the Plan.

     ADMINISTRATION. The Plan is to be administered by a committee designated by the Board of Directors consisting of not less than three directors (the "Committee"), each member of which must be a "non-employee director" as defined under Rule 16b-3 under the Exchange Act and an "outside director" for purposes of Section 162(m) of the Code. However, except as otherwise required to comply with Rule 16b-3 of the Exchange Act, or Section 162(m) of the Code, the Board may exercise any power or authority granted to the Committee. Subject to the terms of the Plan, the Committee or the Board is authorized to select eligible persons to receive Awards, determine the type and number of Awards to be granted and the number of shares of Common Stock to which Awards will relate, specify times at which Awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations that may be necessary or advisable for the administration of the Plan.

     STOCK OPTIONS AND SARS. The Committee or the Board is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of Common Stock on the date of exercise (or defined "change in control price" following a change in control) exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR are determined by the Committee, but in the case of an ISO must not be less than the fair market value of a share of Common Stock on the date of grant. For purposes of the Plan, the term "fair market value" means the fair market value of Common Stock, Awards or other property as determined by the Committee or the Board or under procedures established by the Committee or the Board. Unless otherwise determined by the Committee or the Board, the fair market value of Common Stock as of any given date shall be the closing sales price per share of Common Stock as reported on the principal stock exchange or market on which Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee or the Board, except that no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares that have been held for at least 6 months, outstanding Awards or other property having a fair market value equal to the exercise price, as the Committee or the Board may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee or the Board. SARs granted under the Plan may include "limited SARs" exercisable for a stated period of time following a change in control of DSI, as discussed below.

     RESTRICTED AND DEFERRED STOCK. The Committee or the Board is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of Common Stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the Committee or the Board. A participant granted restricted stock generally has all of the rights of a stockholder of DSI, unless otherwise determined by the Committee or the Board. An Award of deferred stock confers upon a participant the right to receive shares of Common Stock at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

     DIVIDEND EQUIVALENTS. The Committee or the Board is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of Common Stock, other Awards or other property equal in value to dividends paid on a specific number of shares of Common Stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of Common Stock, Awards or otherwise as specified by the Committee or the Board.

     BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS. The Committee or the Board is authorized to grant shares of Common Stock as a bonus free of restrictions, or to grant shares of Common Stock or other Awards in lieu of DSI obligations to pay cash under the Plan or other plans or compensatory arrangements, subject to such terms as the Committee or the Board may specify.

     OTHER STOCK-BASED AWARDS. The Committee or the Board is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, Awards with value and payment contingent upon performance of DSI or any other factors designated by the

Committee or the Board, and Awards valued by reference to the book value of shares of Common Stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee or the Board determines the terms and conditions of such Awards.

     PERFORMANCE AWARDS, INCLUDING ANNUAL INCENTIVE AWARDS. The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee or the Board. In addition, the Plan authorizes specific annual incentive Awards, which represent a conditional right to receive cash, shares of Common Stock or other Awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Performance Awards and annual incentive Awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be "covered employees" (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such Awards as "performance-based compensation" not subject to the limitation on tax deductibility by DSI under Code Section 162(m). For purposes of Section 162(m), the term "covered employee" means DSI's chief executive officer and each other person whose compensation is required to be disclosed in DSI's filings with the SEC by reason of that person being among the four highest compensated officers of DSI as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance Award or annual incentive Award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee and not the Board.

     Subject to the requirements of the Plan, the Committee or the Board will determine performance Award and annual incentive Award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. In granting annual incentive or performance Awards, the Committee or the Board may establish unfunded award "pools," the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of certain business criteria described in the Plan (including, for example, total stockholder return, net income, pretax earnings, EBITDA, earnings per share, and return on investment). During the first 90 days of a fiscal year or performance period, the Committee or the Board will determine who will potentially receive annual incentive or performance Awards for that fiscal year or performance period, either out of the pool or otherwise.

     After the end of each fiscal year or performance period, the Committee or the Board will determine (i) the amount of any pools and the maximum amount of potential annual incentive or performance Awards payable to each participant in the pools and (ii) the amount of any other potential annual incentive or performance Awards payable to participants in the Plan. The Committee or the Board may, in its discretion, determine that the amount payable as an annual incentive or performance Award will be reduced from the amount of any potential Award.

     OTHER TERMS OF AWARDS. Awards may be settled in the form of cash, shares of Common Stock, other Awards or other property, in the discretion of the Committee or the Board. The Committee or the Board may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee or the Board may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee or the Board is authorized to place cash, shares of Common Stock or other property in trusts or make other arrangements to provide for payment of DSI's obligations under the Plan. The Committee or the Board may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of Common Stock or other property to be distributed will be withheld (or previously acquired shares of Common Stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee or the Board may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.

     Awards under the Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee or the Board may, however, grant Awards in exchange for other Awards under the Plan, awards under other DSI plans, or other rights to payment from DSI, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

     ACCELERATION OF VESTING; CHANGE IN CONTROL. The Committee or the Board may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement, vesting shall occur automatically in the case of a "change in control" of DSI, as defined in the Plan (including the cash settlement of SARs and "limited SARs" which may be exercisable in the event of a change in control). In addition, the Committee or the Board may provide in an Award agreement that the performance goals relating to any performance based Award will be deemed to have been met upon the occurrence of any "change in control." Upon the occurrence of a change in control, if so provided in the Award agreement, stock options and limited SARs (and other SARs which so provide) may be cashed out based on a defined "change in control price," which will be the higher of (i) the cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all assets of DSI, or (ii) the highest fair market value per share (generally based on market prices) at any time during the 60 days before and 60 days after a change in control. For purposes of the Plan, the term "change in control" generally means (a) approval by shareholders of any reorganization, merger or consolidation or other transaction or series of transactions if persons who were shareholders immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding, voting securities, or a liquidation or dissolution of DSI or the sale of all or substantially all of the assets of DSI (unless the reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned), or (b) a change in the composition of the Board such that the persons constituting the Board on the date the Award is granted (the "Incumbent Board"), and subsequent directors approved by the Incumbent Board (or approved by such subsequent directors), cease to constitute at least a majority of the Board, or (c) the acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 30% of either the then outstanding shares of DSI's Common Stock or the combined voting power of DSI's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) DSI or its Subsidiaries,
(2) any person, entity or "group" that as of the date on which the Award is granted owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of DSI or its Subsidiaries.

     AMENDMENT AND TERMINATION. The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant Awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of Common Stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the Plan which might increase the cost of the Plan or alter the eligibility of persons to receive Awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the Plan will terminate at such time as no shares of Common Stock remain available for issuance under the Plan and DSI has no further rights or obligations with respect to outstanding Awards under the Plan.

     OUTSTANDING OPTIONS. As of the date of this prospectus, DSI has granted options to purchase a total of 1,650,000 shares of common stock under the Plan, including (i) options to purchase 1,000,000 shares granted to Mr. Ramos, (ii) options to purchase 100,000 shares granted to each of Messrs. Markey, Gornto, Moses, Jordan, and North, and (iii) options to purchase an aggregate of 150,000 shares granted to 16 employees of DSI. The exercise price of these options is equal to $1.00 per share. Upon consummation of the rights offering, DSI will grant additional options to purchase an aggregate of up to 300,000 shares of DSI common stock to all holders of unvested HTE stock options as of December 16, 1999. See "The Offering." All options expire ten years from the date of grant.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

     LEGAL SERVICES. L. A. Gornto, Jr., DSI's General Counsel, has performed certain legal services for DSI through his law firm, L. A. Gornto, Jr., P.A., for which DSI paid approximately $3,800 from DSI's inception through October 1999, and from which office rent, secretarial and certain other expenses incurred by Mr. Gornto in providing such services were paid. DSI has not yet been billed for Mr. Gornto's legal services from November 1, 1999 to date.

     CONDITIONAL PURCHASE OF SERIES B PREFERRED STOCK. HTE and Messrs. Gornto, Markey, Moses and Ramos, officers and directors of DSI, have agreed, pursuant to the terms of a Conditional Series B Stock Purchase Agreement, to purchase in the aggregate 2,000,000 shares of DSI's Series B preferred stock for an aggregate purchase price of $2,000,000 only in the event that less than $5,000,000 in rights are exercised in the aggregate. HTE will purchase 1,000,000 shares of Series B preferred stock and each of Messrs. Gornto, Markey, Moses and Ramos will each purchase 250,000 shares of Series B preferred stock. For a description of the Series B preferred stock, see "Description of Securities -- Series B Preferred Stock." In conjunction with, and as an inducement to HTE and the individuals to commit to the conditional purchase of Series B preferred stock, DSI will issue HTE and such individuals warrants entitling them to purchase an aggregate of 1,000,000 shares of DSI common stock at an exercise price of $2.00 per share. HTE will receive warrants to purchase 500,000 shares of DSI common stock and each individual will receive warrants to purchase 125,000 shares of DSI common stock. Such warrants will be exercisable upon consummation of the rights offering and will expire two years thereafter. The exercise price and number of shares of common stock issuable upon the exercise of each of the warrants may be adjusted upon the occurrence of certain events, including stock splits, stock dividends, reorganization, recapitalization, merger or sale of all or substantially all of DSI's assets. See "Description of Securities -- Warrants."

     EMPLOYMENT AND CONSULTING AGREEMENTS WITH OFFICERS AND DIRECTORS. DSI has entered into employment agreements with each of Messrs. Ramos, Gornto, Markey, Jordan and North. In addition, DSI has entered into consulting agreements with each of Messrs. Moses and Brown. See "Executive Compensation -- Employment Agreements" and "-- Consulting Agreements."

     AGREEMENT OF COMMITMENT TO EXERCISE RIGHTS. Messrs. Ramos, Markey, Gornto, North and Moses, executive officers and/or directors of DSI, have entered into an agreement with DSI to subscribe for an aggregate of (a) 901,223 shares of common stock, which amount reflects the total number of rights to which they will be entitled, and (b) an amount representing the lesser of (i) an aggregate of 300,000 shares of common stock or (ii) the number of shares of unsubscribed common stock available on the closing date of the rights offering.

HTE

     HTE has provided DSI with administrative and management services, including payroll, consulting and legal. HTE provided DSI these services to its wholly-owned subsidiary on a no-charge basis.

     HTE and DSI have entered into, or prior to the consummation of the rights offering will have entered into a number of agreements for the purpose of defining their continuing relationship. These agreements are summarized below. Each of these agreements have been negotiated in the context of a parent-subsidiary relationship and, therefore, will not be the result of negotiations between independent parties with separate representation. Thus we cannot guarantee you that each of these agreements or the related transactions will be on as favorable terms as could have been obtained from unaffiliated third parties.

     INVESTMENT AND DISTRIBUTION AGREEMENT. Under the investment and distribution agreement executed by HTE and DSI, HTE is obligated to contribute to DSI $1,000,000 in cash in exchange for 500,000 shares of Series A preferred stock, with an option to purchase an additional 250,000 shares for $500,000 to expire on June 30, 2000. The agreement requires that simultaneously with the closing of the rights offering DSI will reimburse HTE for expenses that it has funded from inception through such date. Under the agreement HTE, must reserve from its authorized and unissued shares of common stock the number of shares of common stock into which the Series A preferred stock is convertible from time to time.

     The investment and distribution agreement provides that HTE and DSI will indemnify each other with respect to any future losses that might arise from the rights offering as a result of any untrue statement or alleged untrue statement in any rights offering or the omission or alleged omission to state a material fact in any rights offering (1) in DSI's case except to the extent the statement was based on information provided by HTE and (2) in HTE's case, only to the extent the loss relates to information supplied by HTE.

     SERVICES AGREEMENT. The services agreement will provide that HTE will provide to DSI management and administrative services. The administrative services to be provided by HTE, through its employees, will include financial reporting, accounting, auditing, tax, office services, payroll and human resources as well as the management consulting services. Each party will pay the other party for these services at the estimated cost of providing such services. The services agreement shall continue until terminated by either party upon 120 days' notice.

     TAX SHARING AND INDEMNITY AGREEMENT. The tax sharing and indemnity agreement, which is conditioned upon HTE and DSI being deemed part of a consolidated group, will define the parties' rights and obligations with respect to the filing of returns, payments, deficiencies and refunds of federal, state and other income, franchise or certain other taxes relating to DSI's business for periods prior to and including the date on which DSI ceases to be a member of HTE's consolidated tax group and with respect to certain tax attributes of DSI after is no longer a member of HTE's consolidated tax group. For periods ending on or before the last day of the taxable year in which DSI ceases to be a part of HTE's consolidated tax group, HTE will be responsible for:

     - filing both consolidated federal tax returns for the HTE affiliated group and combined or consolidated state tax returns for any group that includes a member of the HTE affiliated group, including, in each case, DSI for the relevant periods of time that DSI was a member of the applicable group, and

     - paying the taxes relating to those returns (including any subsequent adjustments resulting from the redetermination of those tax liabilities by the applicable taxing authorities). DSI is responsible for reimbursing HTE for its share of those taxes, if any. DSI is also responsible for filing returns and paying taxes relating to it for periods that begin before and end after DSI ceases to be a part of HTE's consolidated tax group. This agreement is intended to allocate the tax liability between HTE and DSI as if they were separate taxable entities. HTE and DSI have also agreed to cooperate with each other and to share information in preparing those tax returns and in dealing with other tax matters.

     REGISTRATION RIGHTS AGREEMENT. The registration rights agreement which DSI and HTE have entered into provides for DSI's grant of rights to HTE with respect to the registration under the Securities Act of the shares of DSI common stock owned by HTE at the closing of the rights offering. The registration rights agreement entitles HTE to demand DSI, not more than once in any 365 day period commencing on the first anniversary of the closing of the rights offering and on not more than three occasions after HTE no longer owns a majority of the voting power of the outstanding capital stock of DSI, to file a registration statement under the Securities Act covering the registration of DSI common stock held by HTE, including in connection with an offering by HTE of its securities that are exchangeable for its common stock. HTE's demand registration rights contain various limitations, including that the registration cover a number of shares of DSI common stock held by HTE having a fair market value of at least $3,000,000 million at the time of the request for registration and that DSI may be able to temporarily defer a demand registration to the extent it conflicts with another public offering of securities by DSI or would require DSI to disclose material non-public information. HTE is also able to require DSI to include DSI common stock held by HTE in a registration by DSI of its securities so long as specified conditions are satisfied. The underwriters for the offering, however, may limit or exclude from the offering DSI common stock held by HTE.

     DSI and HTE will share equally the out-of-pocket fees and expenses of a demand registration and HTE will pay its pro rata share of underwriting discounts, commissions and related selling expenses. DSI will pay all expenses associated with a piggyback registration, except that HTE will pay its pro rata share of the selling expenses. The registration rights agreement contains indemnification and contribution provisions:

     - by HTE for the benefit of DSI and related persons, as well as any potential underwriter; and

     - by DSI for the benefit of HTE and related persons, as well as any potential underwriter.

     HTE's demand registration rights will terminate on the date that HTE owns, on a fully converted or exercised basis with respect to the securities held by HTE, common stock representing less than 10% of the then issued and outstanding voting stock of DSI. HTE's piggyback registration rights will terminate when it is able to sell all of its DSI common stock, including all common stock available upon exercise of all conversion and subscription privileges, under Rule 144 within a three month period. HTE may transfer its registration rights to any transferee of common stock that represents, on a fully converted or exercised basis, at least 20% of the then issued and outstanding voting stock of DSI at the time of transfer; provided, however, that the transferee will be limited to:

     - two demand registrations if the transfer conveys less than a majority but more than 30%, and

     - one demand registration if the transfer conveys 30% or less of the then issued and outstanding voting stock of DSI.

     HTE LOAN. From DSI's inception through October 31, 1999, HTE has advanced the Predecessor an aggregate of $737,075, which has been utilized primarily to acquire the business and certain net assets from the Predecessor and to finance DSI's operating losses. DSI's obligation to repay such advances are evidenced by a five-year unsecured term note, effective as of October 31, 1999, bearing interest at a rate of 8% per annum. The total principal amount of the note is $1,750,000, $737,075 of which represents the advances previously made by HTE to DSI and $1,012,925 of which represents the available amount remaining under the facility in the event DSI requires additional financing. To the extent the entire amount available under this facility is drawn down, principal and accrued interest thereon shall be due and payable annually for the term in principal installments of $200,000 at the end of the first year, $250,000 at the end of the second year, $350,000 at the end of the third year, $450,000 at the end of the fourth year and the balance of $500,000 at maturity of the note. Otherwise, to the extent the total amount available under this facility is not drawn down, the annual payments shall be proportionately adjusted. Notwithstanding the foregoing, at the earlier of (i) the maturity date of the note, or (ii) the date of effectiveness of a secondary public offering of DSI common stock yielding gross proceeds of at least $10,000,000, the entire outstanding balance of the note shall be due and payable.

     EARN-OUT OBLIGATIONS. On June 18, 1999, DSI acquired the business and certain net assets from the Predecessor for $1,000,000 in cash. DSI agreed to pay up to an additional $2,000,000 over a three-year period beginning June 18, 1999, if DSI meets certain operating profit targets ($476,771 for year ended June 30, 2000; $5,719,412 for year ended June 30, 2001; and $10,144,111 for year ended June 30, 2002).

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

                           SECURITY OWNERSHIP OF DSI

     The following table sets forth information known to DSI regarding beneficial ownership of DSI common stock as of October 31, 1999, and as adjusted to reflect the sale of common stock at a minimum and maximum number of shares for (1) each executive officer and director of DSI who beneficially owns shares;
(2) each shareholder known to DSI to beneficially own 5% or more of DSI's outstanding securities; and (3) all executive officers and directors as a group.

                           AMOUNT AND NATURE
                             OF BENEFICIAL        BEFORE    AFTER MINIMUM    AFTER MAXIMUM
NAME OF BENEFICIAL OWNER       OWNERSHIP         OFFERING   OFFERING(1)(3)   OFFERING(2)(3)
------------------------  --------------------   --------   --------------   --------------
H.T.E., Inc.............       1,250,000          100%          51.0%            6.1%
  1000 Business Center
     Dr
  Lake Mary, FL 32746
All executive officers
  and                                -0-           -0-           49.0             4.4
directors as a group....

-------------------------

(1) Gives effect to the commitment of certain officers and directors of HTE to subscribe for 901,223 shares in the rights offering, plus an aggregate of a maximum of 300,000 additional shares from the pool of unsubscribed rights available, if any, on the closing of the rights offering.
(2) After giving effect to the issuance of 19,225,883 shares of common stock upon the closing of the rights offering.
(3) Does not reflect the percentage of HTE's beneficial ownership upon full conversion of the Series A preferred stock held by HTE and full exercise of the warrants issued to HTE. Assuming (i) full conversion of the 750,000 shares of Series A preferred stock (assuming exercise of HTE's option to purchase additional shares), and (ii) full exercise of the warrants granted to HTE to purchase 500,000 shares of DSI common stock, HTE would beneficially own 2,500,000 shares of outstanding DSI common stock. Assuming the HTE conversions/exercises discussed above plus (i) the full exercise of the warrants granted to DSI employees and directors to purchase 500,000 shares of DSI common stock and (ii) the full exercise of the vested options to purchase 190,000 shares of DSI common stock, total DSI common stock outstanding for the minimum and maximum rights offering would be 4,391,223 and 22,415,883, respectively. Accordingly, (i) the percentage of HTE's beneficial ownership of DSI common stock outstanding after the minimum offering would be 56.9%, and (ii) the percentage of HTE's beneficial ownership of DSI common stock outstanding after the maximum offering would be 11.2%.

                           DESCRIPTION OF SECURITIES

AUTHORIZED CAPITAL STOCK

     Immediately following the consummation of the rights offering, DSI's authorized capital stock will consist of 100,000,000 shares of DSI common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 2,000,000 shares are designated as Series A preferred stock, 4,000,000 shares are designated Series B preferred stock, and 4,000,000 shares are undesignated. Upon closing of the rights offering, DSI will have outstanding 500,000 shares of Series A preferred stock, 2,000,000 shares of Series B preferred stock (only in the event that less than $5,000,000 in rights are exercised), and between 2,451,223 and 20,475,883 shares of common stock. The following summary description of DSI's capital stock and other securities is qualified in its entirety by reference to DSI's amended and restated articles of incorporation and amended and restated bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part and to the applicable provisions of the Florida Business Corporation Act.

COMMON STOCK

     The holders of the outstanding common stock are entitled to receive and share ratably dividends if, as and when declared by the board of directors out of funds legally available with respect to DSI's outstanding common stock. See "Dividend Policy." In addition, in the event of a liquidation, dissolution or winding-up of DSI, the holders of common stock are entitled to share equally and ratably in the net assets of DSI, if any, remaining after paying all debts and liabilities of DSI and payment of all liquidation preferences of any outstanding shares of preferred stock, including the Series A and Series B preferred stock. In specified circumstances, as described below, the holders of common stock may be required to share dividend's or distribution of net assets on dissolution, liquidation or winding-up of DSI with HTE as the holder of the Series A preferred stock. See "-- Series A Preferred Stock" and "-- Series B Preferred Stock."

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock vote together with the holders of the Series A preferred stock as a single class on almost all matters presented to shareholders for a vote. See " -- Series A Preferred Stock."

     No common stock is subject to redemption or has preemptive rights to purchase additional shares of common stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of the rights offering will be fully paid and nonassessable. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of holders of DSI's Series A preferred stock and the holders of Series B preferred stock, and shares of any class or series of preferred stock which DSI may designate and issue in the future.

PREFERRED STOCK

     The DSI board has the authority, without further shareholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting the series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the DSI shareholders. The issuance of preferred stock by the DSI board could adversely affect the rights of holders of common stock. As of the date of this prospectus, except for the Series A preferred stock, there are no shares of preferred stock designated or outstanding.

     The potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of DSI and may discourage bids for DSI common stock at a premium over its market price and may adversely affect the market price of, and the voting and other rights of the holders of, the DSI common stock. DSI has no current plans to issue any shares of preferred stock other than the Series A preferred stock other than pursuant to the Conditional Series B Stock Purchase Agreement. See "Certain Relationships and Related Party
Transactions -- Conditional Purchase of Series B Preferred Stock."

SERIES A PREFERRED STOCK

     The DSI board of directors designated 2,000,000 shares of preferred stock as Series A preferred stock, $0.01 par value per share. The following is a summary of the terms of the Series A preferred stock.

     Prior to the closing of the rights offering, HTE, as the sole shareholder of the Series A preferred stock, will be issued 500,000 shares of Series A preferred stock for $1,000,000 and receive an option to acquire 250,000 additional Series A preferred shares for $500,000. So long as HTE remains the sole shareholder of the Series A preferred stock, HTE upon the liquidation of DSI, generally shall be entitled to receive $2.00 per share (such price being subject to adjustment) or a total liquidation preference of $1,000,000 prior to any distribution of net assets to the holders of common stock or other equity securities ranking junior to the Series A preferred stock. If HTE exercises its option to purchase an additional 250,000 shares of Series A preferred stock, HTE will be entitled to receive a total liquidation preference of $1,500,000. However, HTE, as the holder of the Series A preferred stock, shall not be entitled to any dividends or additional distributions, whether upon dissolution, liquidation or winding up of DSI, unless at the time the dividend or distribution is declared, the percentage of the outstanding DSI common stock held by HTE ("HTE Actual Percentage") is less than 35% ("HTE Minimum Percentage") of DSI's total outstanding shares of common stock as a result of disposition of DSI common stock by HTE. If the HTE Actual Percentage is below the HTE Minimum Percentage, then HTE, as the holder of Series A preferred stock, will be entitled to receive a percentage of the dividend or distribution amount declared which is equal to the difference between the HTE Minimum Percentage and the HTE Actual Percentage as of the applicable record date and the holders of the common stock (including HTE with respect to its DSI common stock) are entitled to receive the balance of the dividend or distribution amount. The holders of both the Series A preferred stock and the holders of the DSI common stock are entitled to receive such amounts on an equal priority basis. For example, if on the date of DSI's liquidation, HTE's DSI common stock holdings have been diluted to 20% of the outstanding common stock, and $20,000,000 is available for distribution after the satisfaction of all liabilities and payment of all liquidation preferences of any outstanding shares of preferred stock, including the Series A preferred stock and any other preferred stock issued and outstanding with senior liquidation preferences to the DSI common stock, then DSI would distribute $3,000,000 with respect to the Series A preferred stock and $17,000,000 with respect to the common stock. The $3,000,000 distributed with respect to the Series A preferred stock represents 15% of the amount distributed or the difference between the HTE Minimum Percentage (i.e., 35%) and the HTE Actual Percentage (i.e., 20%).

     If at any time the HTE Actual Percentage is less than the HTE Minimum Percentage and HTE transfers or otherwise disposes of any DSI common stock, then the HTE Minimum Percentage will be reduced to the percentage equal to the amount that HTE's remaining DSI common stock constitutes of all of DSI's outstanding common stock.

     Each share of the Series A preferred stock shall be convertible into one share of fully paid non-assessable DSI common stock, on a one-for-one basis, (subject to adjustments in certain events) (the "Conversion Rate") at either the election of the holder of the Series A preferred stock or, automatically upon either the sale of substantially all of DSI's assets or a merger of DSI in which DSI does not survive such merger. The conversion price for such conversion shall be $2.00 per each share of DSI common stock received as a result of such conversion (the "Conversion Price").

     The Conversion Rate is subject positive and negative adjustments from time to time in the event of the following ("Adjustment Events"): (i) the issuance of DSI common stock as a dividend or distribution; (ii) the combination, subdivision or reclassification of DSI common stock; (iii) the sale of DSI common stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than the lower of the Conversion Price or the then current market price of the DSI common stock (except upon the issuance of options granted to employees, officers, directors, stockholders or consultants pursuant to existing stock option plans and future stock option plans approved by the DSI stockholders); or (iv) the distribution to all holders of DSI common stock of evidences of DSI's indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of net income).

     No fractional shares of DSI common stock are issuable upon the conversion of Series A preferred stock surrendered for conversion. Any shares of Series A preferred stock converted resulting in fractional shares of DSI common stock shall be redeemed at the then effective Conversion Price per share, which shall be paid as promptly as possible when funds are available for such payment.

     In almost all matters presented to shareholders for a vote (including the election of directors or any merger, liquidation, sale of assets or charter amendment proposals), the holders of the Series A preferred stock and the common stock vote as a single class. As a class, the holders of Series A preferred stock shall be entitled to vote a number of shares equal to 19.9% of all of DSI's voting capital stock, less the number of shares of DSI voting stock (other than the number of shares of Series A preferred stock owned by HTE) held by HTE on the applicable record date (the "Ordinary Amount"). In the event any shareholder group of DSI, as a group, (other than HTE and its affiliated entities) own greater than 10% of DSI's outstanding common stock, then the holders of Series A preferred stock, as a group, shall have a number of votes equal to the greater of: (i) the Ordinary Amount; or (ii) 10,000 votes plus that number of votes possessed by any person or group owning in excess of 10% of the DSI outstanding common stock. Notwithstanding the preceding, the total voting rights of the Series A preferred stock when combined with HTE's entire amount of voting rights (whether pursuant to DSI Series A preferred stock or DSI common stock) shall not exceed 50% of all the DSI voting stock.

     Cumulative voting for the election of directors is not provided for in DSI's articles of incorporation, which means that the holders of the Series A preferred stock will control all shareholder votes. Each share of common stock is entitled to one vote in all matters presented to shareholders. The common stock is not entitled to preemptive rights and may not be redeemed.

SERIES B PREFERRED STOCK

     The DSI board of directors designated 4,000,000 shares of preferred stock as Series B preferred stock, $.01 par value per share. The following is a summary of the terms of the Series B preferred stock.

     HTE and Messrs. Gornto, Markey, Moses and Ramos, officers and directors of DSI, have agreed, pursuant to the terms of a Conditional Series B Stock Purchase Agreement, to purchase in the aggregate 2,000,000 shares of DSI's Series B preferred stock for an aggregate purchase price of $2,000,000 only in the event that less than $5,000,000 in rights are exercised in the aggregate. HTE will purchase 1,000,000 shares of Series B preferred stock and each of Messrs. Gornto, Markey, Moses and Ramos will each purchase 250,000 shares of Series B preferred stock. For a description of the Series B preferred stock, see "Description of Securities -- Series B Preferred Stock." In conjunction with, and as an inducement to HTE and the individuals to commit to the conditional purchase of Series B preferred stock, DSI will issue HTE and such individuals warrants entitling them to purchase an aggregate of 1,000,000 shares of DSI common stock at an exercise price of $2.00 per share. HTE will receive warrants to purchase 500,000 shares of DSI common stock and each individual will receive warrants to purchase 125,000 shares of DSI common stock. Such warrants will be exercisable upon consummation of the rights offering and will expire two years thereafter. The exercise price and number of shares of common stock issuable upon the exercise of each of the warrants may be adjusted upon the occurrence of certain events, including stock splits, stock dividends, reorganization, recapitalization, merger or sale of all or substantially all of DSI's assets. See "Description of Securities -- Warrants."

     With respect to dividend rights and rights upon dissolution, liquidation or winding-up of DSI, the Series B preferred stock ranks senior to the common stock and junior to the Series A preferred stock. Upon the occurrence of such an event, the proceeds remaining after the satisfaction of all liabilities and payment of and all other preferred stock preference amounts superior to the Series B preferred stock, the holders of the Series B preferred stock, will be entitled to the original issue price of $1.00 per share together with accretions as discussed below and all accumulated and unpaid dividends prior to any distribution of net assets to the holders of any equity securities ranking junior to the Series B Preferred Stock, including the common stock.

     The Series B preferred stock will accrue dividends on the liquidation amount of the stock at the rate of 6% per annum. The dividends are cumulative, but shall not be payable unless and until declared by the board of directors. The dividends are payable through accretion of the liquidation preference or additional shares of Series B Preferred Stock until June 15, 2002 at which time dividends will be payable in cash. Securities that rank junior or on parity with the Series B preferred stock may not be repurchased and no dividends may be declared with respect to such securities if DSI is in default with respect to the Series B preferred dividends or the repurchase of Series B preferred stock.

     Following the second anniversary of the later of (i) the closing date of the rights offering or (ii) June 30, 2000, DSI may be required to mandatorily redeem all or a portion of the Series B preferred stock at the election of the holders of the Series B preferred stock. The redemption price will equal the liquidation value of the shares being redeemed plus all accrued and unpaid cash dividends.

RIGHTS

     DSI is granting on the date hereof rights to holders of HTE common stock on
          , 2000, to holders of HTE stock options on December 16, 1999 who are also employees or directors of HTE (or a wholly-owned subsidiary) as of five days prior to the effective date of this prospectus, and to persons who are employees of HTE (or a wholly-owned subsidiary) as of five days prior to the effective date of this prospectus. The rights are each exercisable for one share of DSI common stock at an exercise price of $1.00 per share. Rights may not be transferred, in whole or in part, except to immediate family members (spouses and lineal descendants only) of the rights holder. Unless extended, the rights
expire on           , 2000. For more information about the rights and the rights offering, see "The Offering."

WARRANTS

     Upon consummation of the rights offering, there will be 1,000,000 warrants outstanding. Each warrant entitles its holder to purchase one share of DSI common stock at an exercise price of $2.00 per share, subject to adjustment in certain circumstances, for a period of two years commencing on the date of the closing of the rights offering.

     Each warrant may be exercised by surrendering the warrant certificate, with the form of election to purchase on the reverse side of the warrant certificate properly completed and executed, together with payment of the exercise price to the subscription agent. The warrants may be exercised in whole or from time to time in part. If less than all of the warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants.

     Holders of the warrants are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, stock splits and the issuance of stock dividends. If DSI merges, reorganizes, recapitalizes or is acquired in such a way as to terminate the warrants, the warrants may be exercised immediately prior to such action. In the event of DSI's liquidation, dissolution or winding up, holders of warrants are not entitled to participate in the distribution of assets. For the life of the warrants, the holders are given the opportunity to profit from a rise in the market price of our common stock. The exercise of the warrants will result in the dilution of the then book value of the common stock held by other investors and would result in a dilution of their percentage ownership of DSI's common stock.

     Holders of the warrants are entitled to certain piggy-back registration rights with respect to the common stock underlying the warrants. The holders are entitled, subject to certain limitations, to require DSI to include their registrable securities in future registration statements DSI files under the Securities Act.

ANTI-TAKEOVER EFFECTS OF FLORIDA LAW AND CHARTER

GENERAL

     Certain provisions of DSI's articles and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt.

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

BOARD OF DIRECTORS

     DSI's amended and restated articles provide that, except as otherwise fixed by the provisions of a certificate of designation containing the rights of the holders of any class or series of preferred stock, the number of the directors of DSI will be fixed from time to time exclusively through a resolution adopted by a majority of the total number of directors which DSI would have if there were no vacancies. The articles divide our board of directors into three classes, with regular three-year terms and initial terms of one year for the Class I directors, two years for the Class II directors and three years for the Class III directors.

     The articles provide that except as otherwise provided for or fixed by a certificate of designation containing the rights of the holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the DSI board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of DSI's board, and not by the shareholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the DSI board will shorten the term of any incumbent director. Subject to the rights of holders of preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all voting stock then outstanding, voting together as a single class.

     These provisions preclude a third party from removing incumbent directors and simultaneously gaining control of the DSI board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the DSI board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of DSI.

SPECIAL MEETINGS OF SHAREHOLDERS

     DSI's articles provide that a special meeting of shareholders can be called only by the chairman of the board of directors, a majority of the members of the board of directors, or the holders of not less than 50% of all votes entitled to be cast on any issue proposed to be considered at such meeting. So long as HTE continues to hold 50% or more of the voting power of all classes of outstanding capital stock of DSI, a special meeting may be called by HTE, the chairman of the board, the chief executive officer, the president or a majority of the members of the board. This provisions would make it more difficult for shareholders to take actions opposed by the board of directors.

WRITTEN CONSENT

     Under DSI's articles, the shareholders of DSI may not take action in writing without a meeting of the shareholders after the date on which HTE no longer beneficially owns at least 50% of the voting power of all classes of outstanding capital stock.

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

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     DSI's articles require that timely notice in writing be provided by shareholders seeking to bring business before, or to nominate candidates for election as directors at, the annual meeting of shareholders. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of DSI not less than 120 days nor more than 180 days prior to the first anniversary of the date of DSI's notice of annual meeting provided with respect to the previous year's annual meeting of shareholders. If no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 days earlier than the date contemplated by the previous year's notice of annual meeting, such notice by the shareholder must be delivered or received not later than the close of business on the 5th day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. To be timely with respect to a special meeting, a shareholder's notice must be delivered to or mailed and received at DSI's principal office not later than the close of business on the fifth day following the date on which notice of a special meeting is given to shareholders or the public, whichever occurs first.

     DSI's articles also specify requirements as to the form and content of a shareholder's notice. These provisions may preclude shareholders from timely bringing matters before, or from nominations for directors at, an annual meeting of shareholders.

AUTHORIZED BUT UNISSUED SHARES

     Upon consummation of this offering, DSI will be authorized to issue additional common stock and up to 4,000,000 shares of preferred stock in one or more series, having terms fixed by the board of directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of common stock. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the DSI by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of DSI's management. Issuance of shares of common stock or preferred stock could also be used as an anti-takeover device.

AMENDMENTS

     The articles provide that the affirmative vote of the holders of at least 66 2/3% of DSI's voting stock, voting together as a single class, is required to amend provisions of the articles relating to shareholder action without a meeting; the calling of special meetings; the number, election and term of the DSI directors; the filling of vacancies; and the removal of directors. The articles further provide that the related by-laws described above (including the shareholder notice procedure) may be amended only by the DSI board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock, voting together as a single class.

FLORIDA LAW

     DSI will be subject to several anti-takeover provisions that apply to a public corporation organized under Florida law, unless the corporation elects to opt out of those provisions in its articles or bylaws. DSI will not elect to opt out of those provisions. Florida law prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a control share acquisition unless the holders of a majority of the corporation's voting shares, exclusive of shares held by officers of the corporation, inside directors or the acquiring party approve the granting of voting rights as to the shares acquired in the control share acquisition.

     A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors. Florida law contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless:

     - the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;

     - the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or

     - the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder.

     An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares. This may include takeover attempts that might result in a premium over the market price for the shares held by shareholders.

LIABILITY OF DIRECTORS; INDEMNIFICATION

     DSI's articles provide that DSI may indemnify its executive officers and directors to the fullest extent permitted by law whether now or hereafter. The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of DSI in a proceeding by or in the right of DSI to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Prior to the consummation of the rights offering, DSI intends to enter into indemnification agreements with its officers and directors containing provisions which may require DSI to, among other things, indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. DSI also intends to obtain, prior to the completion of the rights offering, officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

     At present there is no pending litigation or proceeding involving a director, officer, associate or other agent of DSI for which indemnification is being sought. DSI is also not aware of any threatened litigation that may result in claims for indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for DSI common stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the rights offering, there has been no market for the DSI common stock, and there can be no assurance that a significant public market for the DSI common stock will develop or be sustained after this offering. Future sales of substantial amounts of DSI common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair DSI's ability to raise capital through the sale of its equity securities.

     Upon completion of the rights offering, DSI will have outstanding 500,000 shares of Series A preferred stock (750,000 shares if HTE exercises its option to purchase an additional 250,000 shares of Series A preferred stock), 2,000,000 shares of Series B preferred stock (only in the event that less than $5,000,000 in rights are exercised), and between 2,451,223 and 20,475,883 shares of common stock. Immediately prior to the closing of the rights offering, DSI will also have reserved 4,000,000 shares for options awarded or to be awarded under the 1999 Employee Incentive Compensation Plan. In addition, DSI will also have reserved 750,000 shares of common stock for issuance upon conversion of the Series A preferred stock (and the conversion of the Series A preferred stock which HTE has an option to acquire) and 1,000,000 shares for issuance upon exercise of the warrants.

     The shares of common stock issued in the rights offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by an "affiliate" of DSI, as that term is defined in Rule 144, may generally be sold only in compliance with Rule 144, as described below. All of the outstanding shares of common stock owned by HTE and any entity controlled by it will be "restricted securities" as that term is defined in Rule 144, and may be sold only if registered under the Securities Act or in accordance with an applicable exemption from such registration, such as Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a shareholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from DSI or from an affiliate of DSI, and persons who are affiliates of DSI who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of outstanding shares of common stock (or between 23,723 and 205,395 shares immediately after completion of the rights offering); or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 must also meet requirements relating to the manner and notice of sale and the availability of current public information about DSI. Under Rule 144(k), a person who is not deemed to have been an affiliate of DSI at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     DSI intends to enter into a registration rights agreement with HTE under which HTE will have demand and piggyback registration rights. See "Certain Relationships and

Related Party Transactions -- Registration Rights Agreement." HTE can exercise these privileges any time one year after the closing of the rights offering to sell all of the common stock it holds until its beneficial ownership falls below 10% of DSI's outstanding common stock.

     Holders of the warrants are entitled to certain piggy-back registration rights with respect to the common stock underlying the warrants. The holders are entitled, subject to certain limitations, to require DSI to include their registrable securities in future registration statements DSI files under the Securities Act.

     DSI also anticipates that following the closing of the rights offering it will file registration statements on Form S-8 covering the common stock that may be issued upon the exercise of options granted under the 1999 Employee Incentive Compensation Plan. Shares of common stock that are acquired and offered under these registration statements generally may be resold in the public market without restriction or limitation, except in the case of affiliates of DSI, whom generally may only resell these shares in accordance with each provision of Rule 144, other than the holding period requirement.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material Federal income tax consequences of the acquisition, ownership and disposition of a right and of the common stock that may be acquired on its exercise. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences described herein. This discussion is addressed to a person that holds DSI common stock acquired on exercise of a right or option as a capital asset and that, for Federal income tax persons, is a U.S. citizen or resident or a domestic corporation, partnership, trust or estate. This summary does not purport to deal with all aspects of taxation that may be relevant to a particular person in light of his particular circumstances or to certain types of taxpayers subject to special treatment under the Federal income tax law, including financial institutions, broker-dealers, foreign persons or persons holding rights or DSI stock as part of a straddle, "synthetic security" or other integrated investment (including a "conversion transaction").

     Neither HTE nor DSI has obtained, or will obtain, a private letter ruling from the Internal Revenue Service or an opinion of tax counsel with respect to any Federal income tax consequences of the rights distribution. HTE believes that the relevant material Federal income tax consequences should be as described below. However, no assurance can be provided that positions contrary to those described below will not be taken by the Internal Revenue Service or by a court.

RIGHTS TRANSFERRED TO HOLDERS OF SHARES OF HTE COMMON STOCK

     A transfer of rights to a holder of shares of HTE common stock in respect of that stock (an "Investor Optionee") should be treated as a distribution of property by HTE to the shareholder in an amount equal to the fair market value on the date of the distribution of the rights distributed. That distribution should be taxable, first, as a dividend to the extent of the current and/or accumulated earnings and profits, if any, of HTE as of the end of the taxable year in which the distribution takes place which are attributable to the shares of HTE common stock owned by that shareholder; second, as a non-taxable reduction of the shareholder's basis in his shares of HTE common stock, on a share-by-share basis, to the extent thereof; and third, as gain from the sale or exchange of property. HTE does not anticipate having any accumulated earnings and profits through December 31, 1999; however, HTE cannot predict whether it will have current profits thereafter. An Investor Optionee's basis in a right will be equal to its fair market value on the date of distribution, and his holding period in a right will begin on the day after the date of distribution.

     The portion of a distribution constituting a dividend will be eligible for the dividends received deduction otherwise generally available to a corporate holder of HTE common stock. In the case of any corporate shareholder that has not held a share of HTE common stock for more than two years on the distribution announcement date (unless that corporate holder has held its HTE stock during the entire period HTE has been in existence), the portion, if any, of the distribution taxable as a dividend will be subject to the provisions of section 1059 applicable to "extraordinary dividends" if the amount taxable as a dividend is at least ten percent of the holder's basis in the share of HTE common stock. In certain cases, section 1059 aggregates dividends paid within specified time periods. If section 1059 applies to a corporate holder, the untaxed portion of the dividend, if any, would reduce the corporate holder's tax basis in its HTE common stock, on a share-by-share basis, but not below zero, and any excess generally would be taxable as capital gain.

     Holders of rights should be aware that, upon certain corporate transactions that change the capital structure of DSI (including, for example, recapitalizations and stock dividends), a change in the exercise price of the rights or a failure of the rights to adjust the exercise price in the manner required, could give rise to a constructive distribution on the rights, and such a distribution would be taxable as a dividend to the holders of rights to the extent of DSI's current and accumulated earnings and profits.

     An Investor Optionee will not recognize any gain or loss on exercise of the right. The Investor Optionee's tax basis in the DSI common stock acquired on exercise will be equal to the sum of the price paid for the DSI common stock on exercise of the right and the Investor Optionee's tax basis in the right exercised. An Investor Optionee's holding period for the DSI common stock acquired on exercise of a right will begin on the date of exercise.

     Upon a sale, exchange or other taxable disposition of a right, an Investor Optionee will recognize capital gain or loss equal to the difference between the amount realized for the right and the Investor Optionee's tax basis in the right. That gain or loss will be capital gain or loss and, because the rights cannot be held for more than one year, will be short-term capital gain or loss.

     If an Investor Optionee fails to exercise a right and it lapses unexercised, the Investor Optionee will recognize a short-term capital loss, on the date the right expires, in an amount equal to the Investor Optionee's tax basis in the right.

     The foregoing discussion assumes that the rights, and the DSI stock that may be acquired on their exercise, will be capital assets in the hands of the Investor Optionee. The foregoing discussion also assumes, in the case of an HTE shareholder that also holds HTE stock options or is an employee of HTE (or a subsidiary thereof), that the rules of the Code applicable to investment warrants would apply to the rights that person acquires as a distribution on his HTE common stock. Although HTE believes it should be the better view that those rules would apply to those rights, it nevertheless is possible, in the case of those types of recipients of rights, that the rules set forth below in " -- Rights Transferred to Holders of HTE Options and HTE Directors and Employees" would apply to the rights they receive in respect of their HTE common stock.

RIGHTS TRANSFERRED TO HOLDERS OF HTE OPTIONS AND HTE DIRECTORS AND EMPLOYEES

     The taxation of a right transferred to a holder of an HTE option, an HTE director or an HTE employee (each, a "Compensation Optionee") should be subject to the provisions of section 83 of the Code, which apply to a transfer of property in connection with the performance of services. Those provisions also would apply to each option to purchase one-quarter of a share of DSI common stock that is transferred to a person holding HTE stock options in respect of unvested options, and the following discussion, in referring to the tax consequences associated with rights, is equally applicable to those options.

     Pursuant to the rules of section 83 of the Code, a Compensation Optionee should not be taxable on the receipt of a right. On exercise of a right, the Compensation Optionee will recognize ordinary income equal to the excess, if any, of (1) the fair market value, on the date of exercise of the right, of the shares of DSI common stock acquired on exercise of the right over (2) the exercise price for the right. If the Compensation Optionee is an employee of HTE (or a subsidiary), that income will be subject to the withholding of Federal income tax. A Compensation Optionee's tax basis in the DSI common stock will be equal to its fair market value on the date of exercise of the right, and his holding period for that stock will begin on that date. DSI will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to a Compensation Optionee, provided that amount constitutes an ordinary and necessary business expense for DSI and is reasonable in amount, and either the employee includes that amount in income or DSI timely satisfies its reporting requirements with respect to that amount.

DSI COMMON STOCK

     The Federal income tax rules generally applicable to common stock will apply to the DSI common stock issued on exercise of a right. Holders of that stock should be aware that, upon certain corporate transactions that change the capital structure of DSI (including, for example, recapitalizations and stock dividends), a change in the exercise price of the rights or a failure of the rights to adjust the exercise price in the manner required, could give rise to a constructive distribution on the DSI common stock, and such a distribution would be taxable as a dividend to the holders of DSI common stock to the extent of DSI's current and accumulated earnings and profits.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting by HTE and DSI to the Internal Revenue Service, and the rules regarding backup withholding at a rate of 31 percent, will apply in respect of rights distributed to Investor Optionees and in respect of DSI common stock.

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

                                 LEGAL MATTERS

     The validity of the DSI common stock offered hereby will be passed upon by Greenberg Traurig, P.A., Orlando, Florida.

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits an schedules which are part of the registration statement. For further information with respect to DSI and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference room in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

     Upon completion of this offering, DSI will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, DSI's website and the website of the SEC referred to above. Information on our website does not constitute a part of this prospectus.

                              DEMANDSTAR.COM, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........  F-2

Balance Sheets..............................................  F-3

Statements of Operations....................................  F-4

Statements of Shareholder's Equity (Deficit)................  F-5

Statements of Cash Flows....................................  F-6

Notes to Financial Statements...............................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholder of DemandStar.com, Inc.:

     We have audited the accompanying balance sheet of Information On Demand, Inc. (the Predecessor, a Florida corporation) as of December 31, 1998, and the related statements of operations, shareholder's equity (deficit) and cash flows for the year then ended, and for the period from January 1, 1999, to June 17, 1999, and the accompanying balance sheet of DemandStar.com, Inc., a Florida corporation (the Company), as of October 31, 1999, and the related statements of operations, shareholder's equity and cash flows for the period from June 18, 1999, to October 31, 1999. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, and for the period from January 1, 1999, to June 17, 1999, and the financial position of the Company as of October 31, 1999, and the results of its operations and its cash flows for the period from June 18, 1999, to October 31, 1999, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Arthur Andersen LLP

Orlando, Florida,
  December 21, 1999

     THE PURCHASE METHOD OF ACCOUNTING WAS USED TO RECORD ASSETS ACQUIRED AND LIABILITIES ASSUMED BY THE COMPANY. SUCH ACCOUNTING GENERALLY RESULTS IN INCREASED AMORTIZATION AND DEPRECIATION REPORTED IN FUTURE PERIODS. ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF THE PREDECESSOR AND THE COMPANY ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS SINCE THOSE FINANCIAL STATEMENTS REPORT FINANCIAL POSITION, RESULTS OF OPERATIONS, AND CASH FLOWS OF THESE TWO SEPARATE ENTITIES.

                              DEMANDSTAR.COM, INC.

                                 BALANCE SHEETS

                                              INFORMATION ON
                                               DEMAND, INC.
                                               (PREDECESSOR)     DEMANDSTAR.COM, INC.
                                             DECEMBER 31, 1998     OCTOBER 31, 1999
                                             -----------------   --------------------
ASSETS
CURRENT ASSETS:
Cash.......................................      $  17,564            $   41,253
Accounts receivable........................          1,691                 6,715
                                                 ---------            ----------
  Total current assets.....................         19,255                47,968
                                                 ---------            ----------
PROPERTY AND EQUIPMENT, NET (NOTE 2).......             --                83,304
                                                 ---------            ----------
OTHER ASSETS:
Deposits...................................             --                 8,900
Goodwill and other intangibles, net (Note
  3).......................................             --             1,029,633
                                                 ---------            ----------
  Total other assets.......................             --             1,038,533
                                                 ---------            ----------
  Total assets.............................      $  19,255            $1,169,805
                                                 =========            ==========
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities...      $ 123,399            $   98,313
Current portion of note payable (Note 5)...             --               200,000
Deferred revenue...........................        104,469               120,084
                                                 ---------            ----------
  Total current liabilities................        227,868               418,397
                                                 ---------            ----------
NOTE PAYABLE, LESS CURRENT PORTION (NOTE
  5).......................................             --               537,075
                                                 ---------            ----------
COMMITMENTS AND CONTINGENCIES (NOTES 3 AND
  6)
SHAREHOLDER'S EQUITY (DEFICIT):
Common stock: $ .0001 par value,
  100,000,000 shares authorized and
  1,250,000 shares issued and outstanding
  as of October 31, 1999...................             --                   125
Additional paid-in capital.................             --               799,875
Shareholder's capital......................         65,770                    --
Accumulated deficit........................       (274,383)             (585,667)
                                                 ---------            ----------
  Total shareholder's equity (deficit).....       (208,613)              214,333
                                                 ---------            ----------
  Total liabilities and shareholder's
     equity (deficit)......................      $  19,255            $1,169,805
                                                 =========            ==========

The accompanying notes are an integral part of these statements.

     THE PURCHASE METHOD OF ACCOUNTING WAS USED TO RECORD ASSETS ACQUIRED AND LIABILITIES ASSUMED BY THE COMPANY. SUCH ACCOUNTING GENERALLY RESULTS IN INCREASED AMORTIZATION AND DEPRECIATION REPORTED IN FUTURE PERIODS. ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF THE PREDECESSOR AND THE COMPANY ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS SINCE THOSE FINANCIAL STATEMENTS REPORT FINANCIAL POSITION, RESULTS OF OPERATIONS, AND CASH FLOWS OF THESE TWO SEPARATE ENTITIES.
                              DEMANDSTAR.COM, INC.

                            STATEMENTS OF OPERATIONS

                                       INFORMATION ON DEMAND, INC.
                                              (PREDECESSOR)                 DEMANDSTAR.COM, INC.
                                   -----------------------------------      --------------------
                                                       FOR THE PERIOD          FOR THE PERIOD
                                                            FROM                    FROM
                                     FOR THE YEAR      JANUARY 1, 1999         JUNE 18, 1999
                                         ENDED               TO                      TO
                                   DECEMBER 31, 1998    JUNE 17, 1999         OCTOBER 31, 1999
                                   -----------------   ---------------      --------------------
Revenue..........................      $  33,718          $ 132,135              $ 128,583
Operating Expenses:
Marketing and advertising........         12,350             15,866                181,186
Research and development.........        125,010            136,279                 82,401
General and administrative.......        170,741            246,130                289,903
Depreciation and amortization....             --                 --                146,660
                                       ---------          ---------              ---------
  Total operating expenses.......        308,101            398,275                700,150
                                       ---------          ---------              ---------
Operating loss...................       (274,383)          (266,140)              (571,567)
Interest expense.................             --                 --                 14,100
                                       ---------          ---------              ---------
Loss before income tax benefit...       (274,383)          (266,140)              (585,667)
                                       ---------          ---------              ---------
Income tax benefit (Note 4)......             --                 --                     --
                                       ---------          ---------              ---------
  Net loss.......................      $(274,383)         $(266,140)             $(585,667)
                                       =========          =========              =========
Basic and diluted loss per common
  share..........................                                                $   (0.47)
                                                                                 =========
Weighted average number of common
  shares outstanding.............                                                1,250,000
                                                                                 =========

The accompanying notes are an integral part of these statements.

                              DEMANDSTAR.COM, INC.

                  STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

                                               SHAREHOLDER'S   ACCUMULATED
INFORMATION ON DEMAND, INC. (THE PREDECESSOR)     CAPITAL        DEFICIT       TOTAL
---------------------------------------------  -------------   -----------   ---------
BALANCE, JANUARY 1, 1998....................     $     --       $      --    $      --
  Issuance of common stock..................       65,770              --       65,770
  Net loss..................................           --        (274,383)    (274,383)
                                                 --------       ---------    ---------
BALANCE, DECEMBER 31, 1998..................       65,770        (274,383)    (208,613)
  Issuance of common stock..................       46,222              --       46,222
  Net loss..................................           --        (266,140)    (266,140)
                                                 --------       ---------    ---------
BALANCE, JUNE 17, 1999......................     $111,992       $(540,523)   $(428,531)
                                                 ========       =========    =========

                               COMMON STOCK        ADDITIONAL
DEMANDSTAR.COM, INC.       ---------------------    PAID-IN     ACCUMULATED
(THE COMPANY)                 SHARES      AMOUNT    CAPITAL       DEFICIT       TOTAL
--------------------       ------------   ------   ----------   -----------   ---------
ISSUANCE OF COMMON STOCK
AT INCEPTION.............   1,250,000      $125     $799,875     $      --    $ 800,000
  Net loss...............          --        --           --      (585,667)    (585,667)
                            ---------      ----     --------     ---------    ---------
BALANCE, OCTOBER 31,
  1999...................   1,250,000      $125     $799,875     $(585,667)   $ 214,333
                            =========      ====     ========     =========    =========

The accompanying notes are an integral part of these statements.

     THE PURCHASE METHOD OF ACCOUNTING WAS USED TO RECORD ASSETS ACQUIRED AND LIABILITIES ASSUMED BY THE COMPANY. SUCH ACCOUNTING GENERALLY RESULTS IN INCREASED AMORTIZATION AND DEPRECIATION REPORTED IN FUTURE PERIODS. ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF THE PREDECESSOR AND THE COMPANY ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS SINCE THOSE FINANCIAL STATEMENTS REPORT FINANCIAL POSITION, RESULTS OF OPERATIONS, AND CASH FLOWS OF THESE TWO SEPARATE ENTITIES.
                              DEMANDSTAR.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                            INFORMATION ON DEMAND, INC.
                                                   (PREDECESSOR)                 DEMANDSTAR.COM, INC.
                                        -----------------------------------      --------------------
                                                            FOR THE PERIOD          FOR THE PERIOD
                                                                 FROM                    FROM
                                          FOR THE YEAR      JANUARY 1, 1999         JUNE 18, 1999
                                              ENDED               TO                      TO
                                        DECEMBER 31, 1998    JUNE 17, 1999         OCTOBER 31, 1999
                                        -----------------   ---------------      --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..............................      $(274,383)         $(266,140)            $  (585,667)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization.......             --                 --                 146,660
  Changes in operating assets and
    liabilities, net of effects from
    acquisition:
    Increase in accounts receivable...         (1,691)            (2,663)                 (6,715)
    Increase in deposits..............             --                 --                  (8,900)
    Increase in accounts payable and
       accrued liabilities............        123,399            146,634                  98,313
    Increase (decrease) in deferred
       revenue........................        104,469             66,232                 (52,916)
                                            ---------          ---------             -----------
       Net cash used in operating
         activities...................        (48,206)           (55,937)               (409,225)
                                            ---------          ---------             -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition.............             --                 --              (1,000,000)
Capital expenditures..................             --             (3,064)                (86,597)
                                            ---------          ---------             -----------
       Net cash used in investing
         activities...................             --             (3,064)             (1,086,597)
                                            ---------          ---------             -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions of capital..............         65,770             46,222                      --
Proceeds from issuance of common
  stock...............................             --                 --                 800,000
Borrowings under note payable.........             --                 --                 737,075
                                            ---------          ---------             -----------
       Net cash provided by financing
         activities...................         65,770             46,222               1,537,075
                                            ---------          ---------             -----------
Net (decrease) increase in cash.......         17,564            (12,779)                 41,253
Cash, beginning of period.............             --             17,564                      --
                                            ---------          ---------             -----------
Cash, end of period...................      $  17,564          $   4,785             $    41,253
                                            =========          =========             ===========

The accompanying notes are an integral part of these statements.

                              DEMANDSTAR.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                    OCTOBER 31, 1999, AND DECEMBER 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND FUNDING

     Information On Demand, Inc. (the Predecessor) was formed as a Florida corporation in June 1997 and commenced operations in January 1998. The Predecessor was an S corporation. On June 1, 1999, H.T.E., Inc. (HTE), formed a wholly-owned subsidiary, HTE-IOD, Inc., by purchasing 1,250,000 shares for $800,000 and advancing $200,000 of cash. On June 18, 1999, HTE-IOD, Inc. purchased the business and certain net assets of the Predecessor. See Note 3. On August 23, 1999, HTE-IOD, Inc. changed its name to Information On Demand, Inc. and on December 21, 1999, its name was changed to DemandStar.com, Inc. (the Company).

     The Company is a provider of Internet-based procurement systems for governmental agencies, which operates primarily in Florida. Businesses that provide goods and services to agencies enrolled in the Company's program are provided the opportunity to register with the Company as registered vendors for an annual fee. The Company operates as a single business unit.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying financial statements as of October 31, 1999, and for the period from June 18, 1999, to October 31, 1999, reflect the financial position and results of operations and cash flows of the Company. The accompanying financial statements as of December 31, 1998, and for the year ended December 31, 1998, and for the period from January 1, 1999, to June 17, 1999, reflect the financial position and results of operations and cash flows of the Predecessor. The accompanying financial statements of the Predecessor are not necessarily comparable to the accompanying financial statements of the Company, due to the 1999 acquisition. See Note 3.

     On December 17, 1999, the Company's board of directors approved a 1,250-to-1 stock split for the Company's common stock, effective December 21, 1999. All share and per share information contained herein have been adjusted to reflect the split.

LIQUIDITY/GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Accordingly, the financial statements do not include any adjustments that might result from the Company's inability to continue as a going concern.

     The Predecessor and the Company have generated losses since inception and have relied on capital contributions and loans from shareholders to fund operations. Management expects to continue to generate losses during the next twelve months and, based on the current operating budget, does not anticipate having sufficient cash on hand or available through current lending arrangements to fund operations. To address this funding need, in December 1999, the Company's board of directors authorized management to

                              DEMANDSTAR.COM, INC.

(i) file a registration statement with the U.S. Securities and Exchange Commission on Form S-1 to pursue a rights offering of the Company's common stock, (ii) execute an investment and distribution agreement with HTE covering HTE's purchase of Series A preferred stock (See Note 7), and (iii) execute a Conditional Series B Stock Purchase Agreement with HTE and certain Company employees and directors (See Note 7). Management believes that the funds generated by the transactions noted above will be sufficient to fund operations for at least the next twelve months. In the event all the funding is not received, management believes it can revise its operating plan to reduce costs to such a level that the Company will be able to fund operations for the next twelve months.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are recorded for financial statement purposes on a straight-line basis over the estimated useful lives of the assets. Repair and maintenance costs, which do not extend the useful lives of the related assets are expensed as incurred.

     The estimated useful lives of property and equipment are as follows:

                                                              YEARS
                                                              -----
Equipment...................................................   3-5
Leasehold improvements......................................     2

Depreciation and amortization expense related to property and equipment of approximately $3,300 is included in general and administrative expenses in the accompanying statement of operations for the period from June 18, 1999, to October 31, 1999, of the Company. No depreciation expense was incurred by the Predecessor in 1998 and 1999.

GOODWILL AND OTHER INTANGIBLES

     Goodwill and other intangibles represents identifiable assets, such as customer lists, vendor database and developed technology, along with amounts paid in excess of the fair market value of net assets purchased in the acquisition of $1,173,000 and is being amortized using the straight-line method over a period of 36 months. Amortization expense related to goodwill and other intangibles of approximately $143,400 is included in depreciation and amortization expense in the accompanying statement of operations for period from June 18, 1999, to October 31, 1999, of the Company. No amortization expense was incurred by the Predecessor in 1998 and 1999.

DEFERRED REVENUE AND REVENUE RECOGNITION

     DemandStar.com, Inc. earns revenues primarily by providing notification of agency bid proposals to vendors of governmental agencies. Revenue for such notification is deferred and recognized ratably over the terms of agreements with these vendors, as services are typically billed at the beginning of the agreement term. The typical term for these agreements is one year.

                              DEMANDSTAR.COM, INC.

INCOME TAXES

     The Predecessor elected to be taxed as an S corporation for both federal and state income tax reporting purposes. Accordingly, the losses related to periods presented for the Predecessor are includable in the personal income tax returns of the Predecessor's shareholder.

     The operating results of the Company are included in the consolidated federal and state income tax returns of HTE. The Company's income tax provision is computed as if it were filing separate federal and state tax returns.

     The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates. Changes in tax laws or rates will be recognized in the future years in which they occur.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to the short-term maturities of these assets and liabilities.

NET LOSS PER SHARE

     The Company's basic and diluted net loss per share are found in the accompanying statements of operations. Basic and diluted per share information are the same as the Company generated a net loss and had no outstanding potential common stock instruments. Earnings per share information for the Predecessor has not been presented as this information is not meaningful given the Predecessor's capital structure.

RESEARCH AND DEVELOPMENT

     Research and development expense includes expenses incurred by the Company or Predecessor for research, design and development of proprietary technology. Research and development costs are expensed as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's product and general release have substantially coincided. As a result, the Company and Predecessor have not capitalized any software development costs because such costs have not been significant.

                              DEMANDSTAR.COM, INC.

LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. There has been no material impairment reflected in the accompanying financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

     Comprehensive income is equal to net loss presented in the accompanying financial statements.

2. PROPERTY AND EQUIPMENT

     Property and equipment as of October 31, 1999, consisted of the following:

Computer equipment..........................................  $80,566
Leasehold improvements......................................    6,031
                                                              -------
                                                               86,597
Less -- Accumulated depreciation............................   (3,293)
                                                              -------
                                                              $83,304
                                                              =======

3. BUSINESS COMBINATION

     On June 18, 1999, the Company purchased the business and certain net assets of the Predecessor for $1 million in cash. The Company could pay up to an additional $2,000,000 over a three-year period from the purchase date for the purchase if certain financial targets set forth in the Agreement for Sale and Purchase of Assets are attained. The net assets acquired consisted of $1,173,000 of goodwill and other intangibles and $173,000 of deferred revenue for vendor agreements. The purchase was accounted for using the purchase method of accounting and, accordingly, the operating results from June 18, 1999, to October 31, 1999, of the purchased business have been included in the accompanying statement of operations of the Company for the same period.

4. INCOME TAXES

     No provision for income taxes has been recorded in the accompanying financial statements for the Predecessor, as the taxable losses related to the periods presented are includable in the personal income tax returns of the Predecessor's shareholder.

                              DEMANDSTAR.COM, INC.

     The provision for income taxes for the period from June 18, 1999, to October 31, 1999, differs from the amount computed by applying the U.S. federal corporate tax rate of 34 percent to income before provision for income taxes as follows:

U.S. federal income tax rate................................   34.0%
  Valuation allowance.......................................  (34.0)
                                                              -----
Effective tax rate..........................................    0.0%
                                                              =====

     Deferred income taxes consisted of the following as of October 31, 1999:

                                                  CURRENT    NONCURRENT     TOTAL
                                                  --------   ----------   ---------
Deferred tax assets:
  Deferred revenues.............................  $ 25,162   $      --    $  25,162
  Net operating loss (NOL) carryforwards........        --     221,907      221,907
                                                  --------   ---------    ---------
     Total assets...............................    25,162     221,907      247,069
                                                  --------   ---------    ---------
Deferred tax liabilities:
  Goodwill and other intangibles................        --      20,885       20,885
                                                  --------   ---------    ---------
Net deferred tax assets.........................    25,162     201,022      226,184
Less -- Valuation allowance.....................   (25,162)   (201,022)    (226,184)
                                                  --------   ---------    ---------
     Net deferred tax assets....................  $     --   $      --    $      --
                                                  ========   =========    =========

The Company had NOL carryforwards as of October 31, 1999, of approximately $575,000 available to offset future taxable income. The NOL carryforwards expire in 2019. Utilization of the NOL is dependent on generating sufficient future taxable income. Due to uncertainties regarding the Company's ability to realize the benefits of its deferred tax assets through future operations, a valuation allowance has been established that completely offsets the NOL as of October 31, 1999.

5. RELATED PARTY TRANSACTIONS

     The Predecessor used office space owned by the shareholder for which no rent was paid.

     During the period from June 18, 1999, to October 31, 1999, the Company paid approximately $3,800 to a member of the board of directors for legal services provided by the member to the Company, which are included in general and administrative expense in the accompanying statements of operations of the Company.

     HTE charges the Company a management fee for finance, accounting, management and basic processing services based on a percentage of total expenses. The total of these charges was $30,000 for the period from June 18, 1999, to October 31, 1999, which are included in general and administrative expense in the accompanying statements of operations of the Company.

                              DEMANDSTAR.COM, INC.

     Certain payroll and other administrative costs of HTE were allocated to the Company based on actual time and expenses incurred on the Company's behalf. These costs totaled approximately $40,300 for the period from June 18, 1999, to October 31, 1999.

     During 1999, the Company borrowed money from HTE to acquire the business and certain net assets of the Predecessor and fund its operations under an informal lending arrangement. Under this arrangement HTE advanced the Company $737,075, with an average outstanding balance of approximately $470,000 during the period from June 18, 1999, to October 31, 1999. Interest at a rate of 8 percent, which totaled $14,100, was charged by HTE. On October 31, 1999, this balance was transferred to the formal loan between HTE and the Company discussed below.

     On October 31, 1999, the Company entered into an unsecured loan agreement which has a principal amount of $1,750,000 (the Loan) with HTE. Borrowings outstanding under the Loan bear interest at eight percent per annum. The unpaid principal balance is due at the earlier of the following maturity schedule which is payable on the anniversary of the note through 2004 or the date of the effectiveness of a secondary public offering of the Company's common stock yielding gross proceeds of at least $10,000,000.

     Scheduled principal reductions of the Loan, by year, were as follows as of October 31, 1999:

YEAR ENDING OCTOBER 31,                 AMOUNT
-----------------------                --------
2000.................................  $200,000
2001.................................   250,000
2002.................................   287,075
                                       --------
                                       $737,075
                                       ========

6. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and equipment under certain long-term non-cancelable operating lease agreements with varying terms and conditions.

     Future aggregate minimum rental payments under these agreements are as follows:

                  YEAR ENDING OCTOBER 31,                      AMOUNT
                  -----------------------                     --------
2000........................................................  $180,914
2001........................................................   151,337
2002........................................................    38,045
2003........................................................    10,697
2004........................................................     3,766
                                                              --------
                                                              $384,759
                                                              ========

     Rent expense under operating leases totaled approximately $23,500 and $20,200 for the Predecessor for the year ended December 31, 1998, and the period from January 1, 1999, to June 17, 1999, respectively. The Company had rent expense under operating

                              DEMANDSTAR.COM, INC.

leases totaling approximately $42,300 for the period from June 18, 1999, to October 31, 1999, which is included in general and administrative expense in the accompanying statements of operations of the Company.

EMPLOYMENT AGREEMENTS

     In December 1999, the former sole shareholder of the Predecessor voluntarily resigned and concurrently entered into a one-year consulting arrangement whereby the Company is obligated to pay him $150,000.

7. SUBSEQUENT EVENTS

     As discussed in Note 1, the Company is contemplating a rights offering to HTE shareholders and employees and the sale of Series A and Series B preferred stock. Immediately following the consummation of the rights offering, the Company's authorized preferred stock will consist of 10,000,000 shares with a par value $.01 per share, of which 2,000,000 shares are designated as Series A preferred stock, 4,000,000 shares are designated as Series B preferred stock, and 4,000,000 shares which are undesignated. As of October 31, 1999, no preferred stock was issued or outstanding.

     Under the terms of the rights offering, the Company intends to distribute rights to the shareholders and employees of HTE that will entitle each holder to purchase shares of common stock at $1 per share.

     Concurrent with the closing of the rights offering, HTE will purchase 500,000 shares of Series A Preferred Stock for $1,000,000. HTE will also receive options to purchase 250,000 shares of Series A Preferred Stock for $500,000. These options expire on June 30, 1999. Each share of Series A Preferred Stock shall be convertible into one share of fully paid common stock at either the election of the holder of the Series A Preferred Stock or automatically upon the sale of substantially all of the Company's assets or a merger of the Company.

     The Company also intends to enter into an agreement for the conditional purchase of Series B Preferred Stock with HTE and certain employees and directors of the Company (collectively the Buyers). Under the terms of this agreement, in the event the rights offering raises less than $5,000,000, the Buyers will agree to purchase 2,000,000 shares of Series B Preferred Stock for $2,000,000.

     The Series B Preferred Stock will accrue dividends on the liquidation amount of the stock at the rate of 6% per annum. The dividends are cumulative, but shall not be payable unless and until declared by the board of directors. The dividends are payable through accretion of the liquidation preference or additional shares of Series B Preferred Stock until June 15, 2002 at which time dividends will be payable in cash. Following the second anniversary of the later of (i) the closing date of the rights offering or (ii) June 30, 2000, the Company may be required to mandatorily redeem all or a portion of the Series B Preferred Stock at the election of the holders of the Series B Preferred Stock. The redemption price will equal the liquidation value of the shares being redeemed plus all accrued and unpaid cash dividends.

                              DEMANDSTAR.COM, INC.

     In order to induce the Buyers to enter into the conditional Series B Preferred Stock purchase agreement, the Company intends to issue warrants entitling the Buyers to purchase an aggregate of 1,000,000 shares of the Company's common stock at an exercise price of $2.00 per share.

     In December 1999, the Company's board of directors approved the 1999 Employee Incentive Compensation Plan (the Plan). The Plan provides that awards may be granted to the Company's key officers, employees, consultants, advisors and directors or others designated by the board of directors at the fair market value at the date of grant. Awards under the Plan may take the form of stock options, share appreciation rights or restricted stock. The Company has granted options to purchase a total of 1,650,000 shares of common stock under the plan with an exercise price of $1.00 per share. Of the outstanding options, 190,000 options vest immediately, with the remaining options vesting over 3-5 years. Upon consummation of the rights offering, the Company will grant additional options to purchase an aggregate of up to 300,000 shares of the Company's common stock to all holders of unvested HTE stock options as of December 16, 1999.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered hereby are itemized below.

Securities and Exchange Commission registration fee.........  $  5,280*
Nasdaq listing fee..........................................     7,500*
Accounting fees and expenses................................    45,000*
Legal fees and expenses.....................................   200,000*
Printing and engraving expenses.............................    60,000*
Subscription Agent, Transfer Agent and Registrar fees and
  expenses..................................................    45,000*
Miscellaneous...............................................    10,000*
                                                              --------
  Total.....................................................  $372,780*
                                                              ========

-------------------------

 * Estimated.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The articles of incorporation and bylaws provide that DSI indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he is or was a director or officer of DSI or any other person designated by the board of directors which may include any person serving at the request of DSI as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against certain liabilities including damages, judgments, amounts paid in settlement, fines, penalties and expenses including attorneys' fees and disbursements, except where such indemnification is expressly prohibited by applicable law, where such person has engaged in willful misconduct or recklessness or where such indemnification has been determined to be unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits of the matter. Florida law permits DSI to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. Florida law also permits indemnification in connection with a proceeding brought by or in the right of DSI to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the SEC may be permitted to directors, officers, or persons controlling DSI pursuant to the foregoing provisions, DSI has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In June 1999, DSI issued 1,000 shares of common stock to HTE. In December 1999, DSI effected a 1,250-for-1 share stock split. These securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act.

     Prior to the closing of the rights offering, DSI will issue to HTE 500,000 shares of Series A preferred stock. These securities will be issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.

     In December 1999, DSI issued stock options to current and future officers and employees of DSI to purchase an aggregate of 1,650,000 shares of common stock at an exercise price of $1.00 per share. This issuance was exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701.

     Immediately prior to the closing of the rights offering, DSI will issue warrants to HTE and certain of its executive officers and directors to purchase up to 1,000,000 shares of common stock at an exercise price of $2.00 per share. These securities will be issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.

     No underwriters, brokers or other agents were or will be involved in any of the above described transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS

     (a) Exhibits:

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 3.1      --   Amended and Restated Articles of Incorporation of DSI
 3.2      --   Amended and Restated By-laws of DSI
 4.1      --   Form of Specimen Stock Certificate for Common Stock
 4.2      --   Form of Subscription Certificate for the Rights
 4.3      --   Form of Warrant
 4.4      --   Subscription Agent Agreement between DSI and Continental
               Stock Transfer & Trust Company, as Transfer Agent
 5.1      --   Opinion of Greenberg Traurig, P.A.
10.1      --   1999 Employee Incentive Compensation Plan
10.2      --   Investment and Distribution Agreement between DSI and HTE
10.3      --   Form of Services Agreement between DSI and HTE
10.4      --   Form of Tax Sharing and Indemnity Agreement between DSI and
               HTE
10.5      --   Registration Rights Agreement between DSI and HTE
10.6      --   Employment Agreement of O. F. Ramos
10.7      --   Employment Agreement of Bernard B. Markey
10.8      --   Employment Agreement of L. A. Gornto, Jr.
10.9      --   Employment Agreement of Edward Jordan
10.10     --   Employment Agreement of William Knox North
10.11     --   Consulting Agreement between DSI and Edward Moses
10.12     --   Consulting Agreement between DSI and Ronald Brown
10.13     --   Form of Indemnification Agreement between DSI and each
               Executive Officer and Director
10.14     --   $1,750,000 Promissory Note issued by Information On Demand,
               Inc. in favor of HTE
10.15     --   Conditional Series B Preferred Stock Purchase Agreement

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
10.16     --   Agreement for Sale and Purchase of Assets among Information on Demand, Inc., HTE-IOD, Inc. and Ronald B. Brown
10.17     --   Commitment to Purchase Rights between DSI and Messrs. Ramos,
               Markey, Gornto, Moses, Jordan and North
23.1      --   Consent of Independent Certified Public Accountants
23.2      --   Consent of Greenberg Traurig, P.A. (contained in Exhibit
               5.1)
24.1      --   Power of Attorney (included on signature page to this
               Registration Statement)
27.1      --   Financial Data Schedule (for SEC use only)
99.1      --   Form of Letter to HTE Shareholders, Optionholders and
               Employees
99.2      --   Form of Instructions to HTE Shareholders, Optionholders and
               Employees as to use of Subscription Certificates
99.3      --   Form of Notice of Guaranteed Delivery For Subscription
               Certificates
99.4      --   Form of Letter to Securities Dealers, Commercial Banks,
               Brokers, Trust Companies and Other Nominees
99.5      --   Form of Broker Letter to Clients
99.6      --   Form of Special Notice to Eligible HTE Shareholders or
               Optionholders Whose Addresses are Outside the United States
99.7      --   Form of Nominee Holder Certification Form

     (b) No Financial Statements Schedules are filed a part of this registration statement, other than Exhibit 27, the Financial Data Schedule.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

          (iv) To reflect the results of this offering.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registration in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     If the registrant relies on Rule 430A under the Securities Act, the registrant will:

          (1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

          (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered therein and that offering of such securities at that time as the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Maitland, Florida, on December 22, 1999.

                                          DEMANDSTAR.COM, INC.

                                          By:        /s/ O. F. RAMOS
                                             -----------------------------------
                                                         O. F. Ramos
                                                  Chief Executive Officer,
                                                   President and Director

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

     Each person in so signing also makes, constitutes and appoints O. F. Ramos and L. A. Gornto, Jr., and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

                     SIGNATURE                              TITLE               DATE
                     ---------                              -----               ----

                  /s/ O. F. RAMOS                    Chief Executive      December 22, 1999
---------------------------------------------------    Officer,
                    O. F. Ramos                        President and
                                                       Director
                                                       (Principal
                                                       Executive
                                                       Officer)

               /s/ L. A. GORNTO, JR.                 Chief Financial      December 22, 1999
---------------------------------------------------    Officer
                 L. A. Gornto, Jr.                     (Principal
                                                       Financial and
                                                       Accounting
                                                       Officer),
                                                       Executive Vice
                                                       President,
                                                       Secretary and
                                                       Director

                     SIGNATURE                              TITLE               DATE
                     ---------                              -----               ----

               /s/ BERNARD B. MARKEY                 Chairman of the      December 22, 1999
---------------------------------------------------    Board
                 Bernard B. Markey

                /s/ EDWARD A. MOSES                  Director             December 22, 1999
---------------------------------------------------
                  Edward A. Moses

                                 EXHIBIT INDEX

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 3.1      --   Amended and Restated Articles of Incorporation of DSI
 3.2      --   Amended and Restated By-laws of DSI
 4.1      --   Form of Specimen Stock Certificate for Common Stock
 4.2      --   Form of Subscription Certificate for the Rights
 4.3      --   Form of Warrant
 4.4      --   Subscription Agent Agreement between DSI and Continental
               Stock Transfer & Trust Company, as Transfer Agent
 5.1      --   Opinion of Greenberg Traurig, P.A.
10.1      --   1999 Employee Incentive Compensation Plan
10.2      --   Investment and Distribution Agreement between DSI and HTE
10.3      --   Form of Services Agreement between DSI and HTE
10.4      --   Form of Tax Sharing and Indemnity Agreement between DSI and
               HTE
10.5      --   Registration Rights Agreement between DSI and HTE
10.6      --   Employment Agreement of O. F. Ramos
10.7      --   Employment Agreement of Bernard B. Markey
10.8      --   Employment Agreement of L. A. Gornto, Jr.
10.9      --   Employment Agreement of Edward Jordan
10.10     --   Employment Agreement of William Knox North
10.11     --   Consulting Agreement between DSI and Edward Moses
10.12     --   Consulting Agreement between DSI and Ronald Brown
10.13     --   Form of Indemnification Agreement between DSI and each
               Executive Officer and Director
10.14     --   $1,750,000 Promissory Note issued by Information On Demand,
               Inc. in favor of HTE
10.15     --   Conditional Series B Preferred Stock Purchase Agreement
10.16     --   Agreement for Sale and Purchase of Assets among Information on Demand, Inc., HTE-IOD, Inc. and Ronald D. Brown
10.17     --   Commitment to Purchase Rights between DSI and Messrs. Ramos,
               Markey, Gornto, Moses, North and Jordan
23.1      --   Consent of Independent Certified Public Accountants
23.2      --   Consent of Greenberg Traurig, P.A. (contained in Exhibit
               5.1)
24.1      --   Power of Attorney (included on signature page to this
               Registration Statement)
27.1      --   Financial Data Schedule (for SEC use only)
99.1      --   Form of Letter to HTE Shareholders, Optionholders and
               Employees
99.2      --   Form of Instructions to HTE Shareholders, Optionholders and
               Employees as to use of Subscription Certificates
99.3      --   Form of Notice of Guaranteed Delivery For Subscription
               Certificates
99.4      --   Form of Letter to Securities Dealers, Commercial Banks,
               Brokers, Trust Companies and Other Nominees
99.5      --   Form of Broker Letter to Clients
99.6      --   Form of Special Notice to Eligible HTE Shareholders or
               Optionholders Whose Addresses are Outside the United States
99.7      --   Form of Nominee Holder Certification Form